                                                                    Exhibit 99.1

                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE

-----------------------------------------X
IN RE                                    :
                                         :      CHAPTER 11
VF BRANDS, INC.,                         :      CASE NO. 01-00285 (MFW)
VLASIC FOODS INTERNATIONAL INC., ET AL., :      (JOINTLY ADMINISTERED)
                                         :
                                DEBTORS. :
-----------------------------------------X


            DISCLOSURE STATEMENT WITH RESPECT TO SECOND AMENDED JOINT PLAN OF DISTRIBUTION OF VF BRANDS, INC. AND CERTAIN AFFILIATES




                                        SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

                                        Sally McDonald Henry
                                        Frederick D. Morris
                                        4 Times Square
                                        New York, New York  10036-6552
                                        (212) 735-3000

                                                 -and-

                                        Anthony W. Clark (I.D. No. 2051)
                                        Robert A. Weber (I.D. No. 4013)
                                        One Rodney Square
                                        P.O. Box 636
                                        Wilmington, Delaware  19899-0636
                                        (302) 651-3000

                                        Attorneys for VF Brands, Inc., et al.,
                                          Debtors and Debtors-in-Possession



Dated: Wilmington, Delaware
       September 24, 2001

                                   DISCLAIMER

ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT, THE PLAN, AND THE PLAN SUPPLEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT OR THE PLAN SUPPLEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, THE PLAN SUPPLEMENT, THE EXHIBITS ANNEXED THERETO, AND THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED IN THE PLAN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(c) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE LAW.

THE DEBTORS ARE DISTRIBUTING THIS DISCLOSURE STATEMENT IN CONNECTION WITH THEIR SOLICITATION OF VOTES ON THE PLAN. THIS DISCLOSURE STATEMENT HAS NOT BEEN FILED WITH, REVIEWED, APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR BY THE SECURITIES REGULATORY AUTHORITY OF ANY STATE, UNDER ANY STATE SECURITIES OR "BLUE SKY" LAW. NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORY AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE, OR BE CONSTRUED, AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, THE DEBTORS.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. THE DESCRIPTIONS SET FORTH HEREIN OF THE ACTIONS, CONCLUSIONS, OR RECOMMENDATIONS OF THE DEBTORS, THE CREDITORS' COMMITTEE, OR ANY OTHER PARTY IN INTEREST HAVE BEEN SUBMITTED TO OR APPROVED BY SUCH PARTY, BUT NO SUCH PARTY MAKES ANY REPRESENTATION REGARDING SUCH DESCRIPTIONS.

                                TABLE OF CONTENTS

                                                                                                  PAGE
                                                                                                  ----
I.      INTRODUCTION...........................................................................     1
             A.    Definitions.................................................................     1
             B.    Solicitation Package........................................................     1
             C.    Voting Procedures, Ballots, And Voting Deadline.............................     1
             D.    Confirmation Hearing And Deadline For Objections To Confirmation............     2

II.     PLAN SUMMARY...........................................................................     2
             A.    Summary Of The Plan.........................................................     2
             B.    Treatment Of Claims And Interests...........................................     3

III.    BACKGROUND OF THE CHAPTER 11 CASE......................................................     4
             A.    The Debtors' Corporate Structure............................................     4
             B.    Overview Of The Debtors' Businesses.........................................     6
             C.    History of the Debtors' Businesses..........................................     7

IV.     EVENTS DURING THE CHAPTER 11 CASE......................................................     9
             A.    Commencement Of The Chapter 11 Cases........................................     9
             B.    Parties-In-Interest In The Chapter 11 Cases.................................    10
             C.    Proceedings In The Chapter 11 Cases ........................................    10
             D.    Communications With Parties-In-Interest.....................................    11
             E.    Operating As Debtors-In-Possession..........................................    11
             F.    Sales Of The Debtors' Businesses ...........................................    11
             G.    Satisfaction Of Senior Credit Facility .....................................    14
             H.    Employment Of Professionals And Retention Of Key Employees..................    14
             I.    Potential Claims And Causes Of Action.......................................    15
             J.    Pension And Employee Benefit Plans..........................................    17

V.      THE PLAN...............................................................................    19
             A.    Overall Structure Of The Plan...............................................    19
             B.    Classification And Treatment Of Claims And Interests........................    19
             C.    Means For Implementation Of The Plan........................................    23
             D.    Provisions Governing Distributions..........................................    26
             E.    Resolving Disputed, Contingent, And Unliquidated Claims.....................    32
             F.    Treatment Of Executory Contracts And Unexpired Leases.......................    33
             G.    Acceptance Or Rejection Of The Plan.........................................    34
             H.    Conditions Precedent To The Plan's Confirmation And Consummation............    34
             I.    Modification; Withdrawal....................................................    35
             J.    Retention Of Jurisdiction...................................................    35
             K.    Effects Of Confirmation.....................................................    36
             L.    Miscellaneous Provisions....................................................    38

VI.     PLAN CONFIRMATION......................................................................    39
             A.    Voting Requirements.........................................................    39
             B.    Confirmation Without Acceptance Of All Impaired Classes; "Cramdown".........    39
             C.    Best Interests Test.........................................................    40
             D.    Alternatives If The Plan Is Not Consummated.................................    42

VII.    CERTAIN MATERIAL FEDERAL INCOME TAX CONSIDERATIONS.....................................    42
             A.    Federal Income Tax Consequences To Debtors..................................    43
             B.    Federal Income Tax Consequences To Holders Of Claims And Interests..........    43
             C.    Information Reporting And Backup Withholding................................    43

VIII.   .......................................................................................    44
             A.    General Discussion Of Exemptions From Securities Laws.......................    44
             B.    Applicability of the Federal Securities Laws to the LLC Membership Interests    45

IX.     VOTING REQUIREMENTS....................................................................    46
             A.    Voting Deadline.............................................................    46
             B.    Special Note For Holders Of Debt Securities.................................    46
             C.    Fiduciaries And Other Representatives.......................................    47

X.      RECOMMENDATION ........................................................................    49

Exhibit A - Second Amended Joint Plan Of Distribution Of VF Brands, Inc. And
            Certain-Affiliates

Exhibit B - Recovery Analysis

Exhibit C - Pinnacle Foods Holding Corporation

                   INFORMATION REGARDING DISCLOSURE STATEMENT

         On January 29, 2001 (the "Petition Date"), VF Brands, Inc., Vlasic Foods International Inc. ("VFI") and several of their affiliates (collectively, the "Debtors") filed petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). On June 12, 2001, the Debtors filed the proposed Joint Plan of Distribution of VF Brands, Inc. and Certain Affiliates. On August 20, 2001, the Debtors filed the proposed First Amended Joint Plan of Distribution of VF Brands, Inc. and Certain Affiliates, and on September 24, 2001, filed the Second Amended Joint Plan of Distribution of VF Brands, Inc. and Certain Affiliates (as the same may be amended, modified and/or supplemented, the "Plan"). A copy of the Plan is attached to this disclosure statement (the "Disclosure Statement") as Exhibit A. This Disclosure Statement describes the distribution provisions and certain other aspects of the Plan and summarizes the Debtors' business operations, significant events occurring in their Chapter 11 cases, and certain related matters. The Bankruptcy Court has approved this Disclosure Statement by order dated September 25, 2001. All holders of Claims against and Interests in the Debtors are urged to read the Disclosure Statement and Plan in full. FOR A COMPLETE UNDERSTANDING OF THE PLAN, YOU SHOULD READ THE DISCLOSURE STATEMENT, THE PLAN, THE PLAN SUPPLEMENT (IF ANY), AND ALL EXHIBITS TO THE FOREGOING IN THEIR ENTIRETY.

         The Debtors are distributing this Disclosure Statement in connection with their solicitation of votes on the Plan. This Disclosure Statement has not been filed with, reviewed, approved or disapproved by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, or by the securities regulatory authority of any state, under any state securities or "blue sky" law. Neither the SEC nor any state securities regulatory authority has passed upon the accuracy or adequacy of the information contained herein. Any representation to the contrary is a criminal offense.

         No person has been authorized to give any information or to make any representation in respect of or concerning the Plan which is not contained in this Disclosure Statement. The statements in the Disclosure Statement are made as of the date hereof. Neither the Disclosure Statement's distribution nor the Plan's consummation will, under any circumstance, create any implication that the information herein is correct at any time after the date hereof.

         In deciding how to vote, creditors must rely on their own examination of the Debtors and the Plan, including the merits and risks involved. Creditors should not construe the contents of this Disclosure Statement as legal, business, financial, or tax advice, and each creditor should consult its own advisors with respect to those matters.

         Unless otherwise indicated, the Debtors' management is the source of the factual information in this Disclosure Statement. The Debtors believe that the information contained herein is accurate but are unable to warrant that it is without any inaccuracy or omission.

         CREDITORS SHOULD READ THE PINNACLE ANNEX, ATTACHED HERETO AS EXHIBIT C, FOR INFORMATION CONCERNING PINNACLE AND THE WARRANTS TO BE ISSUED UNDER THE PLAN.

I.   INTRODUCTION

     The Debtors hereby transmit this Disclosure Statement in accordance with section 1125 of the United States Bankruptcy Code, 11 U.S.C. Sections 101-1330, as amended (the "Bankruptcy Code"), for use in the solicitation of votes (the "Solicitation") of acceptances of the Plan. This Disclosure Statement, among other things, (i) contains certain information regarding the Debtors' prepetition history, (ii) describes the Plan, alternatives to the Plan, effects of the Plan confirmation, and distributions under the Plan and (iii) discusses the confirmation process and voting procedures that holders of Claims in impaired Classes must follow for their votes to be counted.

     A.   DEFINITIONS

     Unless otherwise defined, capitalized terms used in this Disclosure Statement have the meanings ascribed to them in the Plan.

     B.   SOLICITATION PACKAGE

     Accompanying this Disclosure Statement are copies of, among other things,
(i) the Plan (Exhibit A); (ii) for holders of impaired Claims that are entitled to vote on the Plan, one or more Ballots (and return envelopes); and (iii) letter from the Creditors' Committee recommending the Plan's acceptance (collectively, the "Solicitation Package"). If you did not receive a Ballot in your package and believe that you are entitled to vote on the Plan, please contact Robert L. Berger & Associates LLC, the Debtors' voting agent (the "Voting Agent") at the address or telephone number set forth in the next subsection.

     C.   VOTING PROCEDURES, BALLOTS, AND VOTING DEADLINE

     After carefully reviewing the Plan, this Disclosure Statement, and the detailed instructions on the enclosed Ballot, please indicate your acceptance or rejection of the Plan by checking the appropriate box on the Ballot. Complete and sign your Ballot and return it in the envelope provided so that it is RECEIVED by the Voting Deadline (as defined below) by the Voting Agent. If your Claim is based on Debt Securities issued by a Debtor, you hold your Debt Securities through a broker or other financial intermediary, and you received a return envelope addressed to such entity, you must return your Ballot sufficiently in advance of the Voting Deadline to permit such broker or financial intermediary to complete and return a master Ballot by the Voting Deadline.

     Each Ballot has been color-coded for a specific Class of Claims. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement. If you believe that you have received the wrong Ballot, please contact the Voting Agent at the address or telephone number set forth below.

     FOR YOUR VOTE TO BE COUNTED, YOU MUST PROPERLY COMPLETE AND MAIL YOUR BALLOT SO THAT YOUR VOTE IS RECEIVED BY THE VOTING AGENT NO LATER THAN OCTOBER 24, 2001, AT 4:00 P.M. (THE "VOTING DEADLINE"). IF YOU HAVE BEEN INSTRUCTED TO RETURN YOUR BALLOT TO YOUR BANK, BROKER, PROXY INTERMEDIARY OR OTHER NOMINEE, PLEASE ALLOW ADDITIONAL TIME.

     DO NOT RETURN ANY DEBT INSTRUMENTS OR OTHER DOCUMENTS WITH YOUR BALLOT.

     If you have any questions about the voting procedure or this Solicitation Package, please contact the Voting Agent at the following address and phone number:

               VF Brands, Inc.
               c/o Robert L. Berger & Associates LLC
               10351 Santa Monica Boulevard, Suite 101A
               PMB 1002
               Los Angeles, California  90025
               (818) 700-3311

     You may obtain additional copies of the Plan, Disclosure Statement, or other material in this Solicitation Package from the Voting Agent.

     D. CONFIRMATION HEARING AND DEADLINE FOR OBJECTIONS TO CONFIRMATION

     The Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan on October 31, 2001 at 10:30 a.m. (Eastern time). At the Confirmation Hearing, the Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors may modify the Plan, to the extent permitted by section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019, as necessary to confirm the Plan.

     IF THE BANKRUPTCY COURT CONFIRMS THE PLAN, THE PLAN WILL BIND ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, WHETHER OR NOT SUCH PARTIES WERE ENTITLED TO VOTE OR DID VOTE ON THE PLAN AND WHETHER OR NOT SUCH PARTIES RECEIVE OR RETAIN ANY DISTRIBUTIONS OR PROPERTY UNDER THE PLAN.

II.  PLAN SUMMARY

     A.   SUMMARY OF THE PLAN

          The Plan provides for the distribution to creditors of the Debtors' assets, including the proceeds from sales of the Debtors' assets and the proceeds of claims and causes of action held by the Debtors, as well as certain warrants to be issued by Pinnacle Foods Holding Corporation, in accordance with the statutory priority scheme established by the Bankruptcy Code. The following sections summarize the various components of the Plan.

          1. Structure. The Plan provides for the creation of a limited liability company ("VFI LLC"), the primary purpose of which will be to administer Plan-related distributions and pursue various litigation claims, some of which are described in Article IV.I below. On the effective date of the Plan, substantially all of the Debtors' assets will be transferred to VFI LLC. VFI LLC's affairs will be managed by a manager (the "LLC Manager") and a board of directors (the "Managing Board"). The LLC Manager will be selected by the Managing Board or its predecessor-in-interest. Distributions to creditors, claims reconciliation, and the prosecution and liquidation of causes of action will be performed by the LLC Manager. The Managing Board shall be composed initially of members to be designated by the Creditors' Committee at or prior to the Confirmation Hearing and shall oversee the actions of the LLC Manager.

          2. Classes. The Plan classifies Claims and Interests into the following classes: 1) certain priority claims; 2) secured claims; 3) intercompany claims; 4) a convenience class of smaller claims; 5) general unsecured claims; 6) subordinated claims; and 7) Interests based upon the Debtors' equity securities, including any options, warrants, rights to purchase, sell or subscribe for an ownership or other interest in respect of any equity security of the Debtors. Payments will also be made to "unclassified" groups of creditors consisting of administrative claims and priority tax claims.

          3. Treatment. Administrative claims, priority tax claims, other priority claims and secured claims will be paid in full. Intercompany Claims will be cancelled and will receive no distribution. Convenience claims will receive a recovery of 28%. Class 5 general unsecured creditors will be granted membership interests in VFI LLC based upon the Pro Rata amount of their Allowed Claims. Subject to the provisions of the Plan and the VFI LLC Members' Agreement, holders of membership interests in VFI LLC will be entitled to Pro Rata distributions. Warrants to be issued by Pinnacle Foods Holding Corporation, the majority stockholder of Pinnacle Foods Corporation, upon satisfaction of certain conditions to the issuance thereof, will initially be distributed to VFI LLC, but may subsequently be distributed to VFI LLC members, subject to certain distribution limitations. The recovery to general unsecured creditors, although not fixed at this time, and subject to change, is projected to be approximately 24.91%, as described in greater detail in the recovery analysis annexed hereto as Exhibit B. Actual distributions to Class 5 general unsecured claims will depend upon, among other things, the amount of allowed claims against the Debtors' Estates, the expenses incurred by the Debtors' Estates and VFI LLC, and the ultimate realization on the Debtors' assets including the prosecution of Causes of Action. Contractual subordination provisions that may be applicable to certain holders of Class 2 and Class 5 Claims are not altered or impaired under the Plan. Please refer to Article IV.I.2 regarding Causes of Action that may result in substantial changes to the estimated recoveries on Class 5 Claims, and conflicts of interest that Campbells has alleged may exist with respect thereto. Claims subordinated to those of general creditors ("Subordinated Claims") and Interests will be cancelled and their holders will receive no distribution on account of such Subordinated Claims and Interests.

     B.   TREATMENT OF CLAIMS AND INTERESTS

          The Plan provides for the distribution of the net proceeds of the sale of the Debtors' businesses and other assets in accordance with the relative priority of Claims against the Debtors. The following chart summarizes distributions under the Plan. THIS CHART IS ONLY A DESCRIPTION AND IS QUALIFIED IN ITS ENTIRETY BY THE PLAN. YOU ARE URGED TO READ THE PLAN IN FULL TO DETERMINE THE TREATMENT OF YOUR CLAIM.


                              SUMMARY OF TREATMENT
                             OF CLAIMS AND INTERESTS

                                  IMPAIRED/
       CLAIM OR INTEREST          UNIMPAIRED                     TREATMENT
-------------------------------   ----------   --------------------------------------------
UNCLASSIFIED CLAIMS

Administrative Claims             N/A          Paid in Cash in full. Professional Fees paid
                                               when allowed by Court.

Priority Tax Claims               N/A          Paid in Cash in full.

CLASSIFIED CLAIMS

Class 1 - Other Priority Claims   Unimpaired   Paid in Cash in full.
(Claims entitled to priority
under Bankruptcy Code)

Subclasses 2A, 2B, 2C, etc. -     Impaired     Each holder will either (a) receive deferred
Secured Claims (Separate                       Cash payments totaling at least the allowed
Subclasses each containing a                   amount of such Secured Claim, of a value, as
single Secured Claim against                   of the Effective Date, of at least the value
a Debtor)                                      of such holder's interest in such Collateral,
                                               (b) upon abandonment by a Debtor, receive the
                                               subject Collateral, (c) receive payments or
                                               Liens amounting to the indubitable equivalent
                                               of the value of such holder's interest in the
                                               respective Debtor's interest in such
                                               Collateral, (d) be Reinstated, or (e) receive
                                               such other treatment as the respective Debtor
                                               and such holder shall have agreed upon in
                                               writing. To the extent that the value of any
                                               Collateral securing a Secured Claim exceeds
                                               the amount of the Secured Claim, its holder
                                               shall receive interest, fees, costs, and
                                               charges payable under section 506(b) of the
                                               Bankruptcy Code. Contractual subordination
                                               provisions that may be applicable to certain
                                               holders of Class 2 Claims are not altered or
                                               impaired under the Plan.

Class 3 - Intercompany Claims     Impaired     Holders of Intercompany Claims shall receive
                                               no distributions.

Class 4 - Convenience Claims      Impaired     Each holder will receive Cash equal to 28% of
                                               its Allowed Claim.

Class 5 - General Unsecured       Impaired     Each holder will receive its Pro Rata share
Claims (other than Convenience                 of membership interests in VFI LLC and may
Claims and Intercompany Claims)                receive an offer of redemption from the LLC
                                               Manager pursuant to the Redemption Program,
                                               as defined below. Contractual subordination
                                               provisions that may be applicable to certain
                                               holders of Class 5 Claims are not altered or
                                               impaired under the Plan.

Class 6 - Subordinated Claims     Impaired     Holders of Subordinated Claims shall receive
                                               no distributions.

Class 7 - Interests               Impaired     Interests shall be cancelled and the Interest
                                               holders shall not receive or retain any
                                               property or interest in property on account
                                               of their Class 7 Interests.

Notes

1. Disputed Claims will be paid only if and after they become Allowed Claims. The LLC Manager will maintain a reserve for Disputed Claims.

2. Unless specifically provided in the Plan, no creditor will be entitled to Postpetition Interest on its Claim.

3. Based upon a preliminary review of claims, Class 5 - General Unsecured Claims may contain approximately 250 claims in number totaling approximately $230 million. The foregoing information does not take into account the number or amount of filed claims, Intercompany Claims, the number of holders of Senior Subordinated Notes, or claims which may be subject to objection, disallowance, and/or reduction.


III. BACKGROUND OF THE CHAPTER 11 CASE

     A.   THE DEBTORS' CORPORATE STRUCTURE

     VFI was incorporated in Delaware in November, 1997 as a subsidiary of Campbell Soup Company. VFI became an independent company as of March 30, 1998 as a result of a tax-free spin-off transaction which is described in detail at section C below.

     As set forth in the following chart, VFI is the parent of a number of subsidiaries. The following subsidiaries of VFI are also Debtors in the Chapter 11 Cases: (i) VF Brands, Inc., (ii) Vlasic International Sales, Inc., (iii) Cargal, Inc., (iv) Aligar, Inc., (v) Vlasic Standards, Inc., (vi) Vlasic International Brands, Inc., and (vii) Vlasic Foods Distribution Company. VFI is also the parent of the following subsidiaries that are not Debtors in the Chapter 11 Cases: (i) VL Payroll Corp., (ii) Vlasic Foods Canada, Inc., (iii) VFI South Limited (formerly known as Stratford-upon-Avon Foods Limited), and
(iv) VFI North Limited (formerly known as Freshbake Foods Limited).

                        VALSIC FOODS INTERNATIONAL INC.
                                AND SUBSIDIARIES
                             AS OF JANUARY 29, 2001



                        VLASIC FOODS INTERNATIONAL INC.




          Affiliated Debtors                   Non-Debtors

Aligar, Inc.        Cargal, Inc.        VFI North      Vlasic Foods
                                    Limited (formerly   Canada, Inc.
                                        known as          (Canada)
                                        Freshbake
                                      Foods Limited
                                           (UK)


Vlasic Foods        VF Brands, Inc.                     VL Payroll Corp.
Distribution
  Company

  Vlasic                Vlasic           VFI South
Standards            International    Limited (formerly
   Inc.               Brands Inc.        known as
                                      Stratford-upon-
             Vlasic                      Avon Foods
          International                   Limited
            Sales Inc.                     (UK))

     B.   OVERVIEW OF THE DEBTORS' BUSINESSES

     As of the Petition Date, VFI and its operating subsidiaries were leading producers, marketers and distributors of premium branded food products. The Debtors' brands were among the most widely recognized food brands in the United States and the United Kingdom, and enjoyed leading positions in these markets. The Debtors' consolidated business operations generated over $901,564,000 in net sales for the fiscal year ending July 30, 2000 and employed approximately 3,455 employees worldwide, including approximately 3,200 manufacturing employees and 225 employees engaged in marketing, sales and administration. In the United States, the Debtors' workforce consisted of approximately 2,690 employees, of whom approximately 2,205 were members of various unions.

     The Debtors' businesses were comprised of branded convenience food products in three primary operating segments: frozen foods operations, grocery products operations and United Kingdom and Canadian operations. These segments, as well as certain businesses sold by the Debtors prior to the Petition Date, are further described below.

          1. Frozen Foods Operations. The Debtors' frozen foods business manufactured and distributed frozen food products, such as frozen dinners, pies and breakfasts, under such leading trade names as Swanson, Hungry-Man and Great Starts (collectively, the "Frozen Foods Business"). In addition, the Frozen Foods Business included the manufacture of frozen food products for other food producers under co-packing agreements. The Frozen Foods Business, which included manufacturing plants located in Omaha, Nebraska and Fayetteville, Arkansas, accounted for 53% of the Debtors' net sales in fiscal 2000.

          2. Grocery Products Operations. The Debtors' grocery products business manufactured and distributed Vlasic pickles, peppers and relishes, as well as the Open Pit line of barbecue sauces (collectively, the "Grocery Products Business"). The Grocery Products Business segment included pickling plants located in Millsboro, Delaware and Imlay City, Michigan, and accounted for approximately 32% of net sales in fiscal 2000.

          3. United Kingdom and Canadian Operations. The Debtors owned two United Kingdom businesses, Freshbake Foods Limited ("Freshbake"), a first-tier subsidiary of VFI, and Stratford-upon-Avon Foods Limited ("SonA"), a first-tier subsidiary of Freshbake. These businesses operated independently from the Debtors' United States operations. SonA was a supplier of canned beans, fruits, vegetables and other food products to the United Kingdom food service market, and also sold jarred pickles at retail under the SonA and Rowats brand names. Freshbake was a supplier of frozen pastry and sausage products in both the food service and retail markets in the United Kingdom. Collectively, the SonA and Freshbake operations accounted for 15% of the Debtors' net sales in fiscal 2000. As described in greater detail below in Section F, subsequent to the Petition Date, Freshbake and SonA concluded sales of substantially all of their respective assets. Pursuant to the contracts governing such sales, Freshbake has subsequently changed its name to VFI North Limited, and SonA has subsequently changed its name to VFI South Limited.

     The Debtors also owned a Canadian business, Vlasic Foods Canada, Inc. ("VFCI"), a Canadian corporation. VFCI's business consisted of the production of frozen food items and the distribution, marketing and sale of such products in various Canadian markets. VFCI's production and distribution operations were largely conducted under contract by Campbell, at Campbell's Listowel, Canada manufacturing plant, and by Maple Leaf Poultry, at its Brantford, Ontario plant. VFCI's marketing and sales operations were conducted by VFCI employees in Canada. VFCI's operations accounted for approximately 5% of the Debtors' frozen food operations net sales in fiscal 2000.

     C.   HISTORY OF THE DEBTORS' BUSINESSES

          1. The Spinoff of the Debtors' Businesses by Campbell Soup Company. At one time, Campbell Soup Company ("Campbell") owned all of the businesses which became part of VFI's collective business operations. On or about March 30, 1998, Campbell transferred such businesses and assets to VFI as part of a tax-free spin-off transaction (the "Spinoff"). To effectuate the Spinoff, Campbell distributed one share of VFI common stock (the "Old Common Stock") to shareholders of Campbell for every ten shares of Campbell stock held at the record date. At the time of the Spinoff, VFI began operations as a separate, independent, publicly-owned company.

     Subsequent to the Spinoff, the Debtors continued to have significant ties to Campbell. The Debtors shared the Campbell corporate offices for the several months immediately following the Spinoff prior to moving in June of 1998 to their own corporate headquarters facility in Cherry Hill, New Jersey. The Debtors utilized Campbell's accounting system for approximately one year following the Spinoff, until the Debtors' own accounting system became fully operational. Additionally, pursuant to the terms of certain contracts between Campbell and the Debtors entered into in connection with the Spinoff, the Debtors were precluded from entering into certain new product lines and expanding certain existing product lines. After the Spinoff, Campbell remained the largest customer of certain of the Debtors' businesses, and also supplied certain of the Debtors' businesses with key products and ingredients. Campbell retained ownership of the Swanson brand name and the right to approve any changes in the use or control of the Swanson brand name. The Creditors' Committee has advised the Debtors that it has begun a preliminary investigation regarding the connections between Campbell and the Debtors, and anticipates that the LLC Manager will continue this investigation.

          2. The Debtors' Stockholders. At the time of the Spinoff, VFI's stockholder constituency was identical to that of Campbell as of the record date for the Spinoff transaction. Thereafter, VFI's Old Common Stock was publicly traded. As of the Petition Date, approximately 45,418,203 shares of Old Common Stock were outstanding. Historically, VFI's largest stockholders have included certain members and/or affiliates of the Dorrance family (the "Dorrance Family"), who are relatives of the late Dr. John T. Dorrance, Sr., one of the founders of Campbell. As of the Petition Date, the Dorrance Family collectively owned in excess of 36% of the outstanding shares of Old Common Stock.

          3.   The Debtors' Primary Debt Obligations

               i. The Senior Credit Facility. At the time of and in connection with the Spinoff, VFI became party to a senior credit facility (the "Senior Credit Facility"). The Senior Credit Facility was established by a syndicate of banks led by The Chase Manhattan Bank, as Syndication Agent, and Morgan Guaranty Trust Company of New York, as Administrative Agent and Collateral Agent (collectively, the "Bank Group"). The Senior Credit Facility was initially established on an unsecured basis among the Bank Group as lender, Campbell as primary borrower, and the Debtors. As part of the initial phase of the Senior Credit Facility, Campbell borrowed the sum of $500 million. Upon the effectuation of the Spinoff, VFI assumed the Senior Credit Facility debt from Campbell, Campbell was released by the Bank Group, and the other Debtors assumed responsibility as guarantors for the repayment of the Senior Credit Facility debt. As described below, subsequent to the Spinoff, the Senior Credit Facility was modified to consist of (i) a senior secured term loan in a principal amount of $100 million and (ii) senior secured revolving credit commitments for revolving loans initially in the aggregate amount of up to $550 million.

     As of the Petition Date, the principal outstanding amount of the Senior Credit Facility debt totaled approximately $318.7 million. Pursuant to an order from the Bankruptcy Court, the Debtors paid approximately $324 million to substantially satisfy the Senior Credit Facility debt and an additional secured debt of approximately $600,000 which the Debtors owed to certain members of the Dorrance Family, subject to repayment if the liens securing the debt are ultimately determined to be invalid. Additional information regarding such payments is provided in Article IV.G below.

               ii. The Senior Subordinated Notes. VFI issued the Senior Subordinated Notes in June, 1999 in the aggregate principal amount of $200 million. The material terms of the Senior Subordinated Notes included a maturity date of July 1, 2009, interest payments at the rate of 10 1/4% per annum, and subordination provisions with respect to the Senior Credit Facility debt. The Debtors applied the net proceeds from the issuance of the Senior Subordinated Notes to retire a portion of the outstanding balance of the Senior Credit Facility debt. The Bank of New York is the indenture trustee under the terms of the indenture that governs the Senior Subordinated Notes. As of the Petition Date, the outstanding principal amount of the Senior Subordinated Notes totaled approximately $200 million. The Debtors were in default under the Senior Subordinated Notes as of the Petition Date as a result of failing to make certain interest payments when due thereunder.

          4. The Debtors' Financial Performance. The effective date of the Spinoff was March 30, 1998. Within less than two months after the Spinoff, VFI's financial performance was substantially poorer than expected. In fiscal 1999, VFI reported a net loss of $126.3 million. VFI's financial performance continued to decline in fiscal 2000. After the exclusion of certain special items, VFI's earnings before interest and taxes in fiscal 2000 were substantially lower than in fiscal 1999.

               i. Waivers of Defaults Under Senior Credit Facility. The terms of the Senior Credit Facility obligated the Debtors, among other things, to comply with specified ratios and tests, including a maximum debt/EBITDA ratio, a minimum fixed charge coverage ratio and a limitation on capital expenditures. Following the Spinoff, and beginning as early as July, 1998, the Debtors determined that their financial performance would not satisfy certain covenants under the Senior Credit Facility, causing the Debtors to seek repeated default waivers from the Bank Group during the period from September, 1998 through June, 2000. In summary, such waivers transformed the Senior Credit Facility from an unsecured credit facility to a fully-secured credit facility, increased the Debtors' fees and expenses, and reduced the amount of credit available to the Debtors. Most recently, as a result of operating losses incurred during the second, third and fourth quarters in fiscal 2000, and the first and second quarters of 2001, the Debtors were not in compliance with the financial ratio covenants under the Senior Credit Facility. The Debtors, however, received from the Bank Group an agreement to waive certain covenants under the Senior Credit Facility through February 28, 2001. During this period, pursuant to such agreement, the Debtors applied in reduction of the outstanding balance of the Senior Credit Facility the net proceeds from the sale of the Divested Businesses (as defined below) and the net proceeds from the sale of the Senior Subordinated Notes.

               ii. Sales of Business Units. Pursuant to certain agreements with Campbell entered into in connection with the Spinoff and/or restrictions under applicable law, the Debtors were precluded for the first two years following the Spinoff from selling businesses transferred to VFI in connection with the Spinoff. In order to reduce expenses and to generate additional proceeds to reduce outstanding debt, VFI nonetheless sought and obtained appropriate authority to commence sales of certain business units on an accelerated basis within one year of the Spinoff. Specifically, during the period from January, 1999 through January, 2000, the Debtors divested several business units which were not considered integral to the Debtors' business plans (the "Divested Businesses"). The Divested Businesses consisted of (i) Kattus, a German gourmet food distribution business which was sold for approximately $20 million in January, 1999; (ii) Swift-Armour, an Argentine beef production and processing business, which was sold in July, 1999 for approximately $85 million; and (iii) Vlasic Farms, Inc., a fresh mushroom production business, which was sold in January, 2000 for approximately $45 million. The Debtors applied the net proceeds from the sales of the Divested Businesses to the reduction of outstanding debt under the Senior Credit Facility.

               iii. The Dorrance Family Participation. The Debtors made interest payments when due under the Senior Subordinated Notes until shortly prior to the Petition Date, including a $10 million interest payment on or about July 3, 2000. Although the Debtors were in default under the Senior Credit Facility at the time, the Bank Group entered into a Master Loan Participation Agreement with certain members of the Dorrance Family (the "DF Participants"), resulting in additional funding being made available to the Debtors under the Senior Credit Facility and the waiver by the Bank Group of such pre-existing events of default. The commitment from the DF Participants to enter into the DF

Participation was a factor in the Bank Group's agreement, as described above, to waive defaults under the Senior Credit Facility. The Creditors' Committee and the DF Participants have set forth their positions below.

               iv. Departure of Key Management. The Debtors also faced difficulties prior to and following the Petition Date as a result of the departure of a number of members of the Debtors' senior management team. Mitchell P. Goldstein, the former chief financial officer of VFI, resigned in January, 2000. In addition, the former chief executive officer of VFI, Robert F. Bernstock, resigned as of January 12, 2001. Norma B. Carter, VFI's former general counsel, resigned shortly after the Petition Date. As a result of these departures of senior management and key personnel, the Debtors have been forced to rely upon the services of outside consultants both before and after the Petition Date, including Goldin Associates, LLC, whom the Debtors engaged in December, 2000 as management consultants.

          5. The Debtors' Comprehensive Strategic Review. In April, 2000, the Debtors retained Lazard Freres & Co. ("Lazard") as financial advisors and to aid the Debtors in identifying and assessing the Debtors' strategic alternatives. Lazard is a leading investment banking firm with offices throughout the world. Lazard has extensive experience and expertise in mergers and acquisitions transactions, including transactions involving troubled companies.

     As part of Lazard's evaluation of the Debtors' strategic alternatives, Lazard considered numerous possible scenarios, including the continuation of the Debtors' business operations on a "stand-alone" basis, infusions of new equity, and the sale of all or parts of such business operations as going concerns. After completing its analysis, Lazard recommended to VFI's board of directors (the "Board") that the Debtors' best option to maximize the value of their assets was to seek a sale of all such assets as a going concern. Shortly thereafter, the Board authorized Lazard to begin soliciting indications of interest for the purchase of the Debtors' assets and to prepare for the commencement of an auction process.

     Lazard contacted in excess of 120 potential bidders during this time, including both strategic and financial bidders, to solicit indications of interest. More than half of the potential bidders contacted by Lazard signed confidentiality agreements, authorizing such parties to obtain access to Lazard's "selling book" and additional confidential information about the Debtors' businesses. By August, 2000, Lazard had received more than a dozen indications of interest for certain of the Debtors' assets. By October, 2000, six potential bidders had engaged in full-scale due diligence for a potential acquisition. The due diligence performed by such potential bidders included face-to-face meetings with management personnel, site visits to the Debtors' headquarters and plants, and access to the Debtors' comprehensive data room.

     The Debtors solicited formal bids during November, 2000, and received initial bids from several parties. The initial bids included a bid for the Grocery Products Business from H.J. Heinz Company ("Heinz"). The Debtors determined that the Heinz bid was the highest and most fully developed of all bids received, and accordingly commenced negotiations with Heinz in December, 2000. After extensive negotiations, the Debtors and Heinz entered into an Asset Purchase Agreement dated January 25, 2001 (the "Heinz Agreement"). The Heinz Agreement provided, in summary, for the acquisition of the Grocery Products Business for a purchase price of $195 million (before adjustments), and was subject to higher and better offers. As a condition to the sale, the Heinz Agreement required the Debtors to file for bankruptcy and to obtain approval of such sale pursuant to Bankruptcy Code section 363 within a short specified time frame.

IV.  EVENTS DURING THE CHAPTER 11 CASE

     A.   COMMENCEMENT OF THE CHAPTER 11 CASES

     On the Petition Date, the Debtors filed voluntary petitions under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court, in order to effectuate the terms of the Heinz Agreement and to restructure their outstanding debts, including the Senior Credit Facility debt and the Senior Subordinated Notes, both of which were then in default. As of the Petition Date, all actions and proceedings against the Debtors and all acts to obtain property from the Debtors were stayed under section 362 of the Bankruptcy Code. Since the Petition Date, the Debtors have continued to operate and manage their assets and businesses as debtors-in-possession as authorized by the Bankruptcy Code. The Debtors' bankruptcy cases (the "Chapter 11 Cases") have been assigned to United States Bankruptcy Judge Mary F. Walrath, and have been administratively consolidated under the name In re VF Brands, Inc., Case No. 01-00285 (MFW).

     B.   PARTIES-IN-INTEREST IN THE CHAPTER 11 CASES

          1. General. The parties-in-interest in the Chapter 11 Cases number in the thousands, and include secured creditors, trade creditors, governmental agencies, present and former employees, and other parties. The Bank Group, the Creditors' Committee (as defined below) and the Office of the United States Trustee have each played active roles in the Chapter 11 Cases, and have been consulted regularly by the Debtors.

          2. Advisors to the Debtors. The Debtors retained Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden, Arps") to act as their bankruptcy counsel in the Chapter 11 Cases. The Debtors also retained Lazard as their financial advisors and PricewaterhouseCoopers LLP ("PwC") as their accountants, auditors and providers of bankruptcy-related services. For more information concerning the Debtors' advisors in the Chapter 11 cases, see section H below.

          3. The Creditors' Committee. On February 14, 2001, the Office of the United States Trustee appointed the official committee of unsecured creditors in the Chapter 11 Cases (the "Creditors' Committee"). The Creditors' Committee, as initially appointed, consisted of the following members: The Bank of New York, as Indenture Trustee; Putnam High Yield Managed Distress Fund; Connecticut General Life Insurance Company; The Equitable Life Assurance Society of the United States; Gramercy Growth Fund, L.P.; Detroit Edison and Lincoln Graphics. Subsequent to the appointment of the Creditors' Committee, members Putnam High Yield Managed Distress Fund and Lincoln Graphics have resigned. The Office of the United States Trustee has subsequently appointed Multi-Craft Contractors, Inc. and Abe Siemens to the Creditors' Committee.

     The Creditors' Committee is represented in the Chapter 11 Cases by the law firms of Kramer Levin Naftalis & Frankel LLP and Duane, Morris & Heckscher LLP. The Creditors' Committee has also sought approval to retain as financial advisors the investment banking group of Jefferies & Company, Inc.

     C.   PROCEEDINGS IN THE CHAPTER 11 CASES

     Although the Debtors are authorized to operate their businesses as debtors-in-possession, they may not engage in transactions outside the ordinary course of business without approval of the Bankruptcy Court after notice and opportunity for a hearing as provided for in the Bankruptcy Code and Bankruptcy Rules. Since the Petition Date, the Debtors have sought and obtained certain orders from the Bankruptcy Court that are of particular importance in the operation of the Debtors' businesses during the pendency of the Chapter 11 Cases, including orders that:

     - authorize the continued maintenance of the Debtors' bank accounts, continued use of existing business forms, and continued use of their consolidated cash management system;

     - authorize payments to employees of accrued prepetition wages, salaries and benefits and payment of withholding taxes, social security taxes and other payroll taxes;

     - grant administrative expense status to trade obligations arising from postpetition delivery of goods, and payment of such expenses in the ordinary course of business;

     - prohibit utilities from altering, refusing, or discontinuing service to the Debtors' facilities, and establish procedures for determining requests for additional adequate assurance;

     -    authorize the Debtors' postpetition use of cash collateral;

     - authorize the retention of legal counsel and a financial advisor to perform certain services on the Debtors' behalf;

     - authorize the employment and compensation of ordinary course of business professionals;

     -    authorize interim compensation of professionals;

     - authorize the Debtors to honor and continue certain prepetition customer programs;

     - authorize rejection of certain executory contracts and unexpired leases;

     - authorize extensions of time for the Debtors to assume or reject unexpired leases of nonresidential real property;

     - modify pension plan rights to permit certain beneficiaries to elect to receive cash upon termination of such plan;

     - authorize extensions of time within which the Debtors have exclusive rights to file a plan and solicit acceptances thereof; and

     - authorize the Debtors to implement a retention plan for employees determined to be critical to the Debtors during the Chapter 11 Cases.

     D.   COMMUNICATIONS WITH PARTIES-IN-INTEREST

     The Debtors have been in constant communication with their employees, trade creditors and other parties-in-interest to keep them informed as to the status of the Chapter 11 Cases. Moreover, the Debtors have maintained good relations with their trade creditors, allowing their businesses to continue operating through the sales of such businesses. The Debtors have also conferred with representatives of the United States Trustee's office regarding administrative matters in the Chapter 11 Cases. Additionally, since the Petition Date, the Debtors and their advisors have been in frequent, regular contact with the Creditors' Committee and its advisors.

     E.   OPERATING AS DEBTORS-IN-POSSESSION

     The Debtors' management has spent considerable time and energy responding to the many demands placed on the Debtors as debtors and debtors-in-possession. For example, the Debtors (i) filed their schedules of assets, liabilities, and executory contracts and their statements of financial affairs, (ii) caused notice of the bar date to be sent to creditors and parties-in-interest, (iii) submitted monthly operating reports to the Office of the United States Trustee,
(iv) reviewed the types and amounts of claims filed by creditors, (v) appeared at a statutory meeting of creditors under 11 U.S.C. Section 341, and (vi) commenced the orderly wind-down of the Debtors' businesses following the closing of the sales of such businesses, including the review and termination of employee benefit plans. The Debtors and the Creditors' Committee also have negotiated and resolved a variety of issues that have arisen throughout the Chapter 11 Cases. To assist the Debtors with the demands of these Chapter 11 Cases, the Debtors retained accountants from PwC for accounting support services.

     F.   SALES OF THE DEBTORS' BUSINESSES

          1. Sale of the Grocery Products and Frozen Foods Businesses. Subsequent to the Petition Date, the Debtors obtained approval of the Heinz Agreement, subject to higher and better offers, and Lazard continued to market all of the Debtors' businesses. As part of the Heinz sale process (see below), Lazard again contacted more than 100 potential bidders. More than 20 such parties asked for and received additional information regarding the Debtors' businesses. Many of these parties also requested and received information about the Debtors' other businesses, including the Frozen Foods Business.

     The Heinz Agreement was extensively publicized. Shortly before the Petition Date, the Debtors issued a press release announcing their impending bankruptcy filing and the Heinz contract and inviting further competing bids. After the Petition Date, on January 31, 2001, the Debtors filed a motion with the Bankruptcy Court seeking approval of the Heinz Agreement. The Heinz Agreement was attached to the sale motion and to VFI's contemporaneous filings with the Securities and Exchange Commission to better enable potential bidders to evaluate and bid for the assets of the Debtors. The bidding procedures required the Debtors to conduct a competitive sale if a timely qualifying bid was received.

     After conducting evidentiary hearings on March 1-2, 2001, the Bankruptcy Court approved the Debtors' proposed bidding procedures, break-up fee and expense reimbursement. The Debtors served notice of the proposed sale of the Grocery Products Business to Heinz upon potentially-interested purchasers and numerous other parties-in-interest, as required by the bidding procedures, and caused such notice to be published in the national editions of The Wall Street Journal and New York Times on March 15, 2001.

     At a competitive sale conducted on April 2, 2001 in accordance with the Heinz Agreement and the bidding procedures order, a competitive bid submitted by HMTF Foods Acquisition Corp. (subsequently renamed Pinnacle Foods Corporation ("PFC")), was determined to be the highest and best bid (the "Pinnacle Bid"). The material terms of the Pinnacle Bid provided for the purchase of substantially all of the assets of the Grocery Products Business, and the assets of the Debtors' Frozen Foods Business, for $370 million in cash (subject to adjustment) plus the issuance of warrants for the purchase of shares of common stock of PFC or its parent corporation, in an amount to be calculated pursuant to a formula stated therein. The Pinnacle Bid also proposed to assume certain liabilities of the Debtors, including the Debtors' retirement pension plan for union employees and certain material obligations in respect of the Debtors' retiree medical plans. Other material terms and provisions of the Pinnacle Bid, and the subsequent asset purchase agreement among the Debtors, VFCI and PFC (as amended, the "Pinnacle Asset Purchase Agreement") are described below. The bidding at the competitive sale concluded early in the morning on April 3, 2001. At that time, after evaluating the Pinnacle Bid and comparing it to the Heinz Agreement, the Debtors and their professionals determined that the Pinnacle Bid represented a higher and better offer for the Grocery Products Business. Accordingly, the Debtors terminated the Heinz Agreement, and on April 6, 2001, filed a motion seeking approval of the Pinnacle Bid, including the sale of the Grocery Products and Frozen Foods Businesses, and related bidding procedures and protections. The Bankruptcy Court approved the requested bidding procedures and fixed May 3, 2001 as the deadline for interested parties to submit competing bids. The Debtors served notice of the proposed sale to PFC upon potentially-interested purchasers and numerous other parties-in-interest, as required by the bidding procedures, and caused such notice to be published in the national editions of The Wall Street Journal and New York Times on April 19, 2001. Lazard continued its marketing efforts. However, no competing bids were submitted. The Bankruptcy Court approved the sale of the Debtors' Grocery Products and Frozen Foods Businesses to PFC pursuant to the Pinnacle Asset Purchase Agreement on May 9, 2001, and the sale was completed on May 22, 2001. The proceeds of the sale of the Grocery Products and Frozen Foods Businesses will constitute a substantial portion of the consideration to be distributed to creditors under the Plan.

     Other material terms of the Pinnacle Asset Purchase Agreement include the following:

     - PFC is obligated to provide certain transitional services to the Debtors at a fixed cost rate of $200 per employee hour, plus expenses.

     - PFC assumed a large number of the Debtors' executory contracts associated with the Grocery Products and Frozen Foods Businesses.

     - The Warrants to be issued by PFC or its parent corporation as additional consideration for the acquisition of the Grocery Products and Frozen Foods Businesses provide for the purchase, at an exercise price of $3.00 per share, of shares of the common stock of PFC or its parent corporation (subject to adjustment under certain circumstances) in an amount to be calculated pursuant to a formula (the "Warrants Formula") set forth in the Pinnacle

          Asset Purchase Agreement. As of the date of this Disclosure Statement, the Debtors and PFC disagree as to the number of Warrants required to be issued under the Warrants Formula. The Debtors believe that proper application of the Warrants Formula requires Pinnacle to issue Warrants to purchase 22.5 million shares. PFC has advised the Debtors that it calculates the number of Warrants to be issued differently, resulting in Warrants to purchase 19.5 million shares. See Section V.C.8 below and the Pinnacle Annex (as defined below) for more information concerning Pinnacle, PFC and the Warrants.

     - The terms of the Warrants provide that the same may be exercised beginning upon the earlier of (i) one year from the date of issuance of the Warrants, and (ii) the occurrence of an "Extraordinary Transaction," as defined in the Warrants Agreement, and further provide that the Warrants expire ten years from their date of issuance. The Warrant exercise price and the number of shares purchasable per warrant are subject to adjustment under certain conditions. The Warrants will be issued within five Business Days of the later to occur of (i) the date that the order of the Bankruptcy Court confirming the Plan has become a Final Order or (ii) the date upon which all conditions to the effectiveness of the Plan have been satisfied or waived. The issuance of the Warrants is conditioned upon the satisfaction of following conditions : (x) the Warrants must be distributed and must be subject to transfer restrictions in such a manner under the Plan so as not to cause Pinnacle to become a reporting company under the Exchange Act, unless Pinnacle at the time the warrants are issued is otherwise already a reporting company under the Exchange Act; and (y) the Bankruptcy Court must issue an order in form and substance reasonably satisfactory to PFC that (A) confirms the Plan under section 1129 of the Bankruptcy Code and (B) also provides that (i) the issuance of the Warrants (and the securities purchasable upon exercise of the Warrants) and the distribution of the Warrants (and the securities purchasable upon exercise of the Warrants) pursuant to the Plan will be exempt from the registration provisions of the Securities Act of 1933, as amended, and any state and local laws requiring registration, pursuant to section 1145 of the Bankruptcy Code, and (ii) Pinnacle and its officers, directors, employees, attorneys and agents will be entitled to the protections set forth in section 1125(e) of the Bankruptcy Code in connection with the issuance of the Warrants. Notwithstanding anything else in the Plan, the LLC Manager is empowered to take such actions as may be necessary or appropriate with respect to the Warrants so as to not cause the issuer of the Warrants to become a reporting company under the Securities Exchange Act of 1934, unless at such time the issuer is otherwise a reporting company.

     - Pursuant to the Pinnacle Asset Purchase Agreement, PFC has placed $6 million of the purchase price in escrow pending (i) the reconciliation of certain amounts relating to working capital and vacation benefits that were estimated as of the closing of the Pinnacle transaction, and
          (ii) the determination of the accounts receivable of the Grocery Products and Frozen Foods Businesses that will be purchased by the Debtors from PFC in certain circumstances. The escrow funds also may be used to satisfy the Debtors' obligations under the Pinnacle Asset Purchase Agreement to indemnify PFC for losses relating to retained liabilities of the Debtors and breaches by the Debtors of their representations, warranties, covenants and agreements under the Pinnacle Asset Purchase Agreement.

     Pursuant to Section 1.6(a) of the Pinnacle Asset Purchase Agreement, PFC has prepared an annex to this Disclosure Statement to provide information about PFC and other information, including the terms of the warrants (the "Pinnacle Annex"). A copy of the Pinnacle Annex is annexed hereto as Exhibit C. Among other things, the Pinnacle Annex describes Pinnacle's business, certain risks associated with Pinnacle's business activities, Pinnacle's dividend policy, Pinnacle's stockholders' equity, Pinnacle management's discussion and analysis of Pinnacle's financial condition and results of operations, Pinnacle's management, certain relationships and related transactions, the security ownership of Pinnacle's principal stockholders and management, Pinnacle's capital stock, the Warrants, certain federal tax considerations, and Pinnacle's financial condition. THE DEBTORS MAKE NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE ACCURACY OF THE INFORMATION SET FORTH IN THE PINNACLE ANNEX.

          2. The United Kingdom Businesses. On April 5, 2001, SonA completed the sale of substantially all of the assets related to its canned and jarred pickle, fruit and vegetable products business in the United Kingdom to Chivers Hartley Limited for approximately $17.6 million, subject to certain adjustments. On April 5, 2001, Freshbake completed the sale of substantially all of the assets related to its frozen pastry and sausage products business in the United Kingdom to Smoothrun Limited and Ezzentialize Limited for approximately $2.7 million, subject to certain adjustments. A total of $2.75 million of the above sale proceeds were retained as escrow funds pursuant to the terms of the relevant purchase agreements. Under the terms of the transactions and pursuant to applicable law, SonA and FreshBake retained cash on hand as well as certain liabilities which will be administered under liquidation proceedings in the United Kingdom prior to the final distribution to VFI of their remaining assets.

     G.   SATISFACTION OF SENIOR CREDIT FACILITY

     Under the Senior Credit Facility, postpetition interest, fees and costs accrued at a rate in excess of $2.4 million per month or approximately $75,000 per day. Accordingly, in anticipation of a prompt closing of the sale to Pinnacle, and in order to curtail such costs and avoid unnecessarily depleting the assets of their Estates, the Debtors sought and obtained an order from the Bankruptcy Court authorizing the Debtors to disburse proceeds from the Pinnacle sale to certain secured creditors, subject to repayment if the liens underlying such creditors' claims are ultimately determined to be invalid. On or about June 7, 2001, the Debtors paid the approximate sum of $324 million to substantially satisfy the Senior Credit Facility and a related debt of approximately $600,000 owed to the DF Participants. The Creditors' Committee opposed these distributions. The Bankruptcy Court authorized the Debtors to make such payments after granting certain protections to meet concerns expressed by the Creditors' Committee. In making these payments, the Debtors have saved substantial interest, fees and other amounts which would have otherwise continued to accrue if such distributions were delayed until the Effective Date of the Plan.

     The Bank Group continues to assert claims against the Debtors for (i) unpaid interest on principal; (ii) unpaid interest on interest; and (iii) unpaid expenses, indemnification costs, and legal fees, including contingent costs and expenses. The Bank Group further asserts that as of a recent date, the unpaid interest on principal and interest together totals approximately $2,343,000, and that unpaid expenses total approximately $125,000. The Bank Group contends that such amounts will continue to increase due to, among other things, certain threatened litigation actions, and that all of its claims are secured by liens upon the Debtors' assets. The DF Participants also assert similar additional claims arising under the DF Participation Compensation Letter, dated July 24, 2000. For a description of the treatment of the claims of the Bank Group and the DF Participants under the Plan, see section V.B.2.ii, infra.

     The Creditors' Committee has advised the Debtors that it believes, based on its preliminary investigation, that there are bases to dispute the claims asserted by the Bank Group and the DF Participants. The Creditors' Committee anticipates that the LLC Manager will continue the investigation into the Bank Group's claims and the claims of the DF Participants.

     H.   EMPLOYMENT OF PROFESSIONALS AND RETENTION OF KEY EMPLOYEES

     After the Petition Date, the Debtors filed motions to authorize their retention of various professionals. Such professionals include:

          -    Skadden, Arps as general bankruptcy counsel;

          - Lazard as investment bankers, to assist in the sale of the Debtors' businesses;

          - PwC as accountants, auditors and providers of certain bankruptcy related services;

          -    Towers, Perrin, Forster & Crosby, Inc. as consultants; and

          -    Arthur Andersen LLP as internal auditors.

In addition, the Debtors sought and obtained court approval for their retention and payment of Peter Menikoff as their interim chief financial officer and David Pauker, Iris Mix, and Gary Polkowitz from the firm of Goldin & Associates, LLC as executives of the Debtors.

     In addition, the Debtors sought and obtained approval from the Bankruptcy Court to implement a retention bonus program for key employees deemed necessary to the continuation of the Debtors' businesses after the Petition Date. The Debtors subsequently implemented the retention bonus program.

     I.   POTENTIAL CLAIMS AND CAUSES OF ACTION

     The Bankruptcy Code preserves the Debtors' rights to prosecute claims and causes of action which exist outside of bankruptcy, and also empowers the Debtors to prosecute certain claims which are established by the Bankruptcy Code, including claims to avoid and recover preferential transfers and fraudulent conveyances (collectively, "Causes of Action"). The Debtors have focused their efforts in the short period since the Petition Date on the marketing and sale of their various businesses. The Debtors and the Creditors' Committee have identified several potential Causes of Action and have described the same below. The Debtors and the Creditors' Committee are continuing to investigate and analyze potential Causes of Action. As described in Section V.C.5 below, the Plan preserves all of the Debtors' rights in respect of Causes of Action, transfers the same to VFI LLC, and empowers the LLC Manager on behalf of VFI LLC to investigate, prosecute, collect, and/or settle the same as deemed appropriate.

     To date, and as described further below, the Debtors and other parties have identified and/or investigated several potential Causes of Action. In describing the potential Causes of Action identified below, the Debtors do not waive, and expressly preserve, all applicable privileges and rights of confidentiality and non-disclosure, including without limitation, the attorney-client privilege and the work-product doctrine.

          IN REVIEWING THIS DISCLOSURE STATEMENT AND THE PLAN, AND IN DETERMINING WHETHER TO VOTE IN FAVOR OF OR AGAINST THE PLAN, CREDITORS AND INTEREST HOLDERS (INCLUDING IN PARTICULAR PARTIES THAT RECEIVED PAYMENTS FROM THE DEBTORS WITHIN NINETY (90) DAYS PRIOR TO THE PETITION DATE) SHOULD CONSIDER THAT A CAUSE OF ACTION MAY EXIST AGAINST THEM, THAT THE PLAN PRESERVES ALL SUCH CAUSES OF ACTION, AND THAT THE PLAN AUTHORIZES VFI LLC TO PROSECUTE THE SAME.

          1. Pinnacle And/Or PFC. The Debtors believe that Pinnacle and/or PFC (hereafter, Pinnacle and PFC shall be referred to collectively as "Pinnacle") may be liable to the Debtors for breaches of the Pinnacle Asset Purchase Agreement. These asserted breaches are described below. In the event that such disputes are not resolved by the parties, the Bankruptcy Court will retain jurisdiction to adjudicate this dispute.

               i.   Warrants Dispute. The Warrants Formula is set forth in
section 1.6(a) of the Pinnacle Asset Purchase Agreement, and provides as follows:

          In addition to the Purchase Price, Purchaser, in consideration of the Purchased Assets, shall issue, within five Business Days (as defined in Section 1.8), of the later to occur of the Plan Effective Date (as hereinafter defined) or the Order Date (as hereinafter defined), warrants to purchase at an exercise price of $3.00 per share (assuming that Purchaser, or its successor as provided below, has issued its shares of Common Stock at $1.00 per share) the lesser of (x) 22,500,000 shares of common stock, or (y) such lesser number of shares of common stock as shall represent 15% of the shares of common stock issued under the terms of the Equity Commitment Letter...

     The Debtors contend that the Warrants Formula set forth above mandates that Pinnacle issue Warrants to purchase 22.5 million shares. As described in greater detail in the Pinnacle Annex, on May 22, 2001, Pinnacle issued an aggregate of 160,000,000 shares of its common stock to its stockholders. Under the formula, multiplying 160,000,000 shares by 15% million yields 24 million shares; thus, the Debtors contend that Pinnacle is obligated to issue Warrants to purchase
22.5 million shares.

     Pinnacle asserts that the Warrants Formula permits Pinnacle to base the number of Warrants upon the shares of Pinnacle stock issued to Hicks, Muse, Tate & First Fund V., L.P. (the "Fund") under the terms of the Equity Commitment Letter. Pinnacle further asserts that, because Pinnacle sold equity interests to other investors not affiliated with the Fund and not pursuant to the Equity Commitment Letter, the Warrants Formula permits Pinnacle to exclude shares issued to such other investors before multiplying the number of shares by 15%, resulting in a total of 19.5 million Warrants to be issued. The Debtors believe that Pinnacle's position, taken to its logical conclusion, would mean that if, prior to closing, Pinnacle had assigned all of its interests to outside investors, the Debtors would not be entitled to receive any Warrants, notwithstanding the extensive reliance by the Debtors and creditors on the value of the Warrants in choosing among bids during the competitive sale process and the obvious inconsistency between that interpretation and the Pinnacle Bid, as approved by the Bankruptcy Court. Although the Debtors believe that the Warrants Formula is clear and that Pinnacle's interpretation of the formula lacks merit, there can be no assurance that the Debtors' position will prevail if the issue is litigated.

               ii. Employee Matters. Pinnacle was obligated under the Pinnacle Asset Purchase Agreement to offer employment to certain of the Debtors' employees upon the closing of the Debtors' sale to Pinnacle of the Grocery Products and Frozen Foods Businesses. Although Pinnacle made offers of employment to many of the Debtors' employees, Pinnacle's offer to certain plant-level employees provided for only short-term, temporary employment. The Debtors view such offers as a breach of the Pinnacle Asset Purchase Agreement.

          2. Campbell and Bank Group. At the time of the Spinoff, VFI assumed, and other Debtors guaranteed, $500 million of bank debt previously owed by Campbell under the Senior Credit Facility, together with debt representing amounts owed to Campbell by subsidiaries of VFI of approximately $60 million and other considerable obligations of Campbell apart from the Senior Credit Facility. Within less than two months after the Spinoff, VFI's financial performance was substantially poorer than expected, causing VFI to be out of compliance with certain requirements of the Senior Credit Facility. Subsequently, VFI's financial performance continued to fall short of expectations, causing VFI to seek repeated default waivers from the Bank Group between September 1998 and June 2000 and, among other things, report net losses of $126.3 million for fiscal 1999 and $30.1 million for fiscal 2000.

     The Creditors' Committee has advised the Debtors that it believes, based upon its preliminary investigation, that the Spinoff gives rise to actionable fraudulent conveyance claims against Campbell and others, including without limitation members of the Bank Group at the time of the Spinoff and later collateralization of the Senior Credit Facility, with a potential value in the tens of millions of dollars. The Creditors' Committee anticipates that the LLC Manager will prosecute these claims for the benefit of the members of VFI LLC. The foregoing summarizes the position of the Creditors' Committee based upon its preliminary investigation, and is not meant to constitute a complete description of every potential claim against these parties. The Creditors' Committee reserves its rights to assert claims other than those described in this Disclosure Statement. Campbell has advised the Debtors that Campbell (i) believes that such fraudulent conveyance claims are without merit, and (ii) would assert, as a setoff against any liability arising therefrom, claims that Campbell asserts against the Debtors. The Administrative Agent for the Bank Group has advised the Debtors and the Creditors' Committee that the Agent (i) believes that such fraudulent conveyance claims are without merit and (2) will assert, on behalf of the Bank Group and as a setoff against any liability arising therefrom, claims of the Bank Group against the Debtors, and will seek to recover against the Collateral or as provided in the Plan for Class 5 Claims, with rights of subordination, any costs incurred by the Bank Group as a result of any litigation thereunder.

     If the LLC Manager prosecutes and prevails on the fraudulent conveyance claims against the Bank Group described above, it is possible that the trade and other general unsecured creditors in Class 5 (other than the holders of Senior Subordinated Note Claims) could obtain a substantially higher recovery. For example, using the figures in the Recovery Analysis annexed hereto as Exhibit B and assuming successful prosecution of the fraudulent conveyance claims results in avoidance of the Bank Group's liens and recovery of the $324 million paid to the Banks, the recovery to trade and other general unsecured creditors would be approximately 70% of the allowed amount of their claims -- substantially higher than the approximately 25% recovery predicted in the Recovery Analysis. However, due to the effects of contractual subordination, the recovery to holders of Senior Subordinated Note Claims would be approximately 19% -- lower than the approximately 25% recovery predicted in the Recovery Analysis.

     Consequently, it may be to the economic advantage of the holders of Senior Subordinated Note Claims not to successfully prosecute the fraudulent conveyance actions against the Bank Group. Nonetheless, the LLC Manager and the Board of Managers, who will control prosecution of all Causes of Action, will be selected by the Creditors' Committee, a majority of the members of which are holders of Senior Subordinated Note Claims. Indeed, one party in interest, Campbell, has contended that the LLC Manager may have a conflict of interest in pursuing claims. The Creditors' Committee and the Debtors disagree with the contention because the Plan provides that the LLC Manager will have fiduciary duties to the holders of the LLC Membership Interests. In short, trade creditors should carefully consider this issue in determining whether the Plan is in their best interests and should be accepted or rejected.

          3. DF Participation Transaction. Prior to the Petition Date, and as described above in section III.C.4, the DF Participants entered into a transaction with the Bank Group (the "DF Participation"). The DF Participants contend that the DF Participation resulted in the acquisition of a participation interest in the Senior Credit Facility rather than a secured claim against the Debtors. The Creditors' Committee has advised the Debtors that it believes that the DF Participation was not part of the Senior Credit Facility and not entitled to be treated as senior to the claims of prepetition creditors and may give rise to an actionable claim against the DF Participants to, among other things, void liens and subordinate debts obtained by the DF Participants as a result of the DF Participation. The foregoing summarizes the position of the Creditors' Committee based upon its preliminary investigation, and is not meant to constitute a complete description of every potential claim against the DF Participants. The Creditors' Committee reserves its rights to identify claims other than those described in this Disclosure Statement. The DF Participants have advised the Debtors that the DF Participants believe such claim to be meritless and subject to defenses and dispute any characterization that the DF Participation is anything other than a participation in the Senior Credit Facility.

     J.   PENSION AND EMPLOYEE BENEFIT PLANS

     Prior to the Petition Date, the Debtors established and maintained several pension and employee benefit plans. The present status and intended future disposition of the Debtors' pension and employee benefit plans is described below.

          1. Pension Plans. The Pension Benefit Guaranty Corporation ("PBGC") is the United States government agency that administers the mandatory termination insurance program for defined benefit pension plans under Title IV of the Employee Retirement Income Security Act ("ERISA"), 29 U.S.C. Sections 1301-1461 (1994 & Supp. III 1997). A defined benefit pension plan is one that provides an employee, upon retirement, a fixed, periodic payment as determined by the terms of the plan. See 29 U.S.C. Section 1002(35). The PBGC guarantees the payment of certain pension benefits upon termination of a defined benefit pension plan. See 29 U.S.C. Sections 1321, 1322.

     Prior to the Petition Date, VFI established and maintained the Vlasic Foods International Inc. Retirement and Pension Plan for Employees Not Covered by Collective Bargaining Agreements (the "Non-Union Pension Plan"). The Non-Union Pension Plan is covered by Title IV of ERISA. In the event of termination of the Non-Union Pension Plan, the Debtors and all members of their controlled group may be jointly and severally liable for unfunded benefit liabilities of the Non-Union Pension Plan. See ERISA section 4062, 29 U.S.C. Section 1362. The Debtors intend to terminate the Non-Union Pension Plan in accordance with the standard termination procedures of Title IV of ERISA, 29 U.S.C. Section 1341.

Prior to the effective date of such termination, VFI is obligated to continue its liability as a controlled group member to fund the Non-Union Pension Plan in accordance with the minimum funding standards under ERISA, pay all required PBGC insurance premiums, and comply with all applicable requirements of the Non-Union Pension Plan and ERISA. The Debtors intend to provide a sixty-day advance notice to affected parties of their intent to terminate the Non-Union Pension Plan in accordance with the standard termination procedures of Title IV of ERISA, 29 U.S.C. Section 1341. The Debtors believe that the assets of the Non-Union Pension Plan will be sufficient to satisfy all benefit liabilities as of the termination date. Following confirmation of the Plan, VFI LLC and the LLC Manager shall perform all acts necessary to accomplish termination of the Non-Union Pension Plan, as well as various 401(k) Plans (the "401(k) Plans") established by VFI. Pursuant to an order from the Bankruptcy Court, the Debtors have implemented certain modifications to the Non-Union Pension Plan, including a modification which will permit certain beneficiaries thereof to make a voluntary election to receive cash upon the termination of such plan.

     VFI also established and maintained the Vlasic Foods International Inc. Retirement and Pension Plan for Employees Covered By Collective Bargaining Agreements (the "Union Pension Plan"). Pursuant to the Pinnacle Asset Purchase Agreement, Pinnacle has assumed the Union Pension Plan.

          2. Employee Benefit Plans. Prior to the Petition Date, the Debtors established and maintained several different employee benefit plans, including but not limited to (i) employee benefit plans that provide medical benefits to certain retired employees (the "Retiree Medical Plans") and (ii) a supplemental employee retirement plan (the "SERP"). The liabilities of the Debtors under such plans are not guaranteed by the PBGC. Pursuant to the Pinnacle Asset Purchase Agreement, Pinnacle has assumed certain obligations in respect of the Retiree Medical Plans. The Debtors intend to terminate the remainder of the Retiree Medical Plans and have filed a motion with the Bankruptcy Court in this regard. The Debtors have also terminated the SERP and other employee benefit plans in accordance with the terms thereof and applicable law.

V.   THE PLAN

     THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN, AND OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN. IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH IS ATTACHED TO THIS DISCLOSURE STATEMENT AS EXHIBIT A, THE PLAN SUPPLEMENT, AND ALL EXHIBITS TO THE SAME.

     THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

     THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS AND OTHER PARTIES IN INTEREST, INCLUDING VFI LLC AND ITS AGENTS AND REPRESENTATIVES. IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN OR ANY OTHER OPERATIVE DOCUMENT, THE TERMS OF THE PLAN OR THE OTHER OPERATIVE DOCUMENT ARE CONTROLLING.

     A.   OVERALL STRUCTURE OF THE PLAN

     The terms of the Plan are based upon, among other things, relative seniority of Claims and the Debtors' assessment of their ability to make distributions under the Plan. Under the Plan, Claims against and Interests in the Debtors are divided into Classes and subclasses according to the priority scheme established by the Bankruptcy Code and other criteria. If the Plan is confirmed by the Bankruptcy Court and consummated, (i) certain Classes of Claims will receive distributions equal to the full amount of such Claims, (ii) certain Classes of Claims will receive distributions constituting a partial recovery on such Claims, and (iii) certain Classes of Claims and Interests will not receive any distribution or retain any property under the Plan. On the Distribution Date, and at certain times thereafter, the LLC Manager is permitted to distribute Cash, securities, and other property in respect of certain Classes of Claims as provided in the Plan. The Classes of Claims against and Interests in the Debtors created under the Plan, the treatment of those Classes under the Plan, and the securities and other property to be distributed under the Plan, are described below.

     B.   CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

          1.   Unclassified Claims.

               i. Administrative Claims. Administrative Claims consist of the costs and expenses of administration of the Chapter 11 Cases. They include, among other things, the cost of operating the Debtors' business since the Petition Date, the outstanding unpaid fees and expenses of the professionals retained by the Debtors and the Creditors' Committee in the Chapter 11 Cases and tax claims (if any) that arise during the Chapter 11 Case. All payments to professionals in connection with the Chapter 11 Cases for compensation and reimbursement of expenses and all payments to reimburse expenses of members of the Creditors' Committee will be made in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Rules and are subject to approval of the Bankruptcy Court as being reasonable.

     Each holder of an Allowed Administrative Claim shall receive, on the latest of (i) the Distribution Date, (ii) the date on which its Administrative Claim becomes an Allowed Administrative Claim, or (iii) the date on which its Administra-tive Claim becomes payable under any agreement relating thereto, Cash equal to the unpaid portion of its Allowed Administrative Claim. Notwithstanding the foregoing, (a) any Allowed Administrative Claim based on a liability incurred by a Debtor in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business, in accordance with the terms and conditions of any agreement relating thereto; (b) the following Section B(ii) governs the payment of Professional Fee Claims under the Plan; and (c) any Allowed Administrative Claim may be paid on such other terms as may be agreed on between the holder of such claim and the Debtors.

               ii. Professional Fee Claims. Within 15 days after the Confirmation Date, each Professional shall provide the Debtors, the Creditors' Committee, and the proposed LLC Manager with a non-binding estimate of the fees and expenses that such Professional will seek compensation for through the Effective Date. All applications for Professional Fee Claims under section 330, 331 or 503(b) of the Bankruptcy Code for services rendered before the Effective Date shall be filed and served on the LLC Manager and its counsel no later than Administrative Claims Bar Date. Notwithstanding the foregoing, any Professional entitled to receive compensation or reimbursement of expenses under the Ordinary Course Professionals' Order or any other Order without filing an application therefor may continue to receive payments in accordance therewith, without further Bankruptcy Court review or approval. Any objection to a Professional Fee Claim filed after the Confirmation Date shall be served on the LLC Manager, its counsel, and the Professional to whose Claim the objection relates no later than 25 days after the Administrative Claims Bar Date. The LLC Manager will pay each Professional Fee Claim within 10 days after the entry by the Bankruptcy Court of an order granting the application.

               iii. Priority Tax Claims. The Plan provides that each Allowed Priority Tax Claim will be paid in full on the later of the Distribution Date or the date on which it becomes an Allowed Claim. No Postpetition Interest will be paid on Priority Tax Claims.

          2.   Classification and Treatment of Classes Of Claims and Interests.
Section 1123 of the Bankruptcy Code provides that a plan must classify the claims and interests of a debtor's creditors and equity interest holders. In accordance with section 1123, the Plan divides Claims and Interests into Classes and sets forth the treatment for each Class (Administrative Claims, Professional Fee Claims and Priority Tax Claims which, pursuant to section 1123(a)(1), need not be and have not been classified). The Debtors also are required, under section 1122 of the Bankruptcy Code, to classify Claims against and Interests in the Debtors into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Class.

     The Classification of Claims and Interests and the nature of distributions to members of each Class are summarized below. The Debtors believe that the consideration, if any, provided under the Plan to holders of Claims and Interests reflects an appropriate resolution of their Claims and Interests, taking into account the differing nature and priority (including applicable contractual subordination) of such Claims and Interests. The Bankruptcy Court must find, however, that a number of statutory tests are met before it may confirm the Plan. See "Summary Of The Plan - Confirmation Of The Plan." Many of these tests are designed to protect the interests of holders of Claims or Interests who are not entitled to vote on the Plan, or do not vote to accept the Plan, but who will be bound by the provisions of the Plan if it is confirmed by the Bankruptcy Court.

     Only Impaired Classes of Claims and Interests are entitled to vote to accept or reject the Plan. Unimpaired Classes of Claims and Interests are not entitled to vote to accept or reject the Plan, and are deemed to accept the Plan under Bankruptcy Code section 1126(f). Impaired Classes of Claims and Interests that do not receive or retain any property under the Plan are not entitled to vote to accept or reject the Plan, and are deemed to reject the Plan under Bankruptcy Code section 1126(g).

               i.   Unimpaired Classes Of Claims (Not Entitled To Vote)

                    Class 1: Other Priority Claims

               Class 1 consists of any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority under section 507(a) of the Bankruptcy Code. Each holder of an Other Priority Claim will receive, on the later of the Distribution Date or the date on which such Claim becomes an Allowed Claim, Cash equal to the full amount of its Other Priority Claim.

               ii.  Impaired Classes Of Claims (Entitled To Vote).

                    a.   Classes 2A, 2B, 2C, etc.: Secured Claims

               Subclasses 2A, 2B, 2C, etc., each contain a single Claim, and in the aggregate include all Secured Claims against the Debtors. Each Class denominated "Class 2_" is a separate Class for all purposes under the Bankruptcy Code and the Plan, including for voting purposes. The Debtors will list all Classes identified as "Class 2_," and identify the Claim included in each, in the Ballot Summary and in any other filing or document, as necessary. If the Claim of a holder of a Secured Claim exceeds the value of the Collateral that secures it, such holder will have a Secured Claim equal to the Collateral's value and a General Unsecured Claim for the deficiency.

          On the later of (i) the Distribution Date, and (ii) the due date under their respective agreements, each holder of an Allowed Class 2 Secured Claim will (a) receive deferred Cash payments totaling at least the allowed amount of the Secured Claim, of a value, as of the Effective Date, of at least the value of such holder's interest in the respective Debtor's interest in such Collateral, (b) upon abandonment by a Debtor, receive the subject Collateral,
(c) receive payments or liens amounting to the value of such holder's interest in the respective Debtor's interest in such Collateral, (d) be Reinstated, meaning that the Claim will not be impaired (as defined in section 1124 of the Bankruptcy Code), or (e) receive such other treatment as the respective Debtor and such holder shall agree upon in writing. To the extent that the value of any Collateral securing a Secured Claim exceeds the amount of the Secured Claim, its holder shall receive interest, fees, costs, and charges as may be payable under section 506(b) of the Bankruptcy Code.

     The Secured Claims of the Bank Group and the DF Participants are classified in Class 2 of the Plan. The Allowed Secured Claims of each of the Bank Group and the DF Participants will be paid in full. The Creditors' Committee has advised the Debtors that it is investigating whether certain aspects of the Bank Group's remaining unpaid claims should be allowed and it anticipates that the LLC Manager will continue this investigation and challenge any of the Bank Group's claims as appropriate. Contractual subordination provisions that may be applicable to certain holders of Class 2 Claims are not altered or impaired under the Plan.

     The Plan does not seek to affect the Liens of the holders of the Secured Claims. Such liens will remain in place until such time as the Debtors, the Creditors' Committee and the holder of the Allowed Secured Claim agree upon a reserve, or the Bankruptcy Court determines the amount of a reserve at or prior to Confirmation.

                    b.   Class 4: Convenience Claims

               Class 4 consists of all Convenience Claims against the Debtors. Each holder of a General Unsecured Claim that is Allowed in an amount that is less than or equal to the Convenience Cap Amount shall be deemed to have elected to treat such Claim as a Convenience Claim. On the Distribution Date, each holder of an Allowed Convenience Claim will receive 28% of its Allowed Claim. Class 4 is impaired. Therefore, the Debtors intend to solicit the votes of holders of Class 4 Claims. For the purposes of determining the eligibility of claims for inclusion in Class 4, claims of holders of Senior Subordinated Notes shall not be eligible for inclusion in Class 4.

               The Convenience Cap Amount will be set forth in the Plan Supplement.

                    c.   Class 5: General Unsecured Claims

               Class 5 consists of Senior Subordinated Note Claims and General Unsecured Claims, other than Intercompany Claims and Convenience Claims. Any contractual subordination provisions that may be applicable to certain holders of Class 2 and Class 5 Claims are not altered or impaired by the Plan. Each holder of an Allowed Class 5 Claim will receive its Pro Rata share of the LLC Membership Interests. Distribution of funds to be made by the LLC Manager to holders of LLC Membership Interests are described below in Article V.D.

               iii. Deemed Rejections (Not Entitled to Vote).

                    a.   Class 3: Intercompany Claims

               Class 3 consists of all Intercompany Claims held by the Debtors. On the Effective Date, Intercompany Claims will be cancelled and holders of Intercompany Claims shall not receive any distribution on account of their Claims. Intercompany Claims will not be entitled to vote.

                    b.   Class 6: Subordinated Claims

               Class 6 consists of all Subordinated Claims against the Debtors. Holders of Subordinated Claims will not receive any distribution on account of their Claims and will not be entitled to vote.

               iv. Class of Interests. Class 7 consists of all Interests in VFI and includes all legal, contractual, equitable, or other rights of any Person with respect to the Old Common Stock, and any option, warrant, or right to purchase, sell, or subscribe for an ownership interest or other equity security of the Debtors, including the Old Common Stock. Class 7 is impaired. On the Effective Date, all Class 7 Interests shall be cancelled and Interest holders shall not receive or retain any property or interest in property on account of their Class 7 Interests.

          3. Allowed Claims. Notwithstanding any provision in the Plan to the contrary, VFI LLC shall only make distributions to holders of Allowed Claims. No holder of a Disputed Claim will receive any distribution on account thereof until and to the extent that its Disputed Claim becomes an Allowed Claim. The LLC Manager may, in its sole discretion, withhold distributions otherwise due to the holder of a Claim until the Claims Objection Deadline, to enable the LLC Manager to file a timely objection thereto. The LLC Manager will establish a reserve for Disputed Claims in accordance with Article VI.B of the Plan. The presence of a Disputed Claim in any Class will not be a cause to delay distribution to Allowed Claims in that Class or in junior Classes, so long as a reserve is created for the Disputed Claim in accordance herewith. Any holder of a Disputed Claim that becomes an Allowed Claim after the Distribution Date will receive its distribution, without Postpetition Interest (except as otherwise expressly provided in the Plan), on the next Periodic Distribution Date in accordance with the provisions of this Plan.

          4. Postpetition Interest. In accordance with section 502(b)(2) of the Bankruptcy Code, the amount of all Claims against the Debtors shall be calculated as of the Petition Date. Except as otherwise expressly provided in the Plan or in an order of the Bankruptcy Court, no holder of a Claim shall be entitled to or receive Postpetition Interest.

          5. Alternative Treatment. Notwithstanding any provision herein to the contrary, any holder of an Allowed Claim may receive, instead of the distribution or treatment to which it is entitled under the Plan, any other distribution or treatment to which it and, prior to the Effective Date, the Debtor obligated on its Claim or, on or after the Effective Date, the LLC Manager, may agree in writing.

     C.   MEANS FOR IMPLEMENTATION OF THE PLAN

          1. Dissolution of Corporate Existence. After the Effective Date, the LLC Manager shall use its reasonable best efforts to dissolve the Debtors and any affiliates of the Debtors as soon as reasonably practical to the extent dissolution does not, in the judgment of the LLC Manager, impair administration of the Plan. In that connection, the LLC Manager shall prepare and file all corporate resolutions, statements, notices, tax returns and other documents necessary to accomplish such dissolutions, and the Confirmation Order shall provide for the appointment of the LLC Manager as the authorized signatory to execute on behalf of each Debtor or any affiliate any and all documents necessary to accomplish such dissolutions.

     Upon the filing of a certificate of dissolution (or other document or pleading, as appropriate) by the LLC Manager on behalf of the Debtors with the Bankruptcy Court, each of the Debtors will be dissolved for all purposes effective as of the date of filing of such certificate without the necessity for any other or further actions to be taken by or on behalf of such entities or payments to be made in connection therewith; provided, however, that the LLC Manager may, if it so elects, file a certificate of dissolution for each Debtor in such Entity's jurisdiction of incorporation. Such certificate of dissolution may be executed by the LLC Manager without the need for any action or approval by the shareholders or board of directors of any of the Debtors. From and after the Effective Date, each of the Debtors (i) for all purposes will be deemed to have dissolved and withdrawn its business operations from any state or country which it was previously conducting, or is registered or licensed to conduct, its business operations, and will not be required to file any document, pay any sum or take any other action in order to effectuate such withdrawal, (ii) will be deemed to have cancelled pursuant to the Plan all of their Interests, and (iii) will not be liable in any manner to any taxing authority for franchise, business, capital, license or similar taxes accruing on or after the Effective Date. From and after the Effective Date, to the extent the bylaws, certificate of incorporation or other charter and corporate documents of any Debtor are inconsistent with the terms and provisions of the Plan, the Plan will supersede such bylaws, certificate of incorporation, or other charter and other corporate documents, as the case may be, and such bylaws, certificates of incorporation or other charter and corporate documents shall be deemed amended to the extent inconsistent with the terms and provisions of the Plan. Neither the LLC Manager nor VFI LLC shall have or incur any liability for actions taken or not taken in respect of Article IV.A of the Plan.

          2.   Corporate Action.

               i. Cancellation Of Senior Subordinated Notes and Agreements. On the Effective Date, except as otherwise provided for in the Plan, the Senior Subordinated Notes and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors (the "Instruments") will be deemed cancelled and of no further force or effect without any further action on the part of the Bankruptcy Court, or any Person including, but not limited to, governmental agencies. Each indenture or other agreement that governs the rights of the holder of a Claim shall continue in effect solely for the purposes of distributions to be made on account of such Claims under the Plan and establishing the respective rights of relevant claimants. Such cancellation, however, shall not impair the rights and duties under the Indenture as between the Indenture Trustee thereunder and the beneficiaries of the trusts created thereby or the rights and duties under any other agreements as between the parties thereto (other than the Debtors), nor shall it affect the obligation, if any, of the Indenture Trustee to turn over distributions under the Indenture. Further, the charging liens of the Indenture Trustee provided in the Indenture shall survive cancellation of the Indenture.

     Any actions taken by an indenture trustee, agent or servicer that are not for the purposes authorized in Article IV.B.1 of the Plan shall not be binding upon the Debtors. Except with respect to the making of distributions, as provided in the preceding paragraph, the Debtors or LLC Manager may, if cause exists, terminate any indenture or other governing agreement and the authority of any indenture trustee, agent or servicer to act thereunder at any time, by giving five (5) days' written notice of termination to the indenture trustee, agent or servicer. If distributions under the Plan on account of Senior Subordinated Note Claims have not been completed at the time of termination of the Indenture or other governing



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
agreement, the LLC Manager shall designate a distribution agent to act in place of the indenture trustee, agent or servicer, and the provisions of Article IV.B.1 of the Plan shall be deemed to apply to the new distribution agent.

               ii. Cancellation Of Old Common Stock, Old Warrant Interests, and other Interests. As of the Effective Date, by virtue of the Plan and without any action necessary on the part of the holders thereof, each share of Old Common Stock issued and outstanding or held in treasury, shall be cancelled and retired and no consideration will be paid or delivered with respect thereto. Notwithstanding anything herein to the contrary, holders of Old Common Stock shall not be required to surrender such stock to the Debtors. Additionally, as of the Effective Date, Old Warrants Interests and other Interests, to the extent not already cancelled, shall be cancelled. Notwithstanding the foregoing, the LLC Manager shall be entitled to retain and/or vote all shares of Old Common Stock to the extent necessary to administer the Plan and comply with any other applicable requirements.

          3. Directors and Officers. On the Effective Date, all officers and directors of the Debtors shall be discharged and relieved of all responsibilities and the respective boards shall be dissolved, and the LLC Manager shall be authorized to execute, deliver, file, or record any document or take any other action necessary or desirable to implement the terms of the Plan. The only remaining activities of the Debtors shall be the dissolution of the Debtors by the LLC Manager in the manner set forth in Article IV.A of the Plan and any other actions required to be taken on behalf of the Debtors to administer the Plan.

          4. No Revesting of Assets. The property of the Debtors' Estates shall not revest in the Debtors on or after the Effective Date but shall vest in VFI LLC, to be administered by the LLC Manager and LLC Manager until liquidated and distributed according to the terms of the Plan and the Confirmation Order.

          5. Preservation of Rights of Action. Entry of the Confirmation Order shall not constitute a waiver or release by the Debtors or their Estates of any of the Causes of Action, all of which shall be preserved for the benefit of the VFI LLC. On and after the Effective Date, the VFI LLC shall be assigned all Causes of Action, and, under section 1123(b)(3) of the Bankruptcy Code, the LLC Manager shall be authorized to enforce, prosecute, settle or compromise (subject to the provisions of the Plan), all Causes of Action. The VFI LLC may pursue such assigned Causes of Action as appropriate, in accordance with the best interests of the holders of the LLC Membership Interests. The failure of the Debtors or the Creditors' Committee to describe or identify a claim, right of action, suit, or proceeding in this Disclosure Statement shall not constitute a waiver, release or abandonment by the Debtors, their Estates, VFI LLC, the Creditors' Committee, or VFI LLC of such claim, right of action, suit or proceeding. The substantive consolidation of the Debtors and their Estates pursuant to the Plan shall not, and shall not be deemed to, prejudice the Causes of Action, which shall survive entry of the Confirmation Order for the benefit of the holders of the LLC Membership Interests as if there had been no substantive consolidation of the Debtors and their Estates.

          6. Exemption from Certain Transfer Taxes. In accordance with section 1146(c) of the Bankruptcy Code, neither the issuance, transfer, or exchange of a security or the delivery of an instrument of transfer under the Plan shall be taxed under any law imposing a stamp tax or similar tax. The Confirmation Order shall direct all governmental officials and agents to forego the assessment and collection of any such tax.

          7. Substantive Consolidation. The Plan is predicated upon entry of an order substantively consolidating the Estates and the Chapter 11 Cases for purposes of all actions associated with confirmation and consummation of the Plan. Substantive consolidation is appropriate because, among other things, (i) the security interests asserted by the Bank Group pursuant to the Senior Credit Facility apply equally to each of the Debtors, (ii) claims against VFI comprise approximately 99% of all of the claims asserted against the Debtors, (iii) assets of VFI comprise substantially all of the Debtors' assets available for distribution , (iv) the recovery of creditors of VFI will not be materially diminished by the inclusion of claims asserted only against other Debtors, and
(v) the administrative costs associated with the allocation of sales proceeds and certain liabilities between and among VFI and the other Debtors would likely exceed the benefits of non-consolidation. PwC has conducted an analysis and has advised the Debtors that the substantive consolidation of the

Chapter 11 Cases will not have a significant negative effect on distributions to creditors under the Plan. The Creditors' Committee has not conducted an independent analysis of the effects of substantive consolidation.

     On the Confirmation Date or such other date as may be set by an order of the Bankruptcy Court, but subject to the occurrence of the Effective Date, (i) all Intercompany Claims will be eliminated, (ii) all assets and liabilities of the direct and indirect Debtor affiliates of VF Brands will be treated as if they were merged with the assets and liabilities of VF Brands, (iii) any obligation of a Debtor and all guarantees thereof by one or more of the other Debtors will be deemed to be one obligation of VF Brands, and (iv) each Claim filed or to be filed against any Debtor will be deemed filed only against VF Brands and will be deemed a single Claim against and a single obligation of VF Brands. On the Confirmation Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment, or performance made by the Debtors as to the obligations of another Debtor will be released and of no further force and effect. Notwithstanding any provision of the Plan or this Disclosure Statement to the contrary, the rights of parties in interest to contest claims of non-Debtor affiliates of the Debtors are preserved.

     Unless the Bankruptcy Court has approved the substantive consolidation of the Chapter 11 Cases by a prior order, the Plan will serve as, and will be deemed to be, a motion for entry of an order substantively consolidating the Estates and the Chapter 11 Cases. If no objection to substantive consolidation is timely filed and served by any holder of a Claim in a Class impaired by the Plan on or before the Voting Deadline or such other date as may be established by the Bankruptcy Court, an order approving substantive consolidation (which may be the Confirmation Order) may be entered by the Bankruptcy Court. If any such objections are timely filed and served, a hearing with respect to substantive consolidation and the objections thereto will be scheduled by the Bankruptcy Court, which hearing may, but is not required to, coincide with the Confirmation Hearing.

     The Administrative Agent for the Bank Group has advised the Debtors that
(i) the Bank Group has security interests in intercompany claims and on subsidiary stock as well as guarantees from Debtors that are subsidiaries of VFI, (ii) the Agent has not been advised of the basis for substantive consolidation, and (iii) the Agent will oppose substantive consolidation if the effect is to eliminate the value of any Collateral or such subsidiary guarantee.

          8. Warrants. The Warrants will be issued within five Business Days of the later to occur of (i) the date that the order of the Bankruptcy Court confirming the Plan has become a Final Order or (ii) the date upon which all conditions to the effectiveness of the Plan have been satisfied or waived. The issuance of the Warrants is conditioned upon the satisfaction of the following conditions : (x) the Warrants must be distributed and must be subject to transfer restrictions in such a manner under the Plan so as not to cause Pinnacle to become a reporting company under the Exchange Act, unless Pinnacle at the time the Warrants are issued is otherwise already a reporting company under the Exchange Act; and (y) the Bankruptcy Court must issue an order in form and substance reasonably satisfactory to PFC that (A) confirms the Plan under section 1129 of the Bankruptcy Code and (B) also provides that (i) the issuance of the Warrants (and the securities purchasable upon exercise of the Warrants) and the distribution of the Warrants (and the securities purchasable upon exercise of the Warrants) pursuant to the Plan will be exempt from the registration provisions of the Securities Act of 1933, as amended, and any state and local laws requiring registration, pursuant to section 1145 of the Bankruptcy Code, and (ii) Pinnacle and its officers, directors, employees, attorneys and agents will be entitled to the protections set forth in section 1125(e) of the Bankruptcy Code in connection with the issuance of the Warrants. Notwithstanding anything else in the Plan, the LLC Manager is empowered to take such actions as may be necessary or appropriate with respect to the Warrants so as to not cause the issuer of the Warrants to become a reporting company under the Exchange Act, unless at such time the issuer is otherwise a reporting company.

          9. Post-Confirmation Redemption of Certain Claims. Notwithstanding anything to the contrary contained in the Plan, the VFI LLC Members' Agreement shall provide that on or from time to time after the Effective Date until the date that is 120 days after the Effective Date, unless otherwise extended by the Bankruptcy Court, the LLC Manager may, in its sole discretion, offer all holders of Class 5 Claims whose Allowed Claims do not exceed an amount to be determined by the LLC Manager (the "Offer Amount"), in its sole discretion, a Cash payment equal to between 20% and 25% (the exact amount within that range to be determined by the LLC Manager, the "Redemption Percentage") of each such holder's Allowed Claim (the "Redemption Program"). No distribution pursuant to this offer shall be made to any holder of a Class 5 Claim who does not accept such offer in writing, and no such holder may accept the offer with respect to any amount less than the entire amount of such holder's Claim. In the event that any such offer is oversubscribed as determined by the LLC Manager in its sole discretion, the LLC Manager may choose to either reduce the Offer Amount and recognize acceptances corresponding to such reduced Offer Amount, or pay the Redemption Percentage of a prorated amount of each such holders' Class 5 Claim while leaving the balance of each such Class 5 Claim intact.

     D.   PROVISIONS GOVERNING DISTRIBUTIONS

          1. LLC Manager. A person designated by the Creditors' Committee to administer the Plan, and to serve as the manager for VFI LLC, and to manage any litigation prosecuted by VFI LLC, or any successor appointed by the Managing Board, who shall be identified in the Plan Supplement shall serve as the LLC Manager and shall make (or arrange to make) all distributions required under the Plan. The LLC Manager may employ or contract with other Persons including, but not limited to, the Indenture Trustee, to assist in the performance of its duties in accordance with the terms of the VFI LLC Members' Agreement. Solely to the extent necessary to administer the Plan, the LLC Manager shall be deemed to be the sole authorized signatory of each Debtor and shall be deemed to be the sole officer, director or voting shareholder for any legitimate corporate purpose, including participation in the liquidation of affiliates of the Debtors and amending any bylaws or certificates of incorporation. As soon as practicable after the Effective Date, the Debtors, on their own behalf and on behalf of holders of Allowed Class 5 Claims, shall execute the VFI LLC Members' Agreement appointing the LLC Manager and setting forth the responsibilities and powers of the LLC Manager.

     Prior to the Effective Date, the Debtors shall have taken all other steps necessary to establish VFI LLC. VFI LLC is to be formed for the object and purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Limited Liability Company Act, as amended from time to time, including, without limitation, borrowing funds, purchasing Claims, pursuing Causes of Action, and taking other actions in the best interest of holders of LLC Membership Interests, all as set forth in the VFI LLC Members' Agreement.

     After the Effective Date, the LLC Manager shall (i) establish one or more general accounts for the deposit of funds to be distributed under the Plan, (ii) create and fund any Distribution Reserve in accordance with the Plan, and (iii) liquidate all other assets, including prosecuting the Causes of Action. The LLC Manager may invest all Cash deposited in any account or reserve in a manner that shall yield a reasonable return, taking into account the safety of the investment. The LLC Manager shall have the authority to interpret the provisions of this Plan, and such interpretation shall be deemed to be conclusive unless clearly erroneous or contrary to applicable law.

     The LLC Manager shall receive from funds otherwise available for distribution hereunder, without further Bankruptcy Court approval, reasonable compensation for its services under the Plan and reimbursement of its reasonable out-of-pocket expenses incurred in connection with those services, including the fees and expenses of any Professionals or other agents that it employs. The LLC Manager may withhold sufficient funds to pay all projected operating expenses of the LLC Manager, including but not limited to liability insurance for the benefit of the LLC Manager and his employees and representatives for acting in such capacity. The LLC Manager shall not be required to give any bond, surety, or other security for the performance of its duties, unless otherwise ordered by the Bankruptcy Court, and, in that event, all costs and expenses of procuring any such bond shall be paid from funds otherwise available for distribution hereunder.

     The Debtors' Estates shall indemnify and hold harmless, to the fullest extent permitted by the laws of the State of Delaware, the LLC Manager and each Professional or other person employed by the LLC Manager to carry out the provisions of the Plan (each, an "Indemnified Person") from and against all liabilities, damages, claims, costs, and expenses (including attorney fees) arising from or in connection with their actions or omissions in performing their duties under the Plan, so long as the Indemnified Person acted in good faith and in a manner reasonably believed to be in or not inconsistent with the Estates' best interests. Any amount payable to an Indemnified Person in accordance with this paragraph shall constitute an Administrative Claim in the Chapter 11 Cases and shall be payable as incurred from funds held by the LLC Manager for distributions under the Plan.

     Any and all distributions to creditors contemplated by Articles II and III of the Plan, including distributions on account of Administrative Fee Claims, Professional Fee Claims, Priority Tax Claims, Other Priority Claims, and Convenience Claims, shall be made by the LLC Manager or its agents on or after the Distribution Date in accordance with the terms of the Plan and the VFI LLC Members' Agreement to the extent not already satisfied.

          2.   VFI LLC.

               i. The Establishment of VFI LLC. VFI LLC will be established and the LLC Manager will be appointed as of the Effective Date. VFI LLC, the LLC Manager, and the Managing Board shall be fiduciaries with respect to the holders of Class 5 Claims.

               ii. Acquisition of Plan Assets and Administrative Obligations. On the Effective Date, the Estates and the Debtors shall be deemed to have, and shall have, irrevocably assigned and transferred to VFI LLC all of their rights, title and interest in and to any and all property and assets of the Debtors, including, but not limited to, cash, the right to receive Warrants upon satisfaction of the conditions to issuance thereof, and Causes of Action, and any proceeds thereof (collectively, the "Plan Assets"), free and clear of all Liens, claims, encumbrances and other interests other than Collateral that remains subject to any Class 2 Liens as provided in section B2(ii)(a) above. None of the Debtors shall have any further rights, title or interest in any of the Plan Assets, and none of the Debtors shall be entitled to receive any portion of any amounts recovered on account of any of the Causes of Action or other liquidation of Plan Assets.

     Any and all Administrative Claims and administrative obligations of the Debtors not otherwise satisfied in accordance with the terms of this Plan shall be assumed by VFI LLC, including but not limited to, any administrative obligations relating to any of the Debtors' employee pension, benefit, retirement and health plans.

               iii. LLC Membership Interests. Each holder of a Class 5 General Unsecured Claim shall receive LLC Membership Interests based upon the Pro Rata portion of its Allowed Claim.

               iv. Establishment of LLC Membership Interest Registers. VFI LLC shall maintain a register of the persons granted LLC Membership Interests therein and shall be entitled to treat as the owner of any such interest for all purposes the person or entity in whose name the LLC Membership Interest is registered.

               v. LLC Membership Interests Granted on Account of Disputed Claims. Upon a Disputed Claim becoming an Allowed Claim, the holder of such Allowed Claim shall be granted LLC Membership Interests based on the Pro Rata portion of its Allowed Claim. Such holder of a Disputed Claim shall have no voting or other rights until such time as the Disputed Claim shall have become an Allowed Claim and a distribution of LLC Membership Interests shall have been made on account of such Allowed Claim in accordance with the terms of the Plan.

               vi.  Limitations on Transferability of LLC Membership Interests.

                    a. Transfer of LLC Membership Interests shall be restricted. The prior consent of VFI LLC shall be required for any sale or transfer of a LLC Membership Interest to be effective and VFI LLC shall consent to sales and transfers of LLC Membership Interests only if, in the reasonable judgment of VFI LLC based upon representations as to the manner of the proposed sale or transfer and other evidence or advice of counsel, the sale or transfer would not create a material risk that VFI LLC would be treated as a publicly traded partnership under I.R.C. section 7704 and is otherwise in compliance with applicable law. Notwithstanding the foregoing, no transfer of such interest shall be permitted to the extent the transfer would violate or require registration under any federal or state securities law.

                    b. Notwithstanding the provisions of the Plan, the economic interest (but not the membership interest) may be transferred (1) to a relative, spouse or former spouse or relative of the spouse or former spouse of the original holder of such interest (the "Beneficial Interest Holder"), (2) to any trust or estate in which such Beneficial Interest Holder holds more than 50% of the beneficial interests (excluding contingent interests), (3) to any corporation, partnership or other organization in which such Beneficial Interest Holder is the beneficial owner of more than 50% of the equity securities or equity interests, (4) to any person that owns, directly or indirectly, more than 50% of the voting securities of such Beneficial Interest Holder, (5) upon the death of such Beneficial Interest Holder or pursuant to operation of law, or (6) incidental to the sale of all or substantially all of the assets of such Beneficial Interest Holder. Notwithstanding the foregoing, no transfer of such interest shall be permitted to the extent the transfer would violate or require registration under any federal or state securities law or would cause any adverse tax (including, but not limited to, causing VFI LLC to become a publicly traded partnership under the meaning of I.R.C. section 7704), ERISA or other effect on VFI LLC, and provided further that the transferee of such economic interest may not be substituted as a member. The Beneficial Interest Holder seeking to transfer such interest shall deliver an opinion of counsel respecting compliance with applicable laws and the absence of an adverse effect on VFI LLC, and may be prohibited from transferring such interests solely on the grounds that (a) no such legal opinion has been given or (b) the legal opinion given is unsatisfactory or insufficient, in the sole opinion of counsel for VFI LLC.

                    c. In no event may any LLC Membership Interests, or the economic interest therein, be transferred to or for the benefit of the Debtors.

                    d. VFI LLC and the LLC Manager shall not recognize any transfer of LLC Membership Interests, or the economic interest therein, unless such transfer strictly complies with the foregoing requirements and shall not recognize the rights of any purported transferee under any non-complying transfer, including any rights to receive distributions from VFI LLC, either directly or indirectly. For purposes of this section, VFI LLC interests include, among other things, (a) any interest in the capital or profits of VFI LLC, and
(b) any rights in, to or under any financial instrument or contract, the value of which is determined, in whole or in part, by reference to VFI LLC, including, but not limited to, the amount of any distributions from VFI LLC, the value of the assets of VFI LLC, or the results of VFI LLC's operations or administration.

               vii. Transfer of Causes of Action by Holders. The irrevocable transfer of the Causes of Action to VFI LLC will be treated as an irrevocable deemed transfer of such Causes of Action to the holders of Allowed Claims followed by an irrevocable deemed contribution of such Causes of Action by such holders of Allowed Claims to VFI LLC.

               viii. Funding of VFI LLC. On the Effective Date, the LLC Manager shall establish reserves, in an amount to be determined by the LLC Manager subject to approval of the Managing Board, to (i) pay the fees, expenses and costs of VFI LLC and the LLC Manager (such reserve, the "LLC Manager Reserve"), and (ii) pay the fees, expenses and costs of the Managing Board (such reserve, the "Managing Board Reserve"). It is contemplated that the LLC Manager Reserve and the Managing Board Reserve shall be funded in the aggregate amount of not less than $5 million, and shall not be subject to any liens securing any Secured Claim. The VFI Members' Agreement will provide that the LLC Manager may, with the consent of the Managing Board, distribute funds held in the LLC Manager Reserve or the Managing Board Reserve to VFI LLC members to the extent that such reserves exceed the amounts reasonably anticipated to be necessary. In addition, the LLC Manager may, with the written consent of the Managing Board, borrow funds to finance the operations of VFI LLC, which borrowing(s) may include entity participation features.

               ix. Distribution of Proceeds. Subject to the terms and limitations set forth in the VFI LLC Members' Agreement, the LLC Manager shall distribute any proceeds of the liquidation of Plan Assets, including Causes of Action, net of amounts paid or reductions made by reason of setoff and after payment or reserve in full for administrative expenses of VFI LLC (such net proceeds, the "Distribution Proceeds"), to the holders of LLC Membership Interests based on each holder's Ratable Proportion. Except as otherwise provided in the Plan, distributions of the Distribution Proceeds shall be governed by the VFI LLC Members' Agreement.

               x. Distributions. The VFI LLC Members' Agreement shall provide that the VFI LLC shall distribute the Distribution Proceeds to holders of LLC Membership Interests at such times as the Managing Board deems appropriate, but only after paying all outstanding administrative expenses of VFI LLC and reserving for (i) the reasonably anticipated amount of any such administrative expenses that may be incurred thereafter, and (ii) any unpaid Allowed Secured Claims. The LLC Manager shall hold the Warrants for ultimate liquidation. The Managing Board may direct the LLC Manager to distribute the Warrants to holders of LLC Membership Interests or sell them in a manner consistent with the terms of the Pinnacle Asset Purchase Agreement, Warrant Agreement, Plan, VFI LLC Members' Agreement, and applicable law.

               xi. Powers and Duties of the LLC Manager. The provisions of the VFI LLC Members' Agreement shall in all respects govern the duties and responsibilities of VFI LLC and the LLC Manager, which shall include provisions that the LLC Manager shall at all times act solely for the benefit of the holders of LLC Membership Interests and shall not act for the benefit of or have any obligations to or on behalf of the Debtors and further provide that the LLC Manager shall be empowered: (a) to take all steps and execute all instruments and documents necessary to effectuate VFI LLC; (b) to pay all administrative expenses of VFI LLC; (c) to make distributions contemplated by VFI LLC; (d) to comply with the Plan and the VFI LLC Members' Agreement and the obligations thereunder; (e) to employ, retain or replace Professionals to represent it with respect to its responsibilities; (f) to investigate any claims, rights, or other Causes of Action assigned to VFI LLC; (g) to prosecute, litigate, settle, adjust, retain, enforce or abandon any claims, rights, or other Causes of Action assigned to VFI LLC, including any counterclaims to the extent such counterclaims are potential setoffs against the proceeds of any such Causes of Action; (h) to liquidate all Plan Assets transferred to VFI LLC; (i) in the event that the LLC Manager shall determine, in the sole and absolute discretion of the LLC Manager, that compliance with any applicable securities law requirements is or will be unduly onerous, costly, or impossible, the LLC Manager may, with the approval of the Managing Board, take any action necessary or appropriate in order to comply with the requirements of the Securities Act, the Exchange Act, and/or the Investment Company Act of 1940, as amended, or to qualify for any applicable exemptions from such requirements; and (j) to exercise such other powers as may be vested in the LLC Manager pursuant to an order of the Bankruptcy Court or as deemed by the LLC Manager to be necessary and proper to carry out the purposes of VFI LLC. Following confirmation of the Plan, VFI LLC and the LLC Manager shall perform all acts necessary to accomplish termination of the Non-Union Pension Plan and the 401(k) Plans. The VFI LLC Members' Agreement shall further provide that, subject to the requirement to consult with the Managing Board, the LLC Manager shall have sole and absolute discretion to hold, liquidate, pursue, prosecute, release, settle or abandon, as the case may be, any and all claims, rights, Plan Assets, or other Causes of Action assigned to VFI LLC pursuant to the Plan, as it determines in the exercise of its business judgment, and shall have no liability for the outcome of its decisions. For purposes of exercising its powers, including, but not limited to the pursuit of Causes of Action, each of the LLC Manager and VFI LLC shall be deemed to be a representative of the Estates pursuant to section 1124 of the Bankruptcy Code.

               xii. Authority to Settle Causes of Action. Subject to the provisions of the VFI LLC Members' Agreement and with the written consent of the Managing Board to a proposed settlement, disposition or abandonment of a Cause of Action, the LLC Manager shall be empowered and authorized, without approval of the Bankruptcy Court or notice to any other Person, to settle, adjust, dispose of or abandon any claims, rights, or other Causes of Action assigned to VFI LLC, including any counterclaims to the extent such counterclaims are potential setoffs against the proceeds of any such Causes of Action.

               xiii. Compensation of the LLC Manager. The LLC Manager shall receive compensation for services to VFI LLC at the standard hourly rates charged by the LLC Manager for services and for the services of others assisting the LLC Manager with the performance of the LLC Manager's duties at the standard hourly rates charged for their services, or upon such other rates or terms (including incentive compensation) as may be agreed between the LLC Manager and the Managing Board, and shall be entitled to reimbursement of reasonable expenses incurred in performing its duties hereunder out of the assets of VFI LLC, all as more fully set forth in the VFI LLC Members' Agreement or in a separate agreement setting forth the terms and conditions of the provision of such services by the LLC Manager.

               xiv. Indemnification and Exculpation of the LLC Manager and Managing Board. From and after the Effective Date, the LLC Manager, the Managing Board, VFI LLC, and each of their directors, members, officers, employees, agents and attorneys shall be exculpated and indemnified as provided in the VFI LLC Members' Agreement.

          Except as may otherwise be provided in the VFI LLC Members' Agreement, each of the LLC Manager, the Managing Board, and VFI LLC, and each of their directors, members, officers, employees, agents and attorneys, as the case may be, from and after the Effective Date, is hereby exculpated by all Persons, holders of Claims and Equity Interests, Entities, and parties in interest receiving distributions under the Plan, from any and all claims, Causes of Action, and other assertions of liability arising out of its discharge of the powers and duties conferred upon it by the Plan, the VFI LLC Members' Agreement or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except solely for actions or omissions arising out of its gross negligence, willful misconduct or willful breach of its fiduciary duties. No holder of a Claim or an Equity Interest, or representative thereof, shall have or pursue any claim or Cause of Action (a) against the LLC Manager, the Managing Board, or VFI LLC for distributions made in accordance with the Plan, or for implementing the provisions of the Plan, or (b) against any holder of a Claim for receiving or retaining payments or other distributions as provided for by the Plan.

          Each of the LLC Manager, the Managing Board, and VFI LLC shall not be liable for any action taken or omitted in good faith and reasonably believed by it to be authorized within the discretion or rights or powers conferred upon it by the Plan or the VFI LLC Members' Agreement. In performing its duties under the Plan and the VFI LLC Members' Agreement hereunder, each of the LLC Manager, Managing Board, and VFI LLC shall have no liability for any action taken by the LLC Manager, Managing Board, and VFI LLC in good faith in accordance with the advice of counsel, accountants, appraisers and other professionals retained by it or VFI LLC. Without limiting the generality of the foregoing, the LLC Manager and the Managing Board may rely without independent investigation on copies of orders of the Bankruptcy Court reasonably believed by it to be genuine, and shall have no liability for actions taken in good faith in reliance thereon. None of the provisions of the Plan shall require the LLC Manager, the Managing Board, or VFI LLC to expend or risk their own funds or otherwise incur personal financial liability in the performance of any of their duties hereunder or in the exercise of any of its rights and powers. Each of the LLC Manager, the Managing Board, and VFI LLC may rely without inquiry upon writings delivered to it hereunder which it reasonably believes in good faith to be genuine and to have been given by a proper Person.

               xv. Board of Managers of VFI LLC. The VFI LLC Members' Agreement shall provide that VFI LLC will be managed by a three-member Managing Board. On or before the Confirmation Date, the Creditors' Committee shall select three Persons or Entities to serve as the initial managing members of the Managing Board. A list setting forth the identities of the initial members of the Managing Board, to the extent available, shall be filed as part of the Plan Supplement, or otherwise, in a submission to the Bankruptcy Court on or prior to the Confirmation Date. The VFI LLC Members' Agreement shall set forth the duties and responsibilities of the Managing Board and shall in all respects govern the operation and management of VFI LLC, and shall be filed and served by the Creditors' Committee by not later than October 15, 2001. The VFI LLC Members' Agreement shall include, among other things, provisions for the replacement or removal of members of the Managing Board or the LLC Manager. In addition, if the LLC Manager resigns, is terminated for cause by the Managing Board, or is unable to continue to serve as the LLC Manager for any reason, the Managing Board shall designate a replacement LLC Manager in accordance with the terms of the VFI LLC Members' Agreement, who shall thereby be appointed to serve as the LLC Manager without application to or approval by the Bankruptcy Court. The Managing Board will, to the extent if necessary, retain counsel to assist it.

          3.   Distributions to Holders of Debt Securities Claims.

               i. Distributions to Indenture Trustees. Notwithstanding any other provision hereof, the LLC Manager shall make all distributions, including distributions of LLC Membership Interests, otherwise payable to each holder of a Debt Securities Claim to the Indenture Trustee, who shall make distributions in accordance with the provisions of the Plan and the respective governing indenture, including the turnover provisions thereof.

               ii. Surrender of Securities or Instruments. On or before the first Distribution Date, or as soon as practicable thereafter, each holder of an instrument evidencing a Debt Securities Claim (a "Certificate") shall surrender the Certificate to the LLC Manager, or with respect to indebtedness that is governed by an indenture, to the respective Indenture Trustee, and the Certificate shall be cancelled. No holder of a Debt Securities Claim shall receive any distribution under the Plan until the respective Indenture Trustee has received either the holder's Certificate or a reasonably satisfactory affidavit of loss and indemnity. Any holder who fails to surrender or cause to be surrendered its Certificate or to deliver a reasonably satisfactory affidavit of loss and indemnity to the LLC Manager or the Indenture Trustee before the second anniversary of the Effective Date shall forfeit all rights and Claims in respect of its Debt Securities Claim and shall not participate in any distribution hereunder. All Cash or other property in respect of such forfeited distribution, including interest accrued thereon, shall revert to VFI LLC in accordance with the Plan, notwithstanding any federal or state escheat laws to the contrary.

               iii. Distribution Record Date. At the close of business on the Distribution Record Date, the transfer ledgers for the Debt Securities shall be closed, and there shall be no further changes in the record holders of the Debt Securities. Neither the Debtors, the LLC Manager, nor any Indenture Trustee shall be obligated to recognize any transfer of Debt Securities occurring after the Distribution Record Date, but shall be entitled instead to recognize and deal for all purposes hereunder with only the record holders identified on the transfer ledgers as of the close of business on the Distribution Record Date.

               iv. Means of Cash Payment. Cash payments under this Plan shall be made, in the LLC Manager's sole discretion, by checks drawn on or wire transfer from a domestic bank selected by the LLC Manager.

          4.   Delivery of Distributions; Undeliverable or Unclaimed
Distributions.

               i. Delivery of Distributions in General. The LLC Manager or the appropriate Indenture Trustee shall make distributions to each holder of an Allowed Claim (a) at the address on any proof of Claim filed by the holder (or at the holder's last known address, if no proof of Claim is filed), (b) at the address in any written notice of address change delivered to the Debtors, or the LLC Manager, (c) at the address reflected in the Schedules, if no proof of Claim has been filed and the LLC Manager has not received a written notice of a change of address, or (d) in the case of the holder of a Claim that is governed by an indenture and is administered by an Indenture Trustee, at the address (i) in the Indenture Trustee's official records, or (ii) set forth in a properly completed letter of transmittal accompanying a Certificate properly remitted in accordance with Article V.B of the Plan.

               ii.  Undeliverable and Unclaimed Distributions.

                    a. Holding and Investment of Undeliverable and Unclaimed Distributions. If any holder's distribution is returned as undeliverable, no further distributions to that holder shall be made unless and until the LLC Manager or the Indenture Trustee receives notice of the holder's then-current address, at which time all outstanding distributions shall be made to the holder. Undeliverable distributions made through the LLC Manager or the Indenture Trustee shall be returned to the LLC Manager until such distributions are claimed. The LLC Manager shall establish a segregated account to serve as the Unclaimed Distribution Reserve, and all undeliverable and unclaimed Cash distributions shall be deposited therein, for the benefit of all similarly situated Persons until such time as a distribution becomes deliverable or is claimed. On each Periodic Distribution Date, the LLC Manager shall make all distributions that have become deliverable or have been claimed since the immediately preceding Periodic Distribution Date, together with any interest actually earned thereon.

                    b. Failure to Claim Undeliverable Distributions. Any undeliverable or unclaimed distribution under the Plan that does not become deliverable on or before the first anniversary of the Effective Date shall be deemed to have been forfeited and waived, and the Person otherwise entitled thereto shall be forever barred and enjoined from asserting its Claim therefor against, or seeking to recover its distribution from, the Debtors, the Estates, or their property. After the first anniversary of the Effective Date, the LLC Manager shall withdraw any amounts remaining in the Unclaimed Distribution Reserve for distribution in accordance with the Plan and the VFI LLC Members' Agreement.

          5. Fractional Distributions. The LLC Manager shall not make payments of fractions of dollars, but shall round all such fractions to the nearest whole dollar, with half dollars being rounded down. Notwithstanding any other provision of the Plan to the contrary, no fractional LLC Membership Interests will be issued pursuant to the Plan. Whenever any distribution of a fraction of an LLC Membership Interest under the Plan would otherwise be required, the actual distribution made will reflect a rounding of such fraction to the nearest whole share (up or down), with half shares or less being rounded down and fractions in excess of half a share being rounded up.

          6. Withholding and Reporting Requirements. In connection with the Plan and all distributions thereunder, the LLC Manager shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any of those requirements. The LLC Manager shall be authorized to take all actions necessary or appropriate to comply with those withholding and reporting requirements.

          7. Setoffs. The LLC Manager may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made in respect of that Claim, claims of any nature whatsoever that the Debtors may have against the Claim's holder; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any claim that the Debtors may have. Nothing herein shall be deemed to expand rights to set off under applicable law.

     E.   RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS

          1. Claims Objection Deadline; Prosecution of Objections. Any Debtor, before the Effective Date, and the LLC Manager, after the Effective Date and until the Claims Objection Deadline, may file an objection to any Claim. The Claims Objection Deadline does not, however, apply to objections to Claims filed or amended after the Bar Date.

          2. Distribution Reserve; Estimation of Claims. Notwithstanding anything else herein, the LLC Manager shall not be required to make distributions to any holders of Allowed Class 5 Claims until the objections to Disputed Claims have been resolved. VFI LLC shall withhold from the amounts to be distributed to holders of LLC Membership Interests amounts sufficient to be distributed on account of the LLC Membership Interests that may be granted to holders of Unsecured Claims that are Disputed Claims as of the date of distribution of proceeds, and VFI LLC shall place such withheld proceeds in reserve (the "Distribution Reserve"). To the extent such Disputed Claims ultimately become Allowed Claims and LLC Membership Interests are granted to the holders of such Claims in accordance with the Plan, payments with respect to such interest shall be made from the Distribution Reserve. The LLC Manager shall determine the amount to reserve in the Distribution Reserve based on the amount of Disputed Claims determined or estimated for the purposes of a Distribution Reserve. As to any Disputed Claim, upon a request for estimation by the Debtors or the LLC Manager, the Bankruptcy Court shall determine what amount is sufficient to withhold in the Distribution Reserve on account of such Disputed Claim. The Debtors or the LLC Manager may request estimation for every Disputed Claim that is unliquidated and the LLC Manager shall withhold the Distribution Reserve based upon the estimated amount of such Claim as set forth in a Final Order. The Estimated Amount of any Disputed Claim so determined by the Bankruptcy Court will constitute the maximum recovery that the holder thereof may recover after the ultimate liquidation of its

Disputed Claim, subject to the rights of the holders of such claims under section 502(j) of the Bankruptcy Code and applicable law. Until a Disputed Claim that is liquidated is estimated, the LLC Manager shall withhold the Distribution Reserve based upon the amount sufficient to make a Pro Rata distribution using the Face Amount of such Claim. The LLC Manager shall deposit or invest the funds in the Distribution Reserve in accordance with the provisions set forth in section 345 of the Bankruptcy Code. The holders of Allowed Claims for which a Distribution Reserve has been established shall receive a pro rata distribution of the interest actually earned on account of such holder's Allowed Claim.

     After any Disputed Claim becomes an Allowed Claim, and to the extent that the LLC Manager has previously made distributions, the LLC Manager shall, on the next Periodic Distribution Date, pay to the holder thereof the Pro Rata amount of its Claim as Allowed (or, if less, the amount thereof estimated in accordance with the immediately preceding subparagraph). In accordance with section 502(j) of the Bankruptcy Code, if any proceeds remain in the Distribution Reserve after all objections to Disputed Claims have been resolved, such remaining amounts shall be distributed as soon as practicable in accordance with the provisions regarding the distribution of Distribution Proceeds to the holders of LLC Membership Interests.

     The LLC Manager may, with Bankruptcy Court approval, make other adjustments as it determines appropriate in the amount held in the Distribution Reserve, and shall distribute, in accordance with the Plan's provisions, all amounts that become available for distribution as a result of the allowance or disallowance of Disputed Claims. If practicable, the LLC Manager shall invest any Cash that is withheld in the Distribution Reserve in a manner that shall yield a reasonable net return, taking into account the safety of the investment.

          3. Claims Resolution. After the Effective Date, VFI LLC may settle, without Bankruptcy Court approval except as set forth below), any Disputed Claim in accordance with the procedure described below.

               i. Settlement. The LLC Manager may settle any Disputed Claim, provided, however, that any settlement resulting in a claim in an amount of $1,000,000 or more upon allowance shall be approved by either (a) a majority of the Managing Board, or (b) the Bankruptcy Court.

               ii. Other Provisions. The LLC Manager and the Managing Board may agree to any other appropriate procedures to facilitate the timely and reasonable resolution of Disputed Claims after the Effective Date.

     F.   TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

          1. Assumed Contracts and Leases. Except as provided in any order of the Bankruptcy Court, all executory contracts and unexpired leases in effect on the Confirmation Date will be deemed to be rejected and the Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejections, other than the contracts and leases to be identified in the Plan Supplement as executory contracts or unexpired leases to be assumed, if any, which shall be assumed under the Plan.

          2. Payments Related to Assumption of Contracts and Leases. Any monetary amounts by which any executory contract and unexpired lease to be assumed under the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor party to the contract or lease or its assignee, by Cure. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of any Debtor (or any assignee) to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

          3. Bar to Rejection Damages. The Debtors will request that the Confirmation Order establish the 45th day after the date of entry of the Confirmation Order as the deadline for filing any Claim arising from the rejection of an executory contract or unexpired lease under the Plan for which a deadline has not already been set. Any Claim not filed by the deadline set by the Bankruptcy Court shall be deemed waived and forever barred.

     G.   ACCEPTANCE OR REJECTION OF THE PLAN

          1. Classes Entitled To Vote. Each Impaired Class of Claims that will (or may) receive or retain property or any interest in property under the Plan is entitled to vote to accept or reject the Plan. By operation of law, each unimpaired Class of Claims or Interests is deemed to have accepted the Plan and, therefore, is not entitled to vote. Because holders of Claims in Classes that are not entitled to receive or retain any property under the Plan are presumed to have rejected the Plan, they are not entitled to vote.

          2. Acceptance by Impaired Classes. An impaired Class of Claims shall have accepted the Plan if (i) the holders of at least two-thirds in amount of the Allowed Claims actually voting in the Class have voted to accept the Plan, and (ii) the holders of more than one-half in number of the Allowed Claims actually voting in the Class have voted to accept the Plan, in each case not counting the vote of any holder designated under section 1126(e) of the Bankruptcy Code.

          3. Elimination of Classes. Any Class that does not contain any Allowed Claims or Interests or any Claims or Interests temporarily allowed for voting purposes under Bankruptcy Rule 3018, as of the date of the commencement of the Confirmation Hearing, shall be deemed to have been deleted from this Plan for purposes of (i) voting to accept or reject this Plan and (ii) determining whether it has accepted or rejected this Plan under section 1129(a)(8) of the Bankruptcy Code.

          4. Cramdown. The Debtors hereby request that, to the extent necessary, the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code.

     H.   CONDITIONS PRECEDENT TO THE PLAN'S CONFIRMATION AND CONSUMMATION

          1. Conditions To Confirmation. The Plan's Confirmation is subject to the satisfaction or due waiver of the following conditions precedent:

               i. The proposed Confirmation Order shall be in form and substance reasonably acceptable to the Debtors, PFC, and the Creditors' Committee and shall include provisions in form and substance reasonably satisfactory to PFC that provide that the issuance of the Warrants and the securities purchasable upon exercise of the Warrants, and the distribution of the Warrants and the securities purchasable upon the exercise of the Warrants, shall be exempt from the registration requirements of the Securities Act of 1933, as amended, and any state and local securities laws requiring registration, pursuant to section 1145 of the Bankruptcy Code, and that Pinnacle, as the issuer of the Warrants, and its officers, directors, employees, attorneys and agents are entitled to the protections contained in section 1125(e) of the Bankruptcy Code.

               ii. The Confirmation Order shall provide that the issuance and distribution of the LLC Membership Interests shall be exempt from the registration requirements of the Securities Act and any similar state or local laws, pursuant to section 1145 of the Bankruptcy Code.

          2. Conditions to Effective Date. Effectiveness of the Plan is subject to the satisfaction or due waiver of each of the following conditions precedent:

               i. The Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably satisfactory to the Debtors and the Creditors' Committee.

               ii.  The Confirmation Order shall have become a Final Order.

               iii. The VFI LLC Members' Agreement, in form reasonably satisfactory to the Debtors and the Creditors' Committee, shall have been executed and delivered and all conditions precedent thereto shall have been satisfied.

          3. Waiver Of Conditions. The conditions set forth in the Plan can be waived in whole or in part by the Debtors and the Creditors' Committee, acting jointly, at any time without an order of the Bankruptcy Court, other than the condition set forth in Article IX.A.1 of the Plan, which may only be waived by Pinnacle.


     I.   MODIFICATION; WITHDRAWAL

     The Debtors, with the consent of the Creditors' Committee, reserve the right to modify the Plan either before or after Confirmation to the fullest extent permitted under section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, including, but not limited to, modifications necessary to obtain any no-action letters. The Debtors may withdraw the Plan at any time before the Confirmation Date, or thereafter prior to the Effective Date with the consent of the Creditors' Committee.

     J.   RETENTION OF JURISDICTION

     Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the Plan's Confirmation and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction (unless otherwise specified below) over all matters arising out of or related to the Chapter 11 Cases and the Plan, to the fullest extent permitted by law, including jurisdiction to:

          1. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest;

          2. Hear and determine all Professional Fee Claims and other Administrative Claims;

          3. Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation of any Claims arising therefrom;

          4. Hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases;

          5. Enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

          6. Hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan and all contracts, instruments, and other agreements executed in connection with the Plan;

          7. Hear and determine any request to modify the Plan or to cure any defect or omission or reconcile any inconsistency in the Plan or any order of the Bankruptcy Court;

          8. Issue and enforce injunctions or other orders, or take any other action that may be necessary or appropriate to restrain any interference with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;

          9. Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

          10. Hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

          11. Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

          12. Recover all assets of the Debtors and property of the Debtors' Estates, wherever located;

          13. Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

          14. Hear and determine all matters related to (a) the property of the Estate(s) from and after the Confirmation Date, (b) the winding up of the Debtors' affairs, and (c) the activities of the LLC Manager and VFI LLC, including but not limited to (i) challenges to or approvals of the LLC Manager's activities, (ii) resignation, incapacity or removal of the LLC Manager and selection of a successor LLC Manager, (iii) reporting by, termination of, and accounting of the LLC Manager, and (iv) release of the LLC Manager from its duties.

          15. Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

          16.  Enter a final decree closing the Chapter 11 Cases.

In addition, the Bankruptcy Court shall retain original, but not exclusive, jurisdiction over the prosecution of all Causes of Action. Neither confirmation of the Plan nor entry of the Confirmation Order shall expand or limit the original jurisdiction of the Bankruptcy Court as such jurisdiction exists as of the Confirmation Date with respect to Causes of Action, and neither event shall be deemed to constitute a consent to jurisdiction by any party-in-interest.


     K.   EFFECTS OF CONFIRMATION

          1. Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtors, all present and former holders of Claims and Interests, and their respective successors and assigns.

          2. Basis For Protections. As an inducement to and in recognition of the past and future efforts of the parties identified in this section K, in connection with the prosecution of the Debtors' Chapter 11 Cases, the Plan provides certain protections related to the performance of services by such parties during the Chapter 11 Cases. The Debtors believe that such limited protections have substantially aided the Debtors by inducing such parties to render services during the Chapter 11 Cases and thereby maximize the value of property to be distributed under the Plan to holders of Allowed

Claims, and are consistent with settled law in the Third Circuit. See In re PWS Holding Corp., 228 F.3d 224 (3d Cir. 2000).

          3. Waiver Of Claims; Covenant Not To Sue. Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, any holder of a Claim against or Interest in the Estates who has held, holds, or may hold Claims against or Interests in the Debtors will be deemed to have forever waived the right to sue, or otherwise seek any recovery from the Estates, the Debtors, and the officers and directors of each of the Debtors (collectively, the "Released Parties"), or to assert against the Released Parties or their property any Claim, obligation, right, Cause of Action, or liability which any holder of a Claim against or Interest in the Estates may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction or occurrence in connection with, relating to, or arising out of, the administration of the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence, and the Released Parties shall in all respects be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, however, that nothing herein shall affect the rights and ability of VFI LLC to prosecute the Causes of Action. For the avoidance of doubt, the provisions of the previous sentence have no application with respect to any act or omission, transaction or occurrence, based upon any act or occurrence or failure to act taking place or occurring before the Petition Date nor does this provision impair in any way the ability of any entity to assert counterclaims or rights of offset. "Officers and directors of each of the Debtors" shall mean officers and directors who have served in such capacities between the Petition Date and the Confirmation Date. Nothing contained in Article XII.B of the Plan or elsewhere in the Plan (including without limitation, Articles XII.C and XII.D) or the Confirmation Order shall be deemed to discharge, enjoin, restrict or otherwise impair any rights that may exist in favor of the holder of any Claim to setoff such Claim against any Causes of Action that may be asserted before, on or after the Effective Date against such holder by any Debtor or successor in interest to a Debtor (including, without limitation, VFI LLC).

          4. Exculpation And Limitation Of Liability. Neither the Debtors nor the Creditors' Committee nor any of their respective present or former members, officers, directors, employees, advisors, attorneys, or agents, shall have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the administration of the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

     Notwithstanding any other provision of the Plan, no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Debtors, the Estate(s), the Creditors' Committee, or any of their respective present or former members, officers, directors, employees, advisors, attorneys, or agents, for any act or omission in connection with, relating to, or arising out of, the administration of the Chapter 11 Cases, the pursuit of confirmation of the Plan, consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence.

          5. Post-petition Indemnification Obligations. Post-petition indemnification obligations of the Debtors to officers and directors of the Debtors that served in such capacities post-petition, in connection with any acts taken or not taken by such officers and directors during the post-petition period, shall survive the Effective Date and any administra tive bar date until the final distribution is made by VFI LLC; provided, however, the LLC Manager shall provide at least thirty days' written notice to each such indemnitee of the final distribution date. VFI LLC shall be deemed to have assumed all such post-petition indemnification obligations. Nothing contained in this section should be construed to create any right to indemnification that did not already exist by agreement or otherwise.

     L.   MISCELLANEOUS PROVISIONS

          1. Bar Date for Administrative, Professional Fee and Substantial Contribution Claims. The Confirmation Order will establish the Administrative Claims Bar Date for filing proofs of Administrative Claim, including Substantial Contribution Claims, Professional Fee Claims, and Claims based on the expenses of individual members of the Creditors' Committee. Administrative Claims not filed on or before the Administrative Claims Bar Date will be deemed waived and forever barred. The notice of Confirmation delivered under Bankruptcy Rule 3020(c) and 2002(f) will include and constitute notice of the Administrative Claims Bar Date.

          2. Rights of PFC under Pinnacle Asset Purchase Agreement Not Affected. Nothing in the Plan, this Disclosure Statement, the Confirmation Order, or any other document or order entered in connection with the Plan shall effect the terms and conditions of the Pinnacle Asset Purchase Agreement, including all exhibits and amendments thereto, to the extent that it is approved by a Final Order of the Bankruptcy Court.

          3. Payment of Statutory Fees. All fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date but before the closing of the Chapter 11 Cases shall be paid from funds otherwise available for distribution hereunder.

          4. Severability of Plan Provisions. If, before Confirmation, the Bankruptcy Court holds that any provision of the Plan is invalid, void or unenforceable, the Debtors, at their option, with the consent of the Creditors' Committee, may amend or modify the Plan to correct the defect, by amending or deleting the offending provision or otherwise, or may withdraw the Plan. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been amended or modified in accordance with the foregoing, is valid and enforceable.

          5. Successors and Assigns. The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of that Person.

          6. Term of Injunctions or Stays. Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases by virtue of section 105 of the Bankruptcy Code or any order of the Bankruptcy Court shall remain in full force and effect until the LLC Manager has made all distributions contemplated by the Plan, the Debtors have been dissolved, and the Bankruptcy Court has entered an order closing the Chapter 11 Cases. All injunctions or stays in effect in the Chapter 11 Cases by virtue of
Section 362 of the Bankruptcy Code shall terminate in accordance with Section 362(c) of the Bankruptcy Code.

          7. Committees. On the Effective Date, the duties of the Creditors' Committee shall terminate and the members and professionals thereof shall be released and discharged from all duties arising from or related to the Chapter 11 Cases.

          8. Plan Supplement. Any and all exhibits, lists, or schedules referred to in the Plan but not filed with the Plan shall be contained in the Plan Supplement that will be filed with the Clerk of the Bankruptcy Court before the commencement of the Confirmation Hearing. Thereafter, any Person may examine the Plan Supplement in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Interests may obtain a copy of the Plan Supplement upon written request to the Voting Agent or the Debtors.

          9. Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of
(i) the State of Delaware shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan and (ii) the laws of the state of incorporation of each Debtor shall govern corporate governance matters with respect to such Debtor, in either case without giving effect to the principles of conflicts of law thereof.

VI.  PLAN CONFIRMATION

     The Bankruptcy Court may confirm the Plan only if it determines that the Plan complies with the technical requirements of Chapter 11, including, among other things, that (a) the Plan properly classifies Claims and Interests, (b) the Plan complies with applicable provisions of the Bankruptcy Code, (c) the Debtors have complied with applicable provisions of the Bankruptcy Code, (d) the Debtors have proposed the Plan in good faith and not by any means forbidden by law, (e) disclosure of "adequate information" as required by section 1125 of the Bankruptcy Code has been made, (f) the Plan has been accepted by the requisite votes of all classes of creditors (except to the extent that "cramdown" is available under section 1129(b) of the Bankruptcy Code), (g) the Plan is in the "best interests" of all holders of Claims or Interests in each Impaired Class,
(h) all fees and expenses payable under 28 U.S.C. Section 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of such fees on the Effective Date and the Plan complies with section 1114 of the Bankruptcy Code.

     A.   VOTING REQUIREMENTS

     Under the Bankruptcy Code, only Classes of Claims and Interests that are "impaired" (as that term is defined in section 1124 of the Bankruptcy Code) under the Plan are entitled to vote to accept or reject the Plan. A Class is impaired if the Plan modifies the legal, equitable or contractual rights of holders of Claims or Interests in the Class (other than by curing defaults and reinstating debt). Under section 1126(f) of the Bankruptcy Code, Classes of Claims and Interests that are not impaired are conclusively presumed to have accepted the Plan and are not entitled to vote on the Plan. Under section 1126(g) of the Bankruptcy Code, Classes of Claims and Interests whose holders will not receive or retain any property under the Plan are deemed to have rejected the Plan and are not entitled to vote on the Plan. The classification of Claims and Interests is summarized, together with notations as to whether each Class of Claims or Interests is Impaired or Unimpaired, in Section II of this Disclosure Statement. Additional information regarding voting is contained in the instructions accompanying the Ballots.

     The Debtors are distributing this Disclosure Statement and an appropriate Ballot to all holders of Claims entitled to vote on the Plan. There are separate, color-coded Ballots for each Class of Claims to facilitate vote tabulation, but all Ballots are substantially similar in form and substance and the term "Ballot" is used without intended reference to the Ballot of any specific Class of Claims.

     Because holders of Class 3 Claims, Class 6 Claims and Class 7 Interests are not entitled to receive or retain any property under the Plan, Classes 3, 6 and 7 are presumed to have rejected the Plan and, therefore, holders of Class 3 Claims, Class 6 Claims and Class 7 Interests are not entitled to vote on the Plan.

     An impaired class of Claims will have accepted the Plan if (a) the holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (b) the holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.

     B.   CONFIRMATION WITHOUT ACCEPTANCE OF ALL IMPAIRED CLASSES; "CRAMDOWN"

     The Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code, and they have reserved the right to modify the Plan to the extent, if any, that confirmation in accordance with section 1129(b) of the Bankruptcy Code requires modification.

     Under section 1129(b) of the Bankruptcy Code, the Court may confirm a plan over the objection of a rejecting class, if, among other things, (a) at least one impaired Class of Claims has accepted it (not counting the votes of any "insiders," as defined in the Bankruptcy Code) and (b) if the Plan "does not discriminate unfairly" against and is "fair and equitable" to each rejecting Class.

     A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a rejecting impaired class is treated equally with respect to other classes of equal rank. A plan is fair and equitable as to a class of secured claims that rejects such plan if, among other things, the plan provides (a) (i) that the holders of claims in the rejecting class retain the liens securing those claims, whether the property subject to those liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims, and (ii) that each holder of a claim of such class receives on account of that claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, of at least the value of the holder's interest in the estate's interest in such property; (b) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the liens on proceeds to be treated under clause (a) above or (c) below; or (c) for the realization by such holders of the indubitable equivalent of such claims.

     A plan is fair and equitable as to a class of unsecured claims that rejects a plan, if, among other things, the plan provides that (a) each holder of a claim in the rejecting class will receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (b) no holder of a claim or interest that is junior to the claims of such rejecting class will receive or retain under the plan any property on account of such junior claim or interest.

     A plan is fair and equitable as to a class of interests that rejects a plan, if, among other things, (a) the plan provides that each holder of an interest of such class receive or retain on account of such interest property of a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (b) the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property.

     As described above, holders of Class 3 Claims, Class 6 Claims and Class 7 Interests will not receive or retain property under the Plan on account of their Claims or Interests. Accordingly, under section 1126(g) of the Bankruptcy Code, Classes 3, 6 and 7 are presumed to have rejected the Plan. The Debtors intend to request confirmation of the Plan under section 1129(b) of the Bankruptcy Code notwithstanding the deemed rejection of the Plan by Classes 3, 6 and 7 or the rejection of the Plan by other Classes of Claims or Interests.

     The Debtors believe that the Plan may be confirmed in accordance with the above-described "cramdown" provisions, over the dissent of certain Classes of Claims and Interests, in view of the treatment proposed for such Classes. The Debtors believe that the treatment under the Plan of the holders of Class 3 Claims, Class 6 Claims and Class 7 Interests will satisfy the "fair and equitable" test since, although no distribution will be made in respect of Claims and Interests in such Classes and, as a result, such Classes will be deemed to have rejected the Plan, no Class junior to such non-accepting Classes will receive or retain any property under the Plan. In addition, the Debtors do not believe that the Plan unfairly discriminates against any dissenting Class because all dissenting Classes of equal rank are treated equally under the Plan.

     C.   BEST INTERESTS TEST

     Under Bankruptcy Code section 1129(a)(7) (the so-called "Best Interests Test"), to confirm the Plan the Bankruptcy Court must determine that each holder of an Impaired Claim or Interest who has not accepted the Plan will receive or retain property of a value, as of the Effective Date of the Plan, at least equal to the amount that such holder would receive or retain on account of such Claim or Interest in a Chapter 7 liquidation. Accordingly, the Debtors and their advisors have considered the effect that conversion of the Chapter 11 Cases to Chapter 7 cases would have on distributions to various Classes of Claims and Interests. The Debtors believe that the Plan provides for the liquidation of the Debtors in a manner that is significantly more efficient than would occur in the event the Chapter 11 Cases were converted to cases under Chapter 7 of the Bankruptcy Code. The Debtors therefore believe that conversion to Chapter 7 would result in (i) delay in distributions to all creditors who would have received a distribution under the Plan and (ii) diminished recoveries for Class 5 Claims. The Debtors therefore believe that the Plan satisfies the Best Interests Test for each class of impaired Claims and Interests.

          1. Liquidation Analysis. In a Chapter 7 case, a trustee or trustees would be selected or appointed to liquidate the Debtors' assets for distribution to creditors in accordance with the priorities set forth in the Bankruptcy Code. The relative priority of distribution of liquidation proceeds with respect to any Claim or Interest depends on (i) its status as secured, priority unsecured or nonpriority unsecured and (ii) its relative subordination, including statutory subordination. In general, liquidation proceeds would be allocated in the following priority: (i) to the Claims of secured creditors to the extent of the value of their collateral; (ii) to the costs, fees and expenses of the liquidation, as well as other administrative expenses of the Debtors' Chapter 7 cases, including tax liabilities incurred in the Chapter 7 cases; (iii) to the unpaid Administrative Claims of the Chapter 11 Cases; (iv) to Priority Tax Claims and other Claims entitled to priority in payment under section 507 of the Bankruptcy Code; (v) to General Unsecured Claims; and (vi) to Interests.

     In reaching their conclusion regarding the Best Interests Test, the Debtors make a number of assumptions which are set forth below regarding anticipated differences in expenses, fees, asset recoveries, claims litigation and settlements, recoveries on escrows, timing of distributions, and total claims filed that could occur if the Chapter 11 Cases were converted to a Chapter 7 liquidation. These assumptions are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. Accordingly, there can be no assurance as to values that would actually be realized in a Chapter 7 liquidation.

     The following general assumptions are used in analyzing the Plan's satisfaction of the Best Interests test:

               i. Under section 704 of the Bankruptcy Code, a Chapter 7 trustee is required to, among other things, collect and convert the property of the debtor's estate to cash and close the estate as expeditiously as is compatible with the best interests of parties in interest. Solely for purposes of preparing this liquidation analysis, it is assumed that (i) the Debtors' Chapter 11 Cases would be converted to Chapter 7 liquidation cases on the tenth day after entry of the Confirmation Order, which the Debtors anticipate will be the Effective Date of the Plan, and (ii) at least in the first instance, separate Chapter 7 trustees, with no familiarity with the Debtors or the Chapter 11 Cases, would be appointed for each of the Debtors' Estates.

               ii. In the event of a conversion to Chapter 7, creditors of the Estates would have to bear the additional layer of administrative expenses in the form of Chapter 7 trustee statutory fees which, the Debtors submit, would significantly exceed the fees and expenses that the Debtors expect will be incurred for the LLC Manager.

               iii. The trustees would likely retain new professionals to assist with the liquidation of the Estates (including the pursuit of Causes of Action and objection to disputed claims and interests). Such new professionals would be unfamiliar with the Debtors and their Chapter 11 Cases. The trustees and the new professionals would have to expend considerable time and effort to familiarize themselves with the Debtors' affairs and the issues implicated by such liquidation and litigation, thereby duplicating the substantial efforts made to date by the Debtors and their professionals. The Debtors therefore have assumed that the fees and expenses of the trustees and their professionals would materially exceed the fees and expenses expected to be incurred for the LLC Manager and professionals to be retained by the LLC Manager.

               iv. In addition to compensation of the various bankruptcy trustees, their counsel and other professionals retained by such trustees, there would be certain actual and contingent liabilities and expenses for which provision would be required in a Chapter 7 liquidation before distributions could be made to creditors, including asset disposition expenses, applicable taxes, litigation costs and all unpaid Administrative Claims incurred by the Debtors during the Chapter 11 Cases that are Allowed in the Chapter 7 cases.

               v. On average, the Debtors assume that Causes of Action and other items would be settled for higher amounts under the Plan and that recoveries would be collected at lower rates in a Chapter 7 liquidation, primarily because the Chapter 7 trustees would lack any institutional knowledge of the facts and circumstances underlying such claims. Additionally, because the Chapter 7 trustees are statutorily obligated to act more expeditiously than the LLC Manager would be in closing the Estates, there could be additional pressure on the trustees to settle, rather than litigate, various Claims and Causes of Action on terms less favorable than the LLC Manager could achieve.

          2. Distributions; Absolute Priority. Under a Chapter 7 liquidation, all secured claims are required to be satisfied from the proceeds of the collateral securing such claims before any such proceeds would be distributed to any other creditors. The Debtors' analysis assumes the application of the rule of absolute priority of distributions with respect to the remaining proceeds of the Debtors, as well as application of contractual and statutory subordination. Under that scenario, no junior creditor would receive any distribution until all senior creditors were paid in full. After satisfaction of all Secured Claims, the proceeds would first be distributed to the holders of Administrative Claims, Priority Tax Claims and Other Priority Claims, with the balance being made available to satisfy, first, other nonpriority, unsecured Claims and, last, Interests. Based on the liquidation assumptions of the Debtors' management, the Debtors believe that the liquidation and distribution of the Debtors' assets in Chapter 7 cases would (i) be sufficient to fully pay all Secured Claims, Administrative Claims, Priority Tax Claims and Other Priority Claims, (ii) afford a smaller distribution to holders of Class 5 Claims than provided for under the Plan and (iii) be insufficient to afford a distribution to holders of Class 7 Interests.

          3. Conclusion. In summary, the Debtors believe that a Chapter 7 liquidation of the Debtors would result in a substantial diminution in the value to be realized by the holders of certain Claims, and delay in making distributions to all Classes of Claims entitled to a distribution. The Debtors believe that the holders of Class 5 Claims, in particular, would receive less value in a liquidation of the Debtors under Chapter 7 of the Bankruptcy Code. Finally, the Debtors believe that holders of Claims in other Classes would fare the same in a Chapter 7 liquidation as under the Plan. Consequently, the Debtors believe that the Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code.

     D.   ALTERNATIVES IF THE PLAN IS NOT CONSUMMATED

     The alternatives to the Plan are very limited and not likely to benefit creditors. Although the Debtors could theoretically file a new plan, the most likely result if the Plan is not confirmed and consummated is that the Chapter 11 Cases will be converted to cases under Chapter 7 of the Bankruptcy Code. The Debtors believe that in a liquidation under Chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Debtors' Estates. The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which could arise by reason of the liquidation in Chapter
7. The Debtors believe that conversion of the Chapter 11 Cases to Chapter 7 would result in (i) significant delay in distributions to all creditors who would have received a distribution under the Plan and (ii) diminished recoveries for certain classes of creditors. THE DEBTORS BELIEVE THAT THE PLAN AFFORDS SUBSTANTIALLY GREATER BENEFITS TO CREDITORS THAN LIQUIDATION UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.

VII. CERTAIN MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

     THE FOLLOWING DISCUSSION, WHICH WAS PREPARED BY THE DEBTORS AFTER CONSULTATION WITH THEIR COUNSEL, SKADDEN, ARPS, SUMMARIZES CERTAIN ANTICIPATED MATERIAL FEDERAL

INCOME TAX CONSEQUENCES OF THE TRANSACTIONS PROPOSED IN THE PLAN TO THE DEBTORS, HOLDERS OF CLAIMS AGAINST THE DEBTORS AND CERTAIN INTEREST HOLDERS OF THE DEBTORS. THE SUMMARY IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "TAX CODE"), THE TREASURY REGULATIONS PROMULGATED THEREUNDER, JUDICIAL AUTHORITY AND CURRENT ADMINISTRATIVE RULINGS AND PRACTICE, ALL AS IN EFFECT AS OF THE DATE HEREOF AND ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT THAT COULD ADVERSELY AFFECT THE DEBTORS, THEIR CREDITORS AND THEIR INTEREST HOLDERS.

     THE SUMMARY DOES NOT ADDRESS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF A CLAIM IN LIGHT OF ITS PARTICULAR FACTS AND CIRCUMSTANCES OR TO PARTICULAR TYPES OF HOLDERS OF CLAIMS SUBJECT TO SPECIAL TREATMENT UNDER THE TAX CODE (FOR EXAMPLE, FOREIGNERS, FINANCIAL INSTITUTIONS, BROKER-DEALERS, LIFE INSURANCE COMPANIES AND TAX-EXEMPT ORGANIZATIONS) AND ALSO DOES NOT DISCUSS ANY ASPECTS OF STATE, LOCAL, OR FOREIGN TAXATION.

     IN ADDITION, A SUBSTANTIAL AMOUNT OF TIME MAY ELAPSE BETWEEN THE CONFIRMATION DATE AND THE RECEIPT OF A FINAL DISTRIBUTION UNDER THE PLAN. EVENTS SUBSEQUENT TO THE DATE OF THIS DISCLOSURE STATEMENT, SUCH AS THE ENACTMENT OF ADDITIONAL TAX LEGISLATION, COURT DECISIONS OR ADMINISTRATIVE CHANGES, COULD AFFECT THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREUNDER. NO RULING WILL BE SOUGHT FROM THE INTERNAL REVENUE SERVICE (THE "SERVICE") WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN AND NO OPINION OF COUNSEL HAS HERETOFORE BEEN OBTAINED BY THE COMPANIES WITH RESPECT THERETO. ACCORDINGLY, EACH HOLDER OF A CLAIM IS STRONGLY URGED TO CONSULT WITH ITS TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN.

     A. FEDERAL INCOME TAX CONSEQUENCES TO DEBTORS. As a result of the Plan, the Debtors will not recognize income, gain or loss.

     B.   FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS AND INTERESTS

          1. All Classes of Claims. On the exchange of its Claim for cash and/or property (including LLC Membership Interests), each holder of a Claim that does not relate to services provided to a Debtor by an employee or service provider will recognize gain or loss measured by the difference between the amount realized on the exchange and its tax basis in such Claim. The amount realized will be equal to the aggregate fair market value of the cash and/or property received. The character and taxation of any recognized gain or loss will depend on the status of the creditor, the nature of the Claim in its hands (including whether the Claim was acquired with any "market discount" and whether the Creditor has claimed a "bad debt or loss deduction" with respect to its Claim), and its holding period.

     Each holder of a Claim that relates to services provided to a Debtor by an employee or a service provider generally will recognize ordinary income equal to the sum of the amount of cash and the fair market value of the property received in exchange of its Claim.

          2. Equity Interests. Under the Plan, Interests in VFI ultimately will be cancelled and holders thereof will receive no distribution. Accordingly, in general, assuming that an equity holder held its Interest in VFI as a capital asset, it will recognize a capital loss equal to its tax basis in its Interest. A holder will recognize any such capital loss on the last day of the holder's tax year in which the Interest became worthless.

     C. INFORMATION REPORTING AND BACKUP WITHHOLDING. A holder of a Claim may be subject to backup withholding with respect to payments made pursuant to the Plan unless the holder (i) is a corporation or comes within specified other exempt categories or (ii) provides a correct taxpayer identification number and certifies under penalties of perjury that the taxpayer identification number is correct, that it is not subject to backup withholding due to a failure to report all dividends and interest and that it is a U.S. person (including a U.S. resident alien). Any amount withheld under these rules is not an additional tax but will be credited against the holder's U.S. Federal income tax liability. Holders of Claims may be required to establish an exemption from backup withholding or to make arrangements with respect to the payment of backup withholding.

     THE FOREGOING IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX ASPECTS OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN MANY AREAS, UNCERTAIN. ACCORDINGLY, EACH HOLDER OF A CLAIM IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR.

VIII. CERTAIN FEDERAL SECURITIES LAW CONSIDERATIONS

     A.   GENERAL DISCUSSION OF EXEMPTIONS FROM SECURITIES LAWS PROVIDED BY
SECTION 1145 OF THE BANKRUPTCY CODE. The Plan is predicated upon (i) the issuance and distribution of the Warrants, the underlying common stock of Pinnacle, and the LLC Membership Interests, and (ii) a determination by the Bankruptcy Court that the issuance and distribution of each of the foregoing shall be exempt from the registration requirements of the Securities Act and any state or local laws requiring registration pursuant to Section 1145 of the Bankruptcy Code. Generally, Section 1145(a)(1) exempts the offer and sale of securities pursuant to a plan of reorganization from the registration requirements of the Securities Act and state securities and "blue sky" laws if the following conditions are satisfied: (i) the securities are issued by a debtor, an affiliate of the debtor, or a successor to a debtor under a plan approved by a bankruptcy court, (ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense in the case concerning the debtor or such affiliate, and (iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor, or are issued "principally" in such exchange and "partly" in exchange for cash or property. Section 1145(a)(2) of the Bankruptcy Code also exempts from such registration requirements offers of securities through warrants and similar rights distributed pursuant to the exemption set forth in Section 1145(a)(1). For a discussion of the applicability of federal and state securities laws and Section 1145 of the Bankruptcy Code to the issuance of the Warrants and the Pinnacle common stock, see Exhibit C, Pinnacle Annex. Pursuant to Article XIII.B of the Plan, nothing in the Plan, the is Disclosure Statement, or the Confirmation Order, or any other document or order enforced in connection with the Plan shall affect the terms and conditions of the Pinnacle Asset Purchase Agreement, including all exhibits and Amendments thereto, to the extent that it is approved by a Final Order of the Bankruptcy Court.

     Securities which are issued under the Plan and which are covered by Section 1145 of the Bankruptcy Code may be resold by the holders thereof without registration unless, as more fully described below, any such holder is deemed to be an "underwriter" with respect to such securities, as such term is defined in
Section 1145(b)(1) of the Bankruptcy Code. Generally, Section 1145(b)(1) defines an "underwriter" as any person who (a) purchases a claim against, or interest in, a bankruptcy case, with a view towards the distribution of any security to be received in exchange for such claim or interest, (b) offers to sell securities issued under a plan of reorganization on behalf of the holders of such securities, (c) offers to buy securities issued under a plan of reorganization from persons receiving such securities, if the offer to buy is made with a view towards distribution of such securities and under an agreement made in connection with the plan, with the consummation of the plan, or with the offer of sale of securities under the plan, or (d) is an issuer as contemplated by Section 2(11) of the Securities Act. Although the definition of the term "issuer" appears in Section 2(4) of the Securities Act, the reference contained in Section 1145(b)(1)(D) of the Bankruptcy Code to Section 2(11) of the Securities Act purports to include as "underwriters" all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities by contract or otherwise. Notwithstanding the foregoing, under the terms of the Warrant Agreement and the VFI LLC Members' Agreement, the transferability of the Warrants and the LLC Membership Interests may be limited.

     B. APPLICABILITY OF THE FEDERAL SECURITIES LAWS TO THE LLC MEMBERSHIP INTERESTS AND TO VFI LLC.

          1. Securities Act. The Debtors intend to seek confirmation from the Bankruptcy Court that Section 1145 of the Bankruptcy Code applies to the LLC Membership Interests, thereby providing an exemption from the registration requirements of the Securities Act for the issuance, distribution, and any subsequent transfer, of the LLC Membership Interests (or any economic interests therein). The Debtors believe that, solely for purposes of Section 1145 of the Bankruptcy Code, VFI LLC is a successor to the Debtors under the Plan because, on the Effective Date, and subject to the limitations set forth in the Plan, the Estates and the Debtors shall be deemed to have, and shall have, irrevocably assigned and transferred to VFI LLC all of their rights, title and interest in and to any and all Plan Assets (including the Warrants and the Causes of Action), VFI LLC shall have assumed any and all Administrative Claims and administrative obligations of the Debtors not otherwise satisfied in accordance with the terms of the Plan and VFI LLC shall have otherwise met the requirements of Section 1145 of the Bankruptcy Code. The Debtors intend and anticipate that VFI LLC and the LLC Manager shall comply with any applicable securities laws. In the event that (i) the Bankruptcy Court determines that Section 1145 of the Bankruptcy Code does not exempt the issuance of the LLC Membership Interests from the registration requirements of the Securities Act, and (ii) the Creditors' Committee does not waive this condition to confirmation of the Plan, the Plan would not be confirmable. Moreover, without such exemption, there can be no assurance that the VFI LLC would be able to issue LLC Membership Interests in compliance with the Securities Act even if the Plan were to become effective.

          2. Securities Exchange Act of 1934, as amended (the "Exchange Act"). If the LLC Membership Interests are deemed to be "equity securities" within the meaning of Section 12(g) of the Exchange Act and are held of record by 500 or more persons, VFI LLC may become subject to the registration and reporting requirements of the Exchange Act. In addition, if the LLC Membership Interests are deemed to be "equity securities" within the meaning of Section 12(g) of the Exchange Act, unless VFI LLC is a reporting company under the Exchange Act, VFI LLC would not be able to distribute the LLC Membership Interests in a manner that would result in 500 or more holders of record of the LLC Membership Interests. Compliance with the Exchange Act reporting requirements will result in added expense and may be administratively burdensome for VFI LLC. Furthermore, should VFI LLC be required to register and report under the Exchange Act, there can be no guarantee that VFI LLC will be able to satisfy the SEC's disclosure requirements for purposes of the Exchange Act.

          3. Investment Company Act of 1940, as amended (the "1940 Act"). Because one of the assets of VFI LLC will be the Warrants, it is possible that VFI LLC would be viewed under the 1940 Act as being primarily engaged in the business of investing, reinvesting, owning, holding or trading in securities. If VFI LLC were required to register as an investment company under the 1940 Act, VFI LLC would be subject to various restrictions on its capitalization, repurchase of securities, transactions with related persons, and similar matters, and would also be required to make periodic filings with the SEC. Status as an investment company would, among other things, result in significant additional expense to VFI LLC and substantial delay in the ability of VFI LLC to grant LLC Membership Interests to holders of Class 5 General Unsecured Claims, and would likely have a material adverse effect on VFI LLC and its operations.

     After the Effective Date and prior to the issuance of LLC Membership Interests to holders of Class 5 General Unsecured Claims, the LLC Manager will determine whether to seek an SEC exemptive order or no-action letter confirming that VFI LLC is neither required to register under the 1940 Act nor is subject to the substantive provisions thereof. Alternatively, the LLC Manager may determine to rely upon an opinion of counsel on such matters. However, there can be no assurance that VFI LLC will be able to obtain any such exemptive order, no-action letter or legal opinion.

          4. Trust Indenture Act of 1939, as amended (the "TIA"). If the LLC Membership Interests are deemed to be debt securities, it may be necessary to qualify the VFI LLC Members' Agreement as an indenture under the TIA. Such qualification would subject VFI LLC to various restrictions contained in the TIA and may be burdensome and cause delay in the issuance of the LLC Membership Interests.

     THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING, AND DO NOT HEREBY PROVIDE, ANY OPINIONS OR ADVICE WITH RESPECT TO THE SECURITIES AND BANKRUPTCY MATTERS DESCRIBED HEREIN. IN LIGHT OF THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS, THE DEBTORS ENCOURAGE EACH CREDITOR AND PARTY-IN-INTEREST TO CONSIDER CAREFULLY AND CONSULT WITH ITS OWN LEGAL ADVISORS WITH RESPECT TO ALL SUCH MATTERS.

IX.  VOTING REQUIREMENTS

     On September 25, 2001, the Court signed orders (i) approving the Disclosure Statement (the "Disclosure Statement Order"), and (ii) setting voting procedures, and approving the form of notice of the confirmation hearing (the "Confirmation Hearing Notice") and certain related matters (the "Solicitation Procedures Order"). A copy of the Confirmation Notice Hearing is enclosed with this Disclosure Statement. It sets forth in detail, among other things, procedures governing voting deadlines and objection deadlines. The Confirmation Hearing Notice and the instructions attached to the Ballot, if any, accompanying this Disclosure Statement should be read in conjunction with this section of the Disclosure Statement.

     If you have any questions about the procedure for voting your Claim or about the Solicitation Package, including this Disclosure Statement, please contact the Voting Agent at the address set forth in section IC of this Disclosure Statement. You may obtain additional copies of the Plan, Disclosure Statement, or other material in this Solicitation Package from the Voting Agent.

     A. VOTING DEADLINE. The Voting Deadline is October 24, 2001. For your vote on the Plan to be counted, the Voting Agent must receive your Ballot no later than 4:00 p.m. on the Voting Deadline. The Debtors may, in their discretion, extend the Voting Deadline.

     B. SPECIAL NOTE FOR HOLDERS OF DEBT SECURITIES. The record date for determining which holders of Debt Securities are entitled to vote on the Plan is September 20, 2001. The indenture trustees, agents, or servicers, as the case may be, for the Debt Securities will not vote on behalf of the holders of Debt Securities. Holders must submit their own Ballots.

          1.   Beneficial Owners.

               i. Any beneficial owner holding Debt Securities as record holder in its own name should vote on the Plan by completing and signing the enclosed Ballot and returning it directly to the Voting Agent on or before the Voting Deadline, using the enclosed self-addressed, stamped envelope.

               ii. Any beneficial owner holding Debt Securities in "street name" through a brokerage firm, bank, trust company, or other nominee (a "Nominee") should vote on the Plan by completing and signing the enclosed beneficial owner Ballot. Return the Ballot to your Nominee as promptly as possible and in sufficient time to allow the Nominee to process the Ballot and submit your vote to the Voting Agent by the Voting Deadline. If no self-addressed, stamped envelope has been enclosed for this purpose, contact the Voting Agent for instructions.

     Any Ballot returned to a Nominee by a beneficial owner will not be counted for purposes of acceptance or rejection of the Plan until the Nominee properly completes and delivers to the Voting Agent, by the Voting Deadline, a master ballot (the "Master Ballot") that reflects the beneficial owner's vote.

     Any beneficial owner who owns Debt Securities through more than one broker, bank, or other Nominee may receive multiple mailings containing Ballots. Each such beneficial owner should execute a separate Ballot for each block of Debt Securities that it holds through each separate Nominee and return each Ballot to the respective Nominee. Beneficial owners who execute multiple Ballots with respect to Debt Securities within a single Class must indicate on each Ballot the names of ALL other Nominees and the amount of Debt Securities so held and voted. Any beneficial owner who holds some Debt Securities through a Nominee and other Debt Securities as a record holder should follow the procedure described in subparagraph (a) above to vote the Debt Securities held of record and the procedures described in subparagraph (b) above to vote the Debt Securities held through a Nominee.

     If you have any questions regarding the foregoing, please contact the Voting Agent immediately.

          2. Brokerage Firms, Banks, And Other Nominees. Any entity (other than a beneficial owner) that is the registered holder of Debt Securities may vote on behalf of the Debt Securities' beneficial owners, by (i) immediately distributing a copy of the Disclosure Statement and accompanying materials, all appropriate Ballots, and self-addressed return envelopes to all beneficial owners for whom it holds Debt Securities, (ii) collecting completed Ballots from its beneficial owners, and (iii) completing a Master Ballot compiling the votes and other information from the Ballots so collected, and (iv) transmitting the Master Ballot to the Voting Agent on or before the Voting Deadline. Such entity may also pre-validate a ballot by completing all information to be entered on the Ballot (the "Pre-Validated Ballot") and forwarding the Pre-Validated Ballot (along with the Disclosure Statement and other accompanying materials) to the beneficial owner for voting. A proxy intermediary, acting on behalf of a brokerage firm or bank, may follow the procedures outlined in the preceding sentence to vote on behalf of such party.

     C. FIDUCIARIES AND OTHER REPRESENTATIVES. If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, the signatory should indicate its capacity when signing and, at the Debtors' request, must submit evidence reasonably satisfactory to the Debtors of its authority to so act. Authorized signatories should submit separate Ballots for each beneficial owner for whom they are voting.

     UNLESS THE BALLOT OR MASTER BALLOT BEING FURNISHED IS TIMELY RECEIVED BY THE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL NOT BE COUNTED.

     D. ENTITLEMENT TO VOTE. Under the Bankruptcy Code, only Claims and Interests in Classes that are "impaired" (as that term is defined in section 1124 of the Bankruptcy Code) are entitled to vote to accept or reject the Plan. A class of claims or interests is deemed to be "impaired" under a plan unless
(i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitled the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing default (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default. Under section 1126(f) of the Bankruptcy Code, holders of Claims and Interests in unimpaired classes are conclusively presumed to have accepted the Plan and are not entitled to vote. Under section 1126(g) of the Bankruptcy Code, holders of Claims and Interests who will receive or retain no property under the Plan are deemed to have rejected the Plan and are not entitled to vote.

          1. Under the Plan, the following Classes are impaired and entitled to vote:

               Class 2A, 2B, 2C, etc. - Secured Claims
               Class 4 - Convenience Claims
               Class 5 - General Unsecured Claims

          2. The following Classes are unimpaired, are deemed to accept the Plan and are not entitled to vote:

               Class 1- Other Priority Claims

          3. The following Classes will not receive or retain any property under the Plan, are deemed to reject the Plan and are not entitled to vote:

               Class 3 - Intercompany Claims
               Class 6 - Subordinated Claims
               Class 7 - Interests

     Any Claim as to which an objection has been timely filed and has not been withdrawn or dismissed is not entitled to vote, unless the Court, pursuant to Bankruptcy Rule 3018(a), upon application of the holder of the Claim with respect to which there has been an objection, temporarily allows the Claim in an amount that the Court deems proper for the purpose of accepting or rejecting the Plan. The procedures for seeking such temporary allowance are set forth in the Disclosure Statement Order. The Disclosure Statement Order also sets forth assumptions and procedures for tabulating Ballots that are not completed fully or correctly.

     A vote may be disregarded if the Bankruptcy Court determines under section 1126(e) of the Bankruptcy Code that it was not solicited or procured in good faith or in accordance with the Bankruptcy Code's provisions.

     PLEASE SEE THE ATTACHED DISCLOSURE STATEMENT ORDER FOR OTHER PROVISIONS
                       CONCERNING SOLICITATION AND VOTING.

X.   RECOMMENDATION

     THE DEBTORS AND THE CREDITORS' COMMITTEE BELIEVE THAT THE PLAN'S CONFIRMATION IS IN THE BEST INTERESTS OF THE DEBTORS, THEIR ESTATES, AND THEIR CREDITORS. The Plan provides for an equitable and early distribution to creditors. The Debtors believe that any alternative to the Plan's confirmation, such as liquidation under Chapter 7 or attempts by another party to file a plan, could result in significant delays, litigation, and costs, and may reduce the distributions ultimately available to the creditors. FOR THESE REASONS, THE DEBTORS AND THE CREDITORS' COMMITTEE URGE ALL HOLDERS OF IMPAIRED CLAIMS AND INTERESTS TO VOTE TO ACCEPT THE PLAN AND TO EVIDENCE THEIR ACCEPTANCE BY DULY COMPLETING AND RETURNING THEIR BALLOTS SO THAT THEY WILL BE RECEIVED BY THE VOTING AGENT ON OR BEFORE 4:00 P.M. ON OCTOBER 24, 2001.

Dated:  Wilmington, Delaware
        September 24,  2001
                                         VF BRANDS, INC.
                                         VLASIC FOODS INTERNATIONAL INC.
                                         ALIGAR, INC.
                                         CARGAL, INC.
                                         VLASIC FOODS DISTRIBUTION COMPANY
                                         VLASIC STANDARDS, INC.
                                         VLASIC INTERNATIONAL BRANDS INC.
                                         VLASIC INTERNATIONAL SALES INC.

                                         Debtors and Debtors-in-Possession

                                         By:  /s/ David Pauker
                                             ---------------------------------
                                              David Pauker

                                         By:  /s/ Joseph Adler
                                             ---------------------------------
                                              Joseph Adler

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

By:  /s/ Sally McDonald Henry
    --------------------------------
Sally McDonald Henry
Frederick D. Morris
Four Times Square
New York, New York  10036-6522
(212) 735-3000

          -and-

By:  /s/ Robert A. Weber
    ------------------------------------
Anthony W. Clark (I.D. No. 2051)
Robert A. Weber (I.D. No. 4013)
P.O. Box 636
One Rodney Square
Wilmington, Delaware 19899
(302) 651-3000

Attorneys for VF Brands, Inc., et al.,
Debtors and Debtors-in-Possession

                                    EXHIBIT B



                                RECOVERY ANALYSIS

VLASIC FOODS INTERNATIONAL INC.
RECOVERY ANALYSIS

(IN MILLIONS)

ASSETS:
             Cash (Domestic Only)                                          47.3
             Sale Escrow Return                                             6.0
             Warrant Value                                                  5.0
             Liquidation of Foreign Subsidiaries                           24.6
             Miscellaneous                                                  1.4
                                                                      ---------
                                                                           84.3
PROJECTED EXPENSES:
             Employee Retention & Termination Costs                         1.2
             Estimated Professional Fees                                    8.7
             Other Pre-Confirmation Administrative Expenses                 3.2
             Employee Medical Expenses                                      2.5
             VFI LLC                                                        5.0
                                                                      ---------
                                                                           20.6

NET ASSETS AVAILABLE FOR DISTRIBUTION                                      63.7

Less: Remaining Senior Secured Debt Claims                                  2.3
Less: Taxes and Other Priority Claims                                       4.1

NET ASSETS AVAILABLE TO GENERAL UNSECURED CREDITORS                        57.3

Estimate of General Unsecured Creditors                                   230.0

RECOVERY TO UNSECURED CREDITORS                                           24.91%
                                                                      ---------


NOTES TO PROJECTED RECOVERY ANALYSIS

      1. This analysis projects one possible distribution to general unsecured creditors of VFI. It is based on numerous assumptions including assumptions regarding claims to be filed and could prove inaccurate.

      2. No assumptions are made as to the timing of recoveries or distributions. The analysis does not include a projection of interest earned on cash balances.

      3. Cash includes approximately $2.5 million of cash restricted pursuant to prior agreement with senior lenders, but excludes cash pledged to collateralize certain insurance-related letter of credit obligations.

      4. Sale Escrow Return from the Pinnacle transaction assumes that all of the escrowed funds are paid to VFI. Depending upon the final calculation of working capital at closing, purchase price adjustments could result in greater or lesser amounts being paid to the Estates. The Debtors have asserted based upon work performed by their professionals in connection with the final calculation of working capital, that Pinnacle owes substantial purchase price in excess of the amount held in escrow. Pinnacle has asserted that most of the funds held in escrow should be returned to it. The matter may ultimately be resolved by the Bankruptcy Court.

      5. Warrant value is based on estimates provided by Lazard.

      6. Liquidation of Foreign Subsidiaries includes approximately $21 million projected from United Kingdom subsidiaries and $4 million from VFCI. Assets are cash; recoveries are estimated net of projected professional and administrative costs and certain liabilities. The timing of distributions, particularly from the United Kingdom, are unclear and will depend upon work to be performed by a liquidator appointed pursuant to UK law. The Debtors believe that a significant distribution may be made during the first quarter of 2002, with the balance to be received before the end of 2002. The analysis assumes dollar/sterling conversion rate of 1.40.

      7. Miscellaneous assets include refunds of insurance premiums, returns of deposits and prepaid expenses and net proceeds of liquidation of VFI's pension plan. No estimate is made for recoveries from affirmative claims or other contingent assets.

      8. Professional fees are based on negotiated terms or on reported time charges, as applicable, and include estimates of charges through October 31, 2001. Costs are shown net of retainers and payments to date.

      9. Other Pre-Confirmation Administration Expenses include, inter alia, ongoing insurance costs, environmental abatement expenses and payments to Pinnacle for transition services pursuant to the Pinnacle Asset Purchase Agreement.

      10. This amount is based upon an estimates provided by the Creditors' Committee of the operating and other costs of VFI LLC.

      11. The Bank Group continues to assert claims against the Debtors for (i) unpaid interest on principal; (ii) unpaid interest on interest; and (iii) unpaid expenses, indemnification costs and legal fees, including contingent costs and expenses. The Bank Group further asserts that, as of a recent date, the unpaid interest on principal and interest together total, approximately $2.343 million, and that unpaid expenses totals approximately $125,000.

      12. Taxes and Other Priority Claims include, inter alia, reclamation claims and compensation claims of employees up to $4,300.

      13. No adjustment has been made for distributions to a convenience class.

      14. Estimate of unsecured claims includes scheduled claims and a further estimate of contract rejection, workers compensation and other claims.

                                    EXHIBIT C


                                 PINNACLE ANNEX

                                                                       EXHIBIT C

THIS EXHIBIT C IS AN ANNEX TO THE DISCLOSURE STATEMENT WITH RESPECT TO THE SECOND AMENDED JOINT PLAN OF DISTRIBUTION OF VF BRANDS, INC. AND CERTAIN AFFILIATES DATED SEPTEMBER 24, 2001 (THE "DISCLOSURE STATEMENT") AND HAS BEEN PREPARED BY PINNACLE FOODS HOLDING CORPORATION ("PINNACLE") SOLELY TO PROVIDE INFORMATION ABOUT PINNACLE AND THE TERMS OF THE WARRANTS TO PURCHASE SHARES OF PINNACLE'S COMMON STOCK THAT PINNACLE MAY BE REQUIRED TO ISSUE IN CONNECTION WITH THE SECOND AMENDED JOINT PLAN OF DISTRIBUTION OF VF BRANDS, INC. AND CERTAIN AFFILIATES (THE "PLAN"). NO PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATION CONCERNING PINNACLE OR THE WARRANTS OTHER THAN AS CONTAINED IN THIS EXHIBIT C. ACCORDINGLY, EXCEPT FOR THE INFORMATION CONTAINED IN THIS EXHIBIT C, YOU SHOULD NOT RELY ON ANY OTHER INFORMATION ABOUT PINNACLE OR THE WARRANTS, WHETHER INCLUDED ELSEWHERE IN THE DISCLOSURE STATEMENT, THE PLAN OR OTHERWISE. THE STATEMENTS IN THIS EXHIBIT C ARE MADE AS OF THE DATE OF THIS EXHIBIT C, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS EXHIBIT C, AND PINNACLE UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY STATEMENTS CONTAINED IN THIS EXHIBIT C, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. NEITHER THE DISTRIBUTION OF THE DISCLOSURE STATEMENT NOR THE PLAN'S CONSUMMATION WILL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION IN THIS EXHIBIT C IS CORRECT AT ANY TIME AFTER THE DATE OF THIS EXHIBIT C.

                       Pinnacle Foods Holding Corporation

                               September 24, 2001

                                    BUSINESS

                                    OVERVIEW

      Pinnacle Foods Holding Corporation ("Pinnacle" or the "Company") was formed in March 2001 for the purpose of acquiring the North American assets of Vlasic Foods International Inc. and certain of its affiliates (collectively, "VFI"). VFI was originally created out of a spin-off by Campbell Soup Company ("Campbell") in March of 1998. VFI filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code on January 29, 2001 in the United States Bankruptcy Court (the "Bankruptcy Court"). Pinnacle's wholly-owned subsidiary, Pinnacle Foods Corporation ("PFC"), and VFI entered into a definitive asset purchase agreement on April 3, 2001(as amended, the "Pinnacle Asset Purchase Agreement"). The VFI acquisition was approved by the Bankruptcy Court on May 9, 2001 and closed and funded on May 22, 2001 (the "Closing"). As a result of the acquisition, Pinnacle is a leading producer, marketer and distributor of high quality, branded convenience food products in two main operating segments: (i) frozen foods marketed under the Swanson(R) brand, and (ii) grocery products, including pickles, relish and peppers marketed under the Vlasic(R) brand, and barbecue sauce marketed under the Open Pit(R) brand. Pinnacle is a holding company and conducts its operations through its direct and indirect wholly-owned subsidiaries.

      The VFI acquisition was partially financed through PFC's credit facility. Equity investors led by Hicks, Muse, Tate & Furst Incorporated, one of the world's leading private investment firms ("HMTF"), contributed $160 million of equity to Pinnacle to partially finance the acquisition. Consistent with HMTF's philosophy of working with exclusive management affiliates, Pinnacle combines the investment and financial expertise of HMTF with the operating capabilities of C. Dean Metropoulos, who is the Chairman of the Board and Chief Executive Officer of Pinnacle, and Mr. Metropoulos' experienced management team.

PRODUCTS AND MARKETS

      Frozen Food Operations. Pinnacle manufactures and markets frozen food products in the United States, primarily frozen dinners, pot pies and breakfasts, under the Swanson, Hungry-Man, Traditional Favorites, Potato Topped(R), Great Starts(R) and Fun Feast(R) brands. In Canada, it markets frozen food products manufactured by contract manufacturers, primarily frozen dinners and pot pies, under the Swanson and Hungry-Man brands.

      Pinnacle's Swanson brand is one of the most recognized and broadly distributed national brands in frozen foods, with a 98% overall brand awareness as of March 2000 and a 99% All Commodity Volume distribution level as of March 2001. Since its introduction of the TV dinner in 1954, the Swanson brand has historically been one of the leading brands of frozen dinners in the United States. As of March 2001, the brand had a 9% market share of the $3.8 billion single-serve frozen dinners and entrees category. Within this category, the Swanson brand holds leading positions in certain segments, most notably in the $475 million large-portion segment, in which Swanson's Hungry-Man brand was the largest with a 32% market share as of January 2001. In addition, as of March 2001 the Swanson brand was the number one brand in the $334 million frozen pot pie segment with a 30% market share and Pinnacle's Great Starts breakfast brand was the leader in the $66 million complete breakfast segment with an 80% market share.

      Pinnacle manufactures a variety of frozen foods, including entrees for consumption by restaurants and cafeterias, under the terms of a contract packing agreement with Campbell. Pinnacle's co-pack arrangement with Campbell is priced such that no profit is made on the arrangement. Campbell has given notice that it intends to terminate its co-pack arrangement with Pinnacle in September 2001.

      Grocery Products Operations. The main product offerings of Pinnacle's grocery products operations are pickles, peppers and relishes under the Vlasic brand and barbecue sauce under the Open Pit brand.

      Pickles, Peppers and Relishes. Vlasic is America's leading brand of jarred, shelf-stable pickles and has a reputation for quality and taste established over the past sixty years. Vlasic is the leading national pickle brand, with a 33% market share as of January 2001 and sales twice that of the closest branded competitor and three times that of the closest shelf-stable branded competitor.

      Pinnacle also manufactures and sells jarred, shelf-stable pickles under the regional Milwaukee(TM) brand, and relishes, peppers and pickles under the Vlasic name. As of January 2001, Vlasic was the number one brand in relish, with a 16% market share, and the number six brand in peppers, with a 5% market share. In addition to its retail business, Pinnacle also sells shelf-stable pickles and other condiments to foodservice customers, including quick-service restaurants such as McDonald's and Subway.

      Barbecue Sauce. Open Pit is the best selling brand of barbecue sauce in its core Midwest market with a 30% market share as of January 2001 and a consumer brand recognition level of 84% as of March 2000. This core market consists of selected markets in Illinois, Indiana, Ohio, Michigan, Wisconsin, Minnesota and western Pennsylvania. In the United States as a whole, Open Pit's market share was 5.8% as of January 2001, making it then the number four national brand. Barbecue sauce sales represent 100% of the Open Pit brand's net sales. Open Pit products are manufactured through a co-pack arrangement with Ventura Foods, LLC.

INGREDIENTS

      Pinnacle believes that sources of raw materials used in the frozen food businesses are readily available.

      Pinnacle's grocery products businesses rely primarily on cucumbers, peppers and other produce supplied by third party growers and it purchases many of these ingredients during the warmer growing seasons, when they are readily available and are of top quality. Pinnacle buys from a variety of growers and alternate sources of supply are readily available.

      Prices and quality of raw materials can fluctuate due to a number of factors, including changes in crop size, government-sponsored agricultural programs and weather conditions during the growing and harvesting seasons. Although Pinnacle enters into advance commodity purchase agreements from time to time, increases in raw material costs could have a material adverse effect on its businesses.

      Pinnacle also purchases a variety of packaging materials for use in its operations, which it believes are also readily available from a number of suppliers.

SEASONALITY OF THE BUSINESS

      Pinnacle's sales and cash flows are seasonal. Sales of frozen foods tend to be marginally higher during the winter months. Sales of pickles, relishes and barbecue sauce tend to be higher in the summer months. The majority of pickles are packed during a season extending from May through September. As a result, Pinnacle's inventory levels tend to be higher in the first quarter of the fiscal year, which may make its working capital requirements higher in the first quarter.

TRADEMARKS AND PATENTS

      Pinnacle owns a number of trademarks, many of which are registered in the U.S. and various countries. It's trademarks include Vlasic, Hungry-Man, Sandwich Stackers, Hamburger Stackers, Great Starts, Fun Feast and Open Pit. The previous owners of the Open Pit trademark have a world-wide, exclusive, royalty-free license to use the Open Pit trademark in the foodservice industry. All of Pinnacle's trademarks are very important to its business. Pinnacle protects its trademarks by obtaining registrations where appropriate and aggressively opposing any infringement.

      Pinnacle has a perpetual, royalty-free license to use the Swanson trademark for certain frozen foods (other than broth, stock and soup). The agreement with Campbell Soup Company creating the license contains standard provisions, including those dealing with quality control, marketing materials approval and termination.

      Although Pinnacle owns a number of patents covering manufacturing processes, it does not believe that its business depends on any of these patents to a material extent.

RESEARCH AND DEVELOPMENT

      Pinnacle's research and development is conducted at multiple sites within the United States. Its research and development organization consists of approximately 15 people.

PLANT LOCATIONS

      Pinnacle currently owns five production facilities in the United States and it believes that these facilities are both suitable for its operations and provide sufficient capacity to meet its requirements for the foreseeable future. The chart below lists the location and principal products produced at its key production facilities:

FACILITY LOCATION                  Principal Products              Facility Size
-----------------                  ------------------              -------------
Fayetteville, Arkansas             Frozen Foods                    400,000 ft(2)
Omaha, Nebraska - Plant 1          Frozen Foods                    216,000 ft(2)
Omaha, Nebraska - Plant 2          Frozen Foods                    275,000 ft(2)
Imlay City, Michigan               Pickles and Condiments          308,000 ft(2)
Millsboro, Delaware                Pickles and Condiments          459,000 ft(2)

      Pinnacle's corporate headquarters and executive offices, which are leased, are located at Six Executive Campus, Cherry Hill, New Jersey 08002-4112.

MARKETING, SALES AND DISTRIBUTION

      Pinnacle's marketing programs consist of trade promotions and consumer-based marketing. Trade promotions focus on obtaining retail display support, achieving temporary price reduction and securing and increasing retail shelf space. Consumer promotions include radio, television and print advertising to build brand equity by emphasizing the heritage and characteristics of its products and promoting new products. Other consumer promotions include couponing to generate trial usage and increase purchase frequency. These coupons are printed in magazines and in advertising inserted in magazines and newspapers.

      Pinnacle manages the sales and distribution of its products according to the channels through which they are sold. It utilizes an independent broker sales force to sell frozen foods and grocery products to grocery chains and wholesalers in the United States and Canada. It also has established a broker website to improve effectiveness and communication between the brokers and itself. Brokers also sell frozen foods to frozen foods distributors and grocery products to grocery distributors, both of which in turn sell and deliver the products to smaller grocery chains and retailers. In some instances, Pinnacle sells directly to mass merchandisers such as Wal-Mart. Historically, frozen foods and grocery products have been sold through the same brokers. It uses independent commercial carriers to distribute these products from its manufacturing facilities directly to customers or third party warehouses. While the delivery of domestic retail grocery products has been integrated into a single system, frozen foods are delivered separately because of the need for refrigeration during shipping.

COMPETITION

      Pinnacle faces intense competition in each of its product lines. It competes with producers of similar products on the basis of, among other things, product quality, convenience, price, brand recognition and loyalty, customer service, effective advertising and promotional activities, and the ability to identify and satisfy emerging consumer preferences. Pinnacle competes with a significant number of companies of varying sizes, including divisions, subdivisions or subsidiaries of much larger companies with more substantial financial and other resources available to them. Pinnacle's ability to grow its business may be impacted by the relative effectiveness of, and competitive response to, new product efforts, product innovation and new advertising and promotional activities. In addition, from time to time, Pinnacle may experience margin pressure in certain markets as a result of competitors' pricing practices or as a result of price increases for the ingredients used in its products. Although Pinnacle competes in a highly competitive industry for representation in the retail food and foodservice channels, it believes that its brand strength in its various markets has resulted in a strong competitive position.

GOVERNMENTAL, LEGAL AND REGULATORY MATTERS

      Food Safety and Labeling. Pinnacle is subject to the Food, Drug and Cosmetic Act and regulations promulgated thereunder by the Food and Drug Administration. This comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, labeling, packaging and safety of food. In addition, the Nutrition Labeling and Education Act of 1990 prescribes the format and content of certain information required to appear on the labels of food products. Pinnacle is subject to regulation by certain other governmental agencies, including the U.S. Department of Agriculture.

      The operations and products of Pinnacle are also subject to state and local regulation through such measures as licensing of plants, enforcement by state health agencies of various state standards and inspection of facilities. Enforcement actions for violations of federal, state and local regulations may include seizure and condemnation of products, cease and desist orders, injunctions or monetary penalties. Management believes that Pinnacle's facilities and practices are sufficient to maintain compliance with applicable government regulations, although there can be no assurances in this regard.

      Federal Trade Commission. Pinnacle is subject to certain regulations by the Federal Trade Commission. Advertising of Pinnacle's products is subject to regulation by the FTC pursuant to the Federal Trade Commission Act and the regulations promulgated thereunder.

      Employee Safety Regulations. Pinnacle is subject to certain health and safety regulations, including regulations issued pursuant to the Occupational Safety and Health Act. These regulations require Pinnacle to comply with certain manufacturing, health and safety standards to protect Pinnacle's employees from accidents.

      Environmental. Pinnacle is subject to a number of federal, state and local laws and other requirements relating to the protection of the environment, and the safety and health of personnel and the public. These requirements relate to a broad range of Pinnacle's activities, including:

-     the discharge of pollutants into the air and water;

- the identification, generation, storage, handling, transportation, disposal, record keeping, labeling, reporting of, and emergency response in connection with, hazardous and toxic materials and wastes (including asbestos) associated with its operations;

-     noise emissions from its facilities; and

- safety and health standards, practices and procedures that apply to the workplace and to operation of its facilities.

      In order to comply with these requirements, Pinnacle may need to spend substantial amounts of money and other resources from time to time to (1) construct or acquire new equipment, (2) acquire permits to authorize facility operations, (3) modify or replace existing and proposed equipment, and (4) clean up or decommission waste management facilities. If Pinnacle does not comply with environmental requirements that apply to its operations, regulatory agencies could seek to impose civil, administrative and/or criminal liabilities, as well as seek to curtail its operations. Under some statutes, private parties could also seek to impose civil fines or liabilities for property damage, personal injury and possibly other costs.

      The presence of hazardous substances at the Pinnacle's facilities may expose it to potential liabilities associated with the cleanup of contaminated soil and groundwater under federal or state "Superfund" statutes. Under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), owners and operators of facilities from which there has been a release or threatened release of hazardous substances, together with those who have transported or arranged for the disposal of those substances, are liable for (1) the costs of responding to that release or threatened release, and (2) the restoration of natural resources damaged by any such release. The liability imposed by the statute is based upon strict liability (i.e., without regard to fault) and, under almost all circumstances, is joint and several. Pinnacle is not aware of any environmental liabilities that would have a material adverse effect on its business.

EMPLOYEES

      As of September 21, 2001, Pinnacle's work force consisted of approximately 2,600 employees. Of the total number of employees, approximately 2,441 were engaged in manufacturing and approximately 159 were engaged in marketing, sales and administration.

      As of September 21, 2001, Pinnacle's United States work force consisted of approximately 2,441 employees, approximately 2,200 of whom were represented by collective bargaining agreements with various unions. Such collective bargaining agreements expire on various dates beginning in October 2001. Outside of the United States, its work force consists of approximately 4 employees. A prolonged work stoppage or strike at any facility with union employees could have a material adverse effect on Pinnacle's business. In addition, Pinnacle cannot assure you that upon the expiration of existing collective bargaining or similar agreements new agreements will be reached without union action or that any such new agreements will be on terms satisfactory to Pinnacle. Pinnacle believes that its relations with its employees are good.

INSURANCE

      Pinnacle maintains general liability, product liability, property, workers' compensation and other insurance in amounts and on terms that it believes are customary for companies similarly situated.

LITIGATION

      Pinnacle is not currently a party to any legal proceedings, but, in the ordinary course of business, may become involved in various legal proceedings, some of which may be material to the business.

                           FORWARD-LOOKING STATEMENTS

      The disclosure and analysis in this Exhibit C includes forward-looking statements. Forward-looking statements give Pinnacle's current expectations of forecasts of future events. All statements other than statements of current or historical fact contained in this Exhibit C, including statements regarding Pinnacle's future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. The words "anticipate," "believe," "continue," "estimate," "intend," "may," "plan," "will," and similar expressions, as they relate to Pinnacle, are intended to identify forward-looking statements. Any or all of the forward-looking statements in this Exhibit C may turn out to be wrong. Pinnacle has based these forward-looking statements largely on its current expectations and projections about future events and financial trends it believes may affect its financial condition, results of operations, business strategy and financial needs. These can be affected by inaccurate assumptions Pinnacle might make or by known or unknown risks, uncertainties and assumptions described in "Risks Associated With Business Activities," including, among others:

- the impact of strong competitive response to Pinnacle's efforts and actions;

- market risks associated with financial instruments that may vary due to the impact of unforeseen economic changes, such as currency exchange rates, inflation rates and recessionary trends;

-     changes in prices of raw materials and other inputs;

-     compliance with the covenants and the terms of Pinnacle's credit facility;

- Pinnacle's ability to identify, consummate and successfully integrate future acquisitions;

- Pinnacle's ability to obtain additional financing on acceptable terms to it, or at all;

- inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance;

- Pinnacle's ability to achieve the forecasted cost savings related to restructuring programs; and

-     general business and economic conditions.

      In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this Exhibit C may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this Exhibit C.

      Pinnacle's forward-looking statements speak only as of the date made. Other than as required by law, Pinnacle undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                    RISKS ASSOCIATED WITH BUSINESS ACTIVITIES

PINNACLE HAS A LIMITED OPERATING HISTORY.

      Pinnacle began operations in May 2001. Although the businesses acquired by Pinnacle in the VFI acquisition have been operated by VFI since March 1998 and were, prior to that, a significant division of Campbell, they have a limited history as part of Pinnacle. Although Pinnacle's management has substantial experience in managing food companies and in integrating the operations of multiple companies, Pinnacle cannot assure you that it will be able to successfully operate the businesses acquired in the VFI acquisition or, in the future, combine and integrate other acquired businesses. The likelihood of success of Pinnacle must be considered in light of the problems, delays, expenses and difficulties frequently encountered by a new enterprise, many of which may be beyond its control. Pinnacle is subject to all of the risks inherent in the creation of a new business and the development and marketing of products in a competitive environment.

PINNACLE'S INDEBTEDNESS MAY LIMIT ITS FUTURE FLEXIBILITY IN OBTAINING ADDITIONAL FINANCING AND IN PURSUING BUSINESS OPPORTUNITIES.

      As of September 21, 2001, Pinnacle had outstanding indebtedness of $190 million, all of which was outstanding under PFC's credit facility. Pinnacle's substantial indebtedness has important consequences including:

- Pinnacle's ability to borrow additional amounts for working capital, capital expenditures and other purposes may be limited or such financing may not be available on terms favorable to Pinnacle, or at all;

- a substantial portion of Pinnacle's cash flows from operations may be used to pay its interest expense and debt repayment, which will reduce the funds that would otherwise be available to it for its operations and future business opportunities;

-     Pinnacle is vulnerable to increases in prevailing interest rates;

- Pinnacle may be substantially more leveraged than certain of its competitors, which may place it at a competitive disadvantage;

- the indebtedness outstanding under its credit facility is secured by substantially all the assets of Pinnacle and its subsidiaries; and

- Pinnacle's substantial degree of leverage may limit its flexibility to adjust to changing market conditions, reduce its ability to withstand competitive pressures and make it more vulnerable to a downturn in general economic conditions.

      Pinnacle's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness will depend on its financial and operating performance, which in turn will be subject to prevailing economic conditions and to certain financial, business and other factors beyond Pinnacle's control. If Pinnacle's cash flows and capital resources are insufficient to fund its debt service obligations, it may be forced to reduce or delay planned expansion and capital expenditures, sell assets, obtain additional equity capital or restructure its debt. Pinnacle cannot assure you that its operating results, cash flow and capital resources will be sufficient for payment of its indebtedness in the future. If these operating results and resources are not sufficient for the payment of indebtedness, Pinnacle may face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations. Pinnacle cannot assure you as to the timing of these sales or the proceeds that it could realize therefrom.

TO SERVICE ITS INDEBTEDNESS, PINNACLE MAY REQUIRE A SIGNIFICANT AMOUNT OF CASH AND ITS ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS.

      Pinnacle's ability to repay or refinance its indebtedness under its credit facility will depend on its successful financial and operating performance and on its ability to successfully implement its business strategies. Pinnacle cannot assure you that it will be successful in implementing its strategies or in realizing its anticipated financial results. Pinnacle's financial and operational performance depends on numerous factors, including prevailing economic conditions and on financial, business and other factors, some of which are beyond its control. Pinnacle cannot assure you that its cash flows and capital resources will be sufficient to repay its debt. In the event that Pinnacle is unable to pay its debt service obligations, Pinnacle may be forced to reduce or delay planned product improvement initiatives and capital expenditures, sell assets, issue additional equity or debt securities or refinance or restructure all or a portion of its debt. However, Pinnacle's ability to raise funds may be restricted by its credit facility and its ability to effect an equity or debt financing is dependent on results of operations and market conditions.

A BREACH IN ANY OF PINNACLE'S RESTRICTIVE DEBT COVENANTS COULD RESULT IN A DEFAULT UNDER ITS CREDIT FACILITY.

      Pinnacle's credit facility contains a number of significant covenants. These covenants may limit Pinnacle's ability to, among other things:

-     incur additional indebtedness or obtain other financing in the future;

-     make capital expenditures in excess of prescribed thresholds;

-     pay dividends on, redeem or repurchase its capital stock;

-     make various investments;

-     create certain liens;

-     utilize certain asset sale proceeds;

-     merge or consolidate or dispose of all or substantially all of its assets;
      or

-     expand into new lines of business.

      A breach of any of these covenants could result in a default under Pinnacle's credit facility. A default, if not waived, could result in acceleration of the indebtedness, in which case the debt would become immediately due and payable. If this occurs, Pinnacle may not be able to repay its debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to Pinnacle.

      Pinnacle and each of its direct and indirect domestic subsidiaries (other than PFC, which is the borrower under the credit facility) have guaranteed the outstanding indebtedness under the credit facility, which is currently secured by a first priority lien on substantially all of Pinnacle's assets and the assets of its domestic subsidiaries and a pledge of certain equity of Pinnacle's foreign subsidiary, in each case whether now owned or acquired in the future. The credit facility requires Pinnacle to maintain specified financial ratios, namely coverage ratios and a leverage ratio. Pinnacle's ability to meet these financial ratios may be affected by events beyond its control and there can be no assurance that it will maintain those ratios. If Pinnacle is unable to borrow under its credit facility due to a default or if it fails to meet certain specified prerequisites for borrowing, it could be left without sufficient liquidity and the lenders could seize the assets securing these borrowings.

IMPLEMENTING PINNACLE'S BUSINESS STRATEGY AND PURSUING STRATEGIC ACQUISITIONS WILL INVOLVE MANAGEMENT TIME AND EXPENSE AND COULD BE DISRUPTIVE TO PINNACLE'S ONGOING BUSINESS.

      Pinnacle intends to pursue a business strategy of increasing sales and profits in its core business through growing sales of existing brands and achieving cost savings. No assurance can be given that Pinnacle will be successful in implementing this strategy.

      Pinnacle may also pursue a business strategy of growth through strategic acquisitions. Pinnacle cannot predict whether it will be successful in pursuing any acquisition opportunities or what the consequences of any acquisitions will be. Pinnacle cannot assure you that any strategic acquisition will be consummated or that, if consummated, it will be successful. Pinnacle's acquisition strategy may involve numerous risks, including difficulties in the integration of the operations, systems and management of acquired businesses and the diversion of management's attention from other business concerns. Under the terms of Pinnacle's credit facility, Pinnacle may be required to obtain the consent of the lenders in order to consummate acquisitions in certain circumstances. Pinnacle cannot assure you as to whether, or the terms on which, the lenders would grant any consent. Moreover, depending on the nature, size and timing of future acquisitions, Pinnacle may be required to raise additional financing, either through the issuance of debt or equity securities. Pinnacle cannot assure you that the credit facility or any other loan agreement to which Pinnacle may become a party will permit such additional financing, and Pinnacle cannot assure you that any additional financing will be available on terms acceptable to Pinnacle, or at all. Finally, Pinnacle may be required to obtain the consent of the lenders in order to enter into new lines of business.

PINNACLE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST OTHER COMPANIES AND COMPETITIVE PRESSURES MAY LIMIT PINNACLE'S ABILITY TO MAINTAIN OR INCREASE ITS MARKET POSITION AND ADVERSELY AFFECT ITS PROFITABILITY.

      Numerous brands and products compete for shelf space and sales, with competition based primarily on brand recognition and loyalty, price, quality and convenience. Pinnacle competes with a significant number of companies of varying sizes, including divisions or subsidiaries of larger companies. A number of these competitors have broader product lines, substantially greater financial and other resources available to them and lower fixed costs. Pinnacle cannot assure you that it can successfully compete with these other companies. In addition, many of Pinnacle's competitors may be substantially less leveraged. Competitive pressures or other factors could cause Pinnacle's products to lose market share or result in significant price erosion, which could have a material adverse effect on its operations and financial condition.

      In addition, the industry has the following inherent risks:

-     changes in general economic conditions;

-     evolving consumer preferences and nutritional and health-related concerns;

-     the effects of retail consolidation; and

-     consumer product liability claims and the risk of product tampering.

A PRODUCT LIABILITY JUDGMENT AGAINST PINNACLE OR A PRODUCT RECALL COULD HAVE A MATERIAL ADVERSE EFFECT ON PINNACLE'S BUSINESS.

      Pinnacle may be subject to significant liability if the consumption of any of its products causes injury, illness or death. Pinnacle may be required to recall certain of its products in the event of contamination, product tampering, mislabeling or damage. Pinnacle cannot assure you that product liability claims will not be asserted against Pinnacle or that Pinnacle will not be obligated to recall its products.

PINNACLE DEPENDS ON THE AVAILABILITY OF RAW MATERIALS IN ITS OPERATIONS AND THE FLUCTUATION OF RAW MATERIAL PRICES COULD ADVERSELY AFFECT PINNACLE'S PROFITABILITY.

      Many of the primary raw materials used in Pinnacle's frozen food segment are readily available from numerous suppliers. The prices of these raw materials are affected by, among other things, changes in crop size and government-sponsored agricultural and livestock programs. Changes in the price level of these raw materials may have a corresponding impact on finished product costs and, as a result, gross margins. Pinnacle's ability to pass through increases in costs of raw materials to its customers is dependent upon competitive conditions and pricing methodologies employed in the various markets in which it competes. If Pinnacle could not pass on these increases, this could have a material adverse effect on its business, financial condition and results of operations.

      Pinnacle's grocery products segment relies primarily on cucumbers and, along with its frozen food segment, to a lesser extent, other produce supplied by third party growers. Pinnacle buys from a variety of growers and alternate sources of supply are readily available. However, the supply and price are subject to market conditions and are influenced by numerous factors beyond Pinnacle's control such as general economic conditions, natural disasters, weather conditions, general growing conditions, insects, plant diseases and fungi, competition and governmental programs and regulations.

PINNACLE DEPENDS ON TRADEMARKS THAT MAY BE THREATENED THROUGH IMITATION OR ASSERTION OF OWNERSHIP RIGHTS BY OTHERS.

      Pinnacle's trademarks and other proprietary rights are important to its success and competitive position. Accordingly, Pinnacle devotes substantial resources to the establishment and protection of its trademarks on a worldwide basis. Pinnacle cannot assure you that the actions taken to establish and protect its trademarks and other proprietary rights will be adequate to prevent imitation of its products by others or to prevent others from seeking to block sales of its products as violative of the trademarks and proprietary rights of others. Moreover, Pinnacle cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of Pinnacle or that Pinnacle will be able to successfully resolve such conflicts. In addition, the laws of foreign countries may not protect Pinnacle's proprietary rights to the same extent as do the laws of the United States.

TERMINATION OF PINNACLE'S SWANSON TRADEMARK LICENSE WOULD HAVE A MATERIAL ADVERSE EFFECT ON PINNACLE'S BUSINESS.

      Pinnacle manufactures and markets certain of its frozen food products (other than broth, stock and soup) under the Swanson brand pursuant to a perpetual, royalty-free license granted by Campbell. The contracts granting this license, which covers Swanson brand products manufactured and sold both inside and outside of the United States, contain standard provisions, including those dealing with quality control, marketing materials approval and termination by Campbell. If Pinnacle were to breach any material term of such license agreements, the agreements grant Campbell the right to terminate Pinnacle's license to use the Swanson trademarks. Termination of these agreements would have a material adverse effect on Pinnacle's business.

PINNACLE'S OPERATIONS ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION AND PINNACLE'S FAILURE TO COMPLY WITH SUCH REGULATION COULD SUBJECT IT TO FINES, INJUNCTIONS, RECALLS, SEIZURES AND CRIMINAL SANCTIONS THAT COULD ADVERSELY AFFECT PINNACLE'S BUSINESS.

      Pinnacle's operations are subject to extensive regulation by the United States Food and Drug Administration, the United States Department of Agriculture and other national, state and local authorities regarding the processing, packaging, storage, distribution, advertising and labeling of its products. Pinnacle is subject to numerous regulations, including regulations promulgated under the Federal Food, Drug and Cosmetic Act, the Nutrition Labeling and Education Act, the Federal Trade Commission Act and the Occupational Safety and Health Act, each as amended. In addition, Pinnacle must comply with similar laws in foreign jurisdictions in which it conducts operations. Pinnacle seeks to comply with applicable regulations through a combination of employing internal personnel to ensure quality assurance compliance (for example, assuring that food packages contain only ingredients as specified on the package labeling) and contracting with third-party laboratories that conduct analyses of products for the nutritional labeling requirements (for example, determining the percent or amount of specific ingredients and other components of a food product).

      Pinnacle's frozen food manufacturing facilities are periodically inspected by the United States Department of Agriculture and all of its manufacturing facilities and products are subject to periodic inspection by federal, state and local authorities.

      Pinnacle believes that it is currently in substantial compliance with all material government laws and regulations and maintains all material permits and licenses relating to its operations. There can be no assurance, however, that it is in absolute compliance with such laws and regulations or that it will be able to comply with any future laws and regulations. Failure by Pinnacle to comply with applicable laws and regulations could subject it to civil remedies, including fines, injunctions, recalls, or seizures, as well as potential criminal sanctions, which could have a material adverse effect on its business.

THE FOOD INDUSTRY IS SUBJECT TO EXTENSIVE AND CHANGING ENVIRONMENTAL REGULATION.

      Pinnacle's past and present business operations and its past and present ownership and operation of real property are subject to extensive and changing federal, state, local and foreign environmental laws and regulations relating to the discharge of materials into the environment and the handling and disposition of wastes, including solid and hazardous wastes, or otherwise relating to protection of the environment. Compliance with these laws and regulations is not expected to have a material adverse impact on Pinnacle's capital expenditures, earnings or competitive position.

THE CONTROLLING STOCKHOLDER POSITION OF HMTF AND THE RELATIONSHIP OF HMTF WITH PINNACLE'S MANAGEMENT MAY RESULT IN A CONFLICT OF INTEREST.

      HMTF beneficially owns approximately 81% of the common stock of Pinnacle and, in combination with HMTF's rights under the stockholders agreement described in "Certain Relationships and Related Transactions - Stockholders Agreement," HMTF will be able to significantly influence:

- election of the members of Pinnacle's board of directors and, therefore, influence Pinnacle's management and policies; and

- the outcome of any corporate or other matter submitted to Pinnacle's stockholders.

The interests of HMTF may conflict with those of other stockholders.

      In addition, some of Pinnacle's officers and directors, including its Chief Executive Officer, Mr. Metropoulos, also serve as officers or directors of other portfolio companies of HMTF. Service as a director or officer of both Pinnacle and other companies, other than one of Pinnacle's subsidiaries, could create or appear to create potential conflicts of interest when the director or officer is faced with decisions that could have different implications for Pinnacle and the other companies. A conflict of interest could also exist with respect to allocation of the time and attention of persons who are officers of both Pinnacle and one or more other companies. In addition, there is no agreement with HMTF or Mr. Metropoulos requiring that any acquisition opportunities in the food business be pursued through Pinnacle. As a result, conflicts may exist between Pinnacle on the one hand and HMTF and Mr. Metropoulos on the other hand with respect to the allocation of corporate opportunities, including acquisition opportunities. Pinnacle cannot assure you that any conflicts will be resolved in favor of Pinnacle.

NO PUBLIC MARKET EXISTS FOR THE WARRANTS OR THE COMMON STOCK UNDERLYING THE WARRANTS AND TRANSFERS OF THE WARRANTS AND THE COMMON STOCK UNDERLYING THE WARRANTS WILL BE RESTRICTED.

      There is currently no public market for either the warrants or the underlying common stock. Pinnacle cannot assure you that a liquid trading market will ever develop for the warrants or the underlying common stock or that you will be able to sell the warrants or the underlying common stock at a particular time, if at all. Except as described in "Description of Warrants - Stock Exchange Listings," Pinnacle does not intend to apply for listing of the warrants or the underlying common stock on any securities exchange or any automated quotation system. In addition, holders of the warrants and underlying common stock will be subject to transfer restrictions as described in "Description of Warrants - Transfer Restrictions." If the warrants or the underlying common stock are traded, they may trade at a discount from their current value, depending upon the market for similar securities, Pinnacle's performance and other factors.

NO INFORMATION IS OR, IN THE FUTURE, MAY BE AVAILABLE TO HOLDERS OF WARRANTS OR THE COMMON STOCK UNDERLYING THE WARRANTS ABOUT THE BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF PINNACLE.

      Pinnacle is not subject to the reporting obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, except as set forth in this Exhibit C, no public information about Pinnacle is or, in the future, may be available about the business, financial condition or results of operations of Pinnacle. In addition, Pinnacle has no obligation and, except as otherwise may be required by applicable law, does not intend to provide any information about its business, financial condition or results of operations to any holders of the warrants or the underlying common stock. Accordingly, holders of warrants or the underlying common stock will be unable to assess the value of these securities, and as a result, Pinnacle cannot assure you that a liquid trading market will ever develop for the warrants or the underlying common stock or that you will be able to sell the warrants or the underlying common stock at a particular time, if at all.

                                 DIVIDEND POLICY

      Pinnacle does not presently pay any dividends on its common stock. It intends to retain future earnings, if any, to fund the development and growth of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. The payment of any future dividends will be at the discretion of Pinnacle's board of directors and will depend on:

- any applicable contractual restrictions limiting its ability to pay dividends, including restrictions on the payment of dividends under Pinnacle's credit facility;

-     its results of operations;

-     its current and anticipated cash needs;

-     its financial condition;

-     its plans for expansion;

-     its ability to fund its capital requirements;

-     regulatory considerations; and

-     other factors its board of directors deems relevant.

                              STOCKHOLDERS' EQUITY

      The following table sets forth Pinnacle's stockholders' equity as of July 31, 2001:

                                                                      AS OF JULY 31, 2001
                                                                      -------------------
                                                                         (IN MILLIONS)
Stockholders' Equity
    Common Stock ..................................................          $  1.6
    Additional paid-in capital ....................................          $158.4
                                                                             ------
          Total Stockholders Equity ...............................          $160.0
                                                                             ======

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

      Pinnacle is a leading producer, marketer and distributor of high quality, branded convenience food products in two main operating segments: (i) frozen foods marketed under the Swanson brand, and (ii) grocery products, including pickles, relish and peppers marketed under the Vlasic brand, and barbecue sauce marketed under the Open Pit brand. Pinnacle was formed in March 2001 and in May 2001 acquired the North American assets and selected liabilities of VFI, which currently comprise Pinnacle's entire business.

REVENUE SOURCES

      Pinnacle generates revenue through the production, marketing and distribution of (i) frozen food under the Swanson brand, (ii) pickles, relish & peppers under the Vlasic brand and (iii) barbecue sauce under the Open Pit brand. For the twelve months ended January 28, 2001, sales of Swanson retail & foodservice products generated approximately 62% of net sales and sales of Vlasic and Open Pit retail & foodservice products generated approximately 38% of net sales.

EXPENSE COMPONENTS

      The principal costs associated with Pinnacle's business include costs of products sold, selling, advertising, marketing and trade promotions and general and administrative expenses. Costs of products sold includes all ingredients, containers, packaging, direct labor and manufacturing overhead.

      Pinnacle manages the sales and distribution of its products according to the channels through which they are sold. It utilizes an independent broker sales force to sell frozen foods and grocery products to grocery chains and wholesalers in the United States and Canada. It also has established a broker website to improve effectiveness and communication between the brokers and itself. Brokers also sell frozen foods to frozen foods distributors and grocery products to grocery distributors, both of which in turn sell and deliver the products to smaller grocery chains and retailers. In some instances, Pinnacle sells directly to mass merchandisers such as Wal-Mart. Historically, frozen foods and grocery products have been sold through the same brokers. It uses independent commercial carriers to distribute these products from its manufacturing facilities directly to customers or third party warehouses. While the delivery of domestic retail grocery products has been integrated into a single system, frozen foods are delivered separately because of the need for refrigeration during shipping.

LIQUIDITY AND CAPITAL RESOURCES

      In connection with the consummation of the VFI acquisition, PFC obtained a $190 million term loan and a $55 million revolving line of credit, which are collectively referred to herein as the "credit facility," both arranged by Bankers Trust Company as the administrative agent. A $10 million sub-limit of the revolving line of credit was made available for the issuance of stand-by and trade letters of credit. Under the terms of the credit facility, PFC may obtain loans, which are either base rate loans or eurodollar rate loans. Base rate loans bear interest at a base rate plus a margin ranging from 1.5% to 2.0% for borrowings under the revolving line of credit, and 2.0% to 2.5% for the term loan, depending on PFC's consolidated leverage ratio. The base rate is the higher of the prime lending rate announced from time-to-time by the administrative agent or an average federal funds rate plus 0.5%. Eurodollar rate loans bear interest at an interbank eurodollar market rate, adjusted for reserve requirements, plus a margin ranging from 2.5% to 3.0% for borrowings under the revolving line of credit, and 3.0% to 3.5% for the term loan, depending upon PFC's consolidated leverage ratio. The credit facility includes customary prepayment provisions, and requires from PFC customary representations, warranties and conditions precedent to borrowing. The credit facility requires PFC to meet various covenants such as the maintenance of maximum consolidated leverage ratios, minimum interest coverage ratios and minimum fixed charge ratios. The credit facility also includes other restrictions on the actions of PFC, including limitations on the payment of cash dividends or other distributions of assets, restrictions on indebtedness, restrictions on liens, and restrictions on investments, acquisitions, divestitures and fundamental changes. The covenants contained in the credit facility and the amount of any other borrowings and contingent liabilities of PFC may have the effect of limiting the credit available to PFC under the revolving line of credit to an amount less than the $55 million commitment. The credit facility is guaranteed by Pinnacle and the domestic subsidiaries of PFC and is secured by the pledge of all of the capital stock of PFC's domestic subsidiaries and certain capital stock of PFC's Canadian subsidiary. On May 22, 2001, PFC borrowed the entire amount of the term loan and $2 million of the revolving line of credit. Bankers Trust Company provided 100% of the credit facility financing and has reserved the right to syndicate all or part of its loans and commitments. The $2 million loan under the revolving line of credit has been repaid.

      On May 22, 2001, Pinnacle issued an aggregate of 160,000,000 shares of its common stock to HMTF Pinnacle Foods, L.P., JPMP Pinnacle Foods, L.P. and CIP Pinnacle Holdings, L.P. for an aggregate consideration of $160 million in cash. The proceeds from the issuance of its common stock were contributed to PFC on the date of the closing of the VFI acquisition, with $1,000 being paid to purchase 1,000 shares of common stock of PFC and the remainder as a capital contribution. These proceeds, combined with borrowings under the credit facility, were used by PFC to consummate the VFI acquisition and pay expenses incurred in connection therewith.

      Pinnacle expects that its principal liquidity requirements will be for working capital and general corporate purposes, including maintenance capital expenditures of approximately $12.5 million through fiscal year ending July 28, 2002, debt service on the credit facility and acquisitions of other businesses or entities involving the marketing, distribution and manufacture of food products. Pinnacle expects that, except as disclosed in the following sentence, existing funds, funds from operations and borrowings under its credit facility will be sufficient to finance its principal liquidity requirements. Pinnacle may require additional financing through the issuance of equity or debt securities, or both, to finance any future acquisitions or material facility expansions or consolidations. Pinnacle cannot be certain that any additional financing may be available to it on acceptable terms when required, or at all, and, as a result, Pinnacle may have to forego possible acquisitions that it may identify in the future or material facility expansions or consolidations.

SEASONALITY

      Pinnacle's sales and cash flows are seasonal. Sales of frozen foods tend to be marginally higher during the winter months. Sales of pickles, relishes and barbecue sauce tend to be higher in the summer months. The majority of pickles are packed during a season extending from May through September. As a result, Pinnacle's inventory levels tend to be higher in the first quarter of the fiscal year, which may make its working capital requirements higher in the first quarter.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth certain information with respect to Pinnacle's executive officers and directors:

        NAME                    AGE                        POSITION
        ----                    ---                        --------
C. Dean Metropoulos              55       Chief Executive Officer, Chairman
                                          of the Board and Director

N. Michael Dion                  44       Senior Vice President, Chief Financial
                                          Officer and Chief Operating Officer

M. Kelley Maggs                  49       Senior Vice President, General Counsel and
                                          Secretary

Andrew S. Rosen                  33       Senior Vice President, Assistant Secretary
                                          and Director

Robert W. Sperry                 46       Senior Vice President

Thomas O. Hicks                  55       Director

John R. Muse                     50       Director


      C. DEAN METROPOULOS has served as Pinnacle's Chief Executive Officer and Chairman of the Board since March 2001 and as one of Pinnacle's directors since April 2001. Mr. Metropoulos is currently the Chairman of the Board and Chief Executive Officer of C. Dean Metropoulos & Co. Mr. Metropoulos also serves as Executive Chairman of the Board of Premier International Foods, plc. Mr. Metropoulos served as the Chairman of the Board and Chief Executive Officer of International Home Foods, Inc. from 1996 to 2000. Prior to joining International Home Foods, Inc., Mr. Metropoulos served as the Chairman of the Board and Chief Executive Officer of The Morningstar Group from 1994 through November 1997. From 1983 through 1993, Mr. Metropoulos served as the President and Chief Executive Officer of Stella Foods, Inc., the successor to International Cheese Company.

      N. MICHAEL DION has served as Pinnacle's Senior Vice President, Chief Financial Officer and Chief Operating Officer since March 2001. Mr. Dion has been affiliated with C. Dean Metropoulos & Co. since 1990, during which time his responsibilities have included, among others, the financial, administration and management information system functions, as well as the integration of acquisitions with existing companies. Mr. Dion also served as the Senior Vice President and Chief Financial Officer of International Home Foods, Inc. from 1996 to 2000.

      THOMAS O. HICKS has served as one of Pinnacle's directors since September 2001. Mr. Hicks has served as Chairman of the Board and Chief Executive Officer of Hicks, Muse, Tate & Furst Incorporated since 1989. From 1983 to May 1989, Mr. Hicks was Co-Chairman of the Board and Co-Chief Executive Officer of Hicks & Haas Incorporated, a Dallas-based private investment firm. Mr. Hicks also serves as Vice Chairman and director of Clear Channel Communications, Inc., and director of Cooperative Computing, Inc., CorpGroup Limited, Home Interiors & Gifts, Inc., MVS Corporation, Apogent Technologies, Inc. (formerly Sybron International Corporation), and Viasystems Group, Inc.

      M. KELLEY MAGGS has served as Pinnacle's Senior Vice President, General Counsel and Secretary since March 2001. Mr. Maggs served as the Senior Vice President, Secretary and General Counsel for International Home Foods, Inc.

from 1996 to 2000. Prior to joining International Home Foods, Inc., Mr. Maggs served as the Vice President, Secretary and General Counsel for Stella Foods, Inc. from 1993 to 1996. Prior to joining Stella Foods, Inc., Mr. Maggs was in private legal practice from 1979 to 1993.

      ANDREW S. ROSEN has served as Pinnacle's Senior Vice President, Assistant Secretary and one of Pinnacle's directors since March 2001. Mr. Rosen serves as a principal of HMTF. Prior to joining HMTF in 1993, Mr. Rosen served as an associate with The Carlyle Group, a Washington, D.C. based private investment firm where he was employed for three years. Mr. Rosen also serves as a director of Premier International Foods, plc and Inciscent Inc.

      ROBERT W. SPERRY has served as a Senior Vice President of Pinnacle since March 2001. Mr. Sperry also serves as Chief Operating Officer of C. Dean Metropoulos & Co., with which he has been affiliated since 1997 and where he oversees investments in the United Kingdom, including Premier International Foods, plc. Burtons Biscuits, Ltd. and HMTF Furniture, plc. Previously, he spent 17 years with Nestle S.A. where he held leadership roles in Marketing, Sales and General Management. He was also President of Sunmark Brands, Nestle's sugar confections division, from 1994 to 1996.

      JOHN R. MUSE has served as one of Pinnacle's directors since April 2001. Mr. Muse has been a partner of HMTF since 1989. Mr. Muse also serves as a director of Arena Brands Holding Corp., Glass's Information Services, Landtel N.V., Lucchese, Inc., Premier International Foods, plc, Eubisco Limited, Regal Cinemas, Inc. and Suiza Foods Corporation.

BOARD OF DIRECTORS

      Pinnacle's board of directors currently consists of four members, each serving until the next annual meeting of stockholders or until the election and qualification of their successors. At each annual meeting of the stockholders, directors will be elected by the holders of common stock. Stockholders who are parties to the stockholders agreement more fully described in "Certain Relationships and Related Transactions - Stockholders Agreement" have agreed to vote their shares of common stock in favor of such individuals as may be designated for election to the board of directors by HMTF.

INDEMNIFICATION OF DIRECTORS

      Pinnacle has entered into agreements to indemnify its directors. Under these agreements, Pinnacle is obligated to indemnify its directors to the fullest extent permitted under the Delaware General Corporation Law for expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their services as a director. Pinnacle believes that these agreements are helpful in attracting and retaining qualified directors.

      2001 STOCK OPTION PLAN

      Pinnacle adopted its 2001 Stock Option Plan in May 2001. A total of 8.4 million shares are authorized for issuance under the plan. The plan provides for grants of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to Pinnacle's employees, including officers and employee-directors, and for grants of nonstatutory stock options to Pinnacle's employees, consultants and nonemployee directors. The purposes of the plan are to:

      - closely associate the interests of management and certain other key individuals with its stockholders by reinforcing the relationship between the participant's rewards and stockholder gains;

      - provide management and certain other key individuals equity ownership in Pinnacle commensurate with Pinnacle's performance;

      -     maintain competitive compensation levels; and

      - provide an incentive to management and certain other key individuals for continued employment with Pinnacle.

      Pinnacle's board of directors administers the plan. The board of directors will designate the individuals to receive the options, the number of shares subject to the options, and the terms and conditions of each option granted under the plan.

      While the board of directors determines the terms of options granted under the plan, the term of any incentive stock option cannot exceed ten years from the date of grant and any incentive stock option granted to an employee who possesses more than ten percent of the total combined voting power of all classes of Pinnacle's shares within the meaning of Section 422(b)(6) of the Internal Revenue Code cannot be exercisable after the expiration of five years from the date of grant.

      The board of directors determines the exercisability of options, which may be exercisable in one or more installments. No incentive stock options will be exercisable after the expiration of ten years.

      The board of directors determines the exercise price of options granted under the plan which will not be less than 100% of the fair market value of a share of common stock on the date of grant. Further, the exercise price of any incentive stock option granted to an employee who possesses more than ten percent of the total combined voting power of all classes of Pinnacle's shares within the meaning of Section 422(b)(6) of the Internal Revenue Code must be at least 110% of the fair market value of the underlying share at the time the option is granted. The exercise price of options granted under the plan will be paid in full in a manner prescribed by the board of directors, which may include delivery to Pinnacle of common stock or withholding of shares pursuant to procedures developed by the board of directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      STOCKHOLDERS AGREEMENT

      Pinnacle has entered into a stockholders agreement with its current holders of common stock that, among other things:

      - requires the parties thereto to vote their shares of common stock in favor of the election to Pinnacle's board of directors such individuals as may be designated by HMTF;

      - requires the parties thereto to approve a sale of Pinnacle to a third party not affiliated with HMTF if requested by HMTF;

      - grants HMTF certain drag along rights if it determines to transfer more than 50% of the fully-diluted common stock then held by HMTF and its affiliates;

      - grants stockholders, other than HMTF and its affiliates, certain tag along rights if HMTF determines to transfer more than 50% of the fully-diluted common stock then held by HMTF and its affiliates and HMTF does not exercise its drag along rights;

      - subject to certain exceptions, including the issuance and exercise of the warrants, grants preemptive rights to the parties thereto for new issuances of capital stock;

      - grants HMTF or its assignee a right of first refusal to purchase shares of common stock that stockholders other than affiliates of HMTF propose to transfer to third parties;

      - grants the parties thereto the right to require Pinnacle, at any time after 180 days after Pinnacle consummates a qualified initial public offering and on up to five occasions only, to register shares of common stock having a fair market value of at least $25,000,000 for sale in an underwritten public offering;

      - grants the parties the right to include shares of common stock in registrations effected by Pinnacle for its own account or for the account of other security holders, subject to the right of the underwriters to limit the number of shares included in the offering in view of market conditions;

      - subject to certain limitations, grants HMTF and its affiliates the right to require Pinnacle to register the resale of their securities on a registration statement on Form S-3 or any successor thereto; provided that Pinnacle is then entitled to register shares on Form S-3 or any successor thereto and also that the method of disposition may not be an underwritten public offering; and

      - grants stockholders other than HMTF and its affiliates the right to join in on any registration of securities on a registration statement on Form S-3 or any successor thereto that is requested by HMTF or any of its affiliates.

      FINANCIAL ADVISORY AGREEMENT

      Pinnacle is subject to a financial advisory agreement, dated April 17, 2001, with Hicks, Muse & Co. Partners, L.P., an affiliate of HMTF ("HMTF Partners"), pursuant to which:

      - HMTF Partners provided financial advisory services to Pinnacle in connection with the negotiation and implementation of the VFI acquisition; and

      - HMTF Partners has agreed to provide financial advisory, investment banking and other similar services to Pinnacle with respect to future proposals for a tender offer, acquisition, sale, merger, exchange offer, recapitalization, restructuring, refinancing, issuance of debt or equity or other similar transaction directly or indirectly involving Pinnacle or any of its subsidiaries and any other person or entity. Each of these transactions is referred to herein as a "subsequent transaction."

      HMTF Partners received a fee of $5,550,000 in connection with the VFI acquisition and is entitled to receive a fee equal to 1.5% of the transaction value for each subsequent transaction, plus reimbursement of expenses incurred by HMTF Partners in connection with its services provided under the financial advisory agreement. The financial advisory agreement will terminate on the earlier to occur of the tenth anniversary of the agreement or the date on which HMTF and its affiliates no longer beneficially own any securities of Pinnacle or its successors.

      MONITORING AND OVERSIGHT AGREEMENT

      Pinnacle is subject to a monitoring and oversight agreement, dated April 17, 2001, with HMTF Partners pursuant to which HMTF Partners has agreed to provide financial oversight and monitoring services to Pinnacle when requested by Pinnacle's board of directors. Pinnacle has agreed to pay HMTF Partners an annual fee of $1,000,000, payable quarterly at the beginning of each quarter. The annual fee is adjustable upward or downward at the beginning of each fiscal year to an amount equal to 0.15% of the budgeted consolidated annual net sales of Pinnacle, provided that the annual fee may never be less than $1,000,000. The annual fee is also subject to adjustment on each occasion that Pinnacle or any of its subsidiaries acquires another entity or business. HMTF Partners is also entitled to reimbursement for expenses incurred by it in connection with its services provided under the monitoring and oversight agreement. The monitoring and oversight agreement will terminate on the earlier to occur of the tenth anniversary of the agreement or the date on which HMTF and its affiliates no longer beneficially own any securities of Pinnacle or its successors.

BOARD OBSERVATION RIGHTS

      Pinnacle has agreed, subject to some limitations, to permit each of JPMP Pinnacle Foods, L.P. and CIP Pinnacle Holdings, L.P. to designate an observer to be present at all meetings of Pinnacle's board of directors. These board observation rights will terminate as to each of JPMP and CIP at such time as JPMP or CIP, as applicable, no longer holds more than 7,500,000 shares of common stock of Pinnacle or Pinnacle completes either a merger, consolidation or sale of assets that results in a change of control or an underwritten public offering of Pinnacle's common stock.

           SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

      The following table sets forth information with respect to the beneficial ownership of Pinnacle's common stock as of July 31, 2001, by:

      - each stockholder known by Pinnacle to own beneficially more than five percent of its common stock;

      -     each of Pinnacle's directors;

      -     each of Pinnacle's executive officers; and

      -     all directors and executive officers as a group.

      Pinnacle has determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated, the persons included in this table have sole voting and investment power with respect to all the shares of common stock beneficially owned by them, subject to applicable community property laws.

                                                                                                        Percentage
                                                                                   SHARES                of Shares
                                                                                BENEFICIALLY           Beneficially
      NAME OF BENEFICIAL OWNER                                                     OWNED                  Owned
      ------------------------                                                     -----                  -----
      HMTF Pinnacle Foods, L.P.(1) ...................................          130,000,000               81.250%
      JPMP Pinnacle Foods,  L.P.(2) ..................................           15,000,000                9.375%
      CIP Pinnacle Holdings, L.P.(3) .................................           15,000,000                9.375%
      C. Dean Metropoulos(4) .........................................                   --                   --
      N. Michael Dion(5) .............................................                   --                   --
      M. Kelley Maggs ................................................                   --                   --
      Andrew S. Rosen ................................................                   --                   --
      Robert W. Sperry(6) ............................................                   --                   --
      Michael J. Levitt ..............................................                   --                   --
      John R. Muse ...................................................                   --                   --
      All directors and executive officers as a group (7 persons) (7)                    --                   --

----------

(1) The address of HMTF Pinnacle Foods, L.P. is c/o Hicks, Muse, Tate & Furst Incorporated, 300 Crescent Court, Suite 500, Dallas, Texas 75201.

(2) The address of JPMP Pinnacle Foods, L.P. is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020-1080.

(3) The address of CIP Pinnacle Holdings, L.P. is c/o Co-Investment Partners, L.P., 660 Madison Avenue, 23rd Floor, New York, New York 10021.

(4) C. Dean Metropoulos owns a .77% partnership interest in HMTF Pinnacle Foods, L.P. as a limited partner, which represents an indirect $1,000,000 investment in the common stock of Pinnacle.

(5) N. Michael Dion owns a .15% partnership interest in HMTF Pinnacle Foods, L.P. as a limited partner, which represents an indirect $200,000 investment in the common stock of Pinnacle.

(6) Robert W. Sperry owns a .08% partnership interest in HMTF Pinnacle Foods, L.P. as a limited partner, which represents an indirect $100,000 investment in the common stock of Pinnacle.

(7) Messrs. Metropoulos, Dion and Sperry collectively own a 1.0% partnership interest in HMTF Pinnacle Foods, L.P. as a limited partner, which represents an indirect $1,300,000 investment in the common stock of Pinnacle.

                          DESCRIPTION OF CAPITAL STOCK

     Pinnacle's certificate of incorporation authorizes the issuance of up to 400,000,000 shares of common stock, par value $0.01 per share, and up to 50,000,000 shares of preferred stock, par value $0.01 per share. As of July 31, 2001:

     -    160,000,000 shares of common stock were issued and outstanding; and

     -    no shares of preferred stock were issued or outstanding.

     As of July 31, 2001, Pinnacle had 3 holders of record of its common stock.

     The following description of Pinnacle's capital stock is a summary and is qualified in its entirety by reference to Pinnacle's certificate of incorporation and bylaws.

COMMON STOCK

     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends that may be declared by Pinnacle's board of directors. In the event of Pinnacle's liquidation, dissolution or winding up, holders of common stock will be entitled to receive proportionately any of Pinnacle's assets remaining after the payment of liabilities.

     PREFERRED STOCK

     Pinnacle's board of directors has the authority, without further action by the stockholders, to issue up to 50,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control of Pinnacle without further action by the stockholders.

                             DESCRIPTION OF WARRANTS

GENERAL

                  If the conditions described below are satisfied, Pinnacle will be obligated to issue up to an aggregate of 19,500,000 warrants to purchase an aggregate of 19,500,000 shares of common stock of Pinnacle (subject to adjustment in certain circumstances as described below). As of the date of this Exhibit C, the Debtors dispute Pinnacle's determina tion of the number of warrants to be issued under the Pinnacle Asset Purchase Agreement. The Debtors believe that warrants to purchase 22,500,000 shares of common stock are required to be issued. The warrants, if issued, will be issued to VFI LLC pursuant to, and will be subject to the provisions of, a Warrant Agreement to be entered into between Pinnacle and The Bank of New York, as warrant agent. Each warrant, when issued, will initially entitle the holder thereof to purchase one share of common stock of Pinnacle at an initial exercise price of $3.00 per share, subject to adjustment as described below. The warrants will be evidenced by warrant certificates. The warrants will not entitle the holder thereof to any of the rights of a holder of common stock of Pinnacle, including, without limitation, the right to receive any dividends or other payments or to vote or consent at or to receive notice as stockholders of meetings of the stockholders of Pinnacle.

         This summary of the warrants and the Warrant Agreement does not purport to be a complete description of the warrants or the Warrant Agreement and is qualified in its entirety by reference to the Warrant Agreement, the form of which is attached as an annex to this Exhibit C, and also to the warrant certificate, a form of which is attached to the Warrant Agreement. To the extent that this summary is inconsistent with the terms of the Warrant Agreement, the terms of the Warrant Agreement will govern.

         CONDITIONS TO ISSUANCE; ISSUANCE

                  Pinnacle's obligation to issue the warrants is subject to the satisfaction of the following conditions:

         - the warrants must be distributed and must be subject to transfer restrictions in such a manner under the Plan so as not to cause Pinnacle to become a reporting company under the Exchange Act, unless Pinnacle at the time of issuance is otherwise already a reporting company under the Exchange Act; and

         - the Bankruptcy Court must issue an order in a form and substance reasonably satisfactory to PFC that (a) confirms the Plan under Section 1129 of the United States Bankruptcy Code and (b) also provides that

                  - the issuance by Pinnacle of the warrants (and the securities purchasable upon exercise of the warrants) and the distribution of the warrants (and the securities purchasable upon exercise of the warrants) pursuant to the Plan will be exempt from the registration provisions of the Securities Act of 1933, as amended (the "Securities Act"), and any state or local laws requiring registration, pursuant to Section 1145 of the Bankruptcy Code; and

                  - Pinnacle and its officers, directors, employees, attorneys and agents will be entitled to the protections set forth in Section 1125(e) of the Bankruptcy Code in connection with the issuance of the warrants.

                  Pinnacle is relying on Section 1145 of the Bankruptcy Code as an exemption from the registration requirements of the Securities Act and of any state or local law requiring registration for the issuance of the warrants and the common stock underlying the warrants. Pinnacle believes that, solely for the purposes of Section 1145 of the

Bankruptcy Code, it is a successor to the Debtors under the Plan because Pinnacle acquired substantially all of the assets and assumed certain of the operating liabilities of the Debtors in the VFI acquisition and otherwise meets the requirements of Section 1145 of the Bankruptcy Code. Pinnacle has not sought, and does not intend to seek, a no-action letter from the Securities and Exchange Commission with respect to its reliance on Section 1145 for the issuance of the warrants or the underlying common stock.

                  If the foregoing conditions are satisfied, Pinnacle will be obligated to issue the warrants within five business days after the later to occur of

         - the date that the order of the Bankruptcy Court confirming the Plan has become a Final Order; or

         - the date upon which all conditions to the effectiveness of the Plan have been satisfied or waived.

EXERCISE

                  The registered holders of the warrants will be entitled to exercise all or a portion of the warrants at any time on or after the earlier to occur of (i) the first anniversary of the date of original issuance of the warrants or (ii) the occurrence of an Extraordinary Transaction, and on or prior to the expiration of the warrants. The warrants will expire at 5:00 p.m., New York City time, on the tenth anniversary of the date of original issues of the warrants and may not be exercised thereafter. As used in this Exhibit, "Extraordinary Transaction" means the first to occur of (i) the approval by Pinnacle's stockholders of the liquidation, dissolution or winding up of Pinnacle or (ii) the consummation of the consolidation or merger of Pinnacle with or into another corporation or other entity in which the holders of Pinnacle's common stock become entitled to receive, in respect of their shares of common stock, cash and/or securities of a class or series listed or traded on a national securities exchange or the Nasdaq National Market System and which securities (at the time of the consummation of the consolidation or merger) are freely saleable in unlimited quantities to the public pursuant to an effective registration statement under the Securities Act.

         Warrants may be exercised by surrendering the warrant certificates evidencing such warrants at any warrant agent office, accompanied by the form election to purchase shares of common stock set forth on the reverse side of the warrant certificate duly completed and executed, and paying in full the applicable exercise price for each share of common stock of Pinnacle. The exercise price may be paid either (i) in cash by certified or official bank check payable to the order of Pinnacle or (ii) by "cashless" or "net-issue" exercise as provided in the Warrant Agreement. Upon the surrender of the warrant certificate and the payment of the applicable exercise price, the warrant agent will so inform Pinnacle, and Pinnacle will issue or cause to be issued to or upon the written order of the registered holder of the warrant certificate, a certificate or certificates evidencing the number of whole shares of common stock of Pinnacle to which such holder is entitled, which certificate will be in the name or names as the registered holder of the warrant certificates surrendered for exercise may designate; provided that Pinnacle will not be obligated to register the shares of common stock in a name or names other than the name of the registered holder of the warrant certificate surrendered for exchange if (i) Pinnacle is not then a reporting company under the Exchange Act and (ii) Pinnacle determines in its sole but reasonable discretion that such registration would cause or require Pinnacle to either register as or otherwise become a reporting company under any aspect of the Exchange Act.

         If a warrant holder exercises less than all warrants evidenced by a warrant certificate at any time prior to the expiration of the warrants, then a new warrant certificate will be issued to such holder evidencing the number of warrants, if any, remaining unexercised.

         NO FRACTIONAL SHARES

                  Pinnacle will not issue any fractional share of common stock of Pinnacle pursuant to the warrants. If more than one warrant is presented for exercise in full at the same time by the same holder, the number of whole shares of common stock which shall be issuable upon such exercise will be computed on the basis of the aggregate number of shares of common stock acquirable on exercise of the warrants so presented. If any fractional share of common stock is issuable to a warrant holder upon the exercise of one or more warrants by that holder, then, in lieu of the fractional share of common stock, such holder will receive an amount in cash equal to the then-fair market value per share of common stock multiplied by the fraction of the share of common stock to which that holder is entitled.

         STOCK EXCHANGE LISTINGS

                  If and only if Pinnacle lists other shares of its common stock on any securities exchanges or markets within the United States, then Pinnacle is obligated to use its reasonable best efforts to obtain the listing of the shares of the common stock issuable upon exercise of the warrants on the principal securities exchanges and markets, if any, on which other shares of Pinnacle are then listed.

         PAYMENT OF TAXES

                  Pinnacle will pay all state and federal documentary stamp taxes attributable to the initial issuance of the warrants and to the shares of common stock of Pinnacle issued upon exercise of the warrants. Pinnacle will not, however, pay any tax or other governmental charge which may be payable in respect of any transfer involved in the issue of any warrant certificates or any certificates evidencing shares of common stock in a name other than the registered holder of the warrant certificate surrendered upon exercise of a warrant. If any taxes or other governmental charges are payable with respect to the transfer or delivery of warrant certificates or certificates evidencing shares of common stock upon the exercise of warrants in a name other than that of the exercising warrant holder, then Pinnacle may refuse to issue new warrant certificates evidencing ownership of, or issue certificates evidencing shares of common stock issuable pursuant to, the warrants with respect to which the taxes or other governmental charges are payable until the person or persons requesting issuance thereof has paid to Pinnacle the amount of such tax or other governmental charge or has established to the satisfaction of Pinnacle that such tax or other governmental charge has been paid or an exemption is available therefrom.

         TRANSFER RESTRICTIONS

                  If the warrants or the common stock underlying the warrants are held of record by 500 or more persons, Pinnacle would be required to register as or otherwise become a reporting company under the Exchange Act. The warrants will be issued initially to VFI LLC, and VFI LLC will be the sole holder of the warrants for purposes of determining Pinnacle's reporting obligations under the Exchange Act. Until such time as Pinnacle becomes a reporting company under the Exchange Act (other than as a result of a violation of the transfer restrictions in the Warrant Agreement), the Warrant Agreement provides that no warrants and no securities issued upon exercise of a warrant may be transferred, in whole or in part, directly or indirectly, by assignment, sale, gift, conveyance, pledge, hypothecation or otherwise, if Pinnacle determines in its sole but reasonable discretion that such transfer would cause or require Pinnacle to either register as or otherwise become a reporting company under the Exchange Act. Accordingly, unless Pinnacle is then a reporting company under the Exchange Act, VFI LLC will not be entitled to distribute the warrants in a manner that would result in 500 or more holders of record of the warrants or the underlying common stock, and any distributee of the warrants or the underlying common stock will be subject to the same transfer limitations under the Warrant Agreement. Any purported transfer in violation of such transfer restriction will be void and of no force or effect. Each warrant certificate evidencing the warrants and each certificate evidencing securities issued upon exercise of the warrants will bear appropriate restrictive legends restricting the transfer thereof.

                  The warrants and the underlying common stock are not "restricted securities" within the meaning of Rule 144 under the Securities Act and, subject to the transfer restrictions in the Warrant Agreement, may be resold without registration under the Securities Act if the selling security holder is not an "underwriter" as defined in Section 1145 of the Bankruptcy Code or an "affiliate" of Pinnacle within the meaning of Rule 144 under the Securities Act. Subject to the transfer restrictions in the Warrant Agreement, affiliates of Pinnacle may resell warrants or the underlying common stock pursuant to an effective registration statement under the Securities Act, Rule 144 (not including the holding period requirement) or another available exemption from registration under the Securities Act.

         ANTI-DILUTION ADJUSTMENTS

                  The exercise price and number of shares of common stock of Pinnacle issuable upon the exercise of each warrant are subject to adjustment from time to time upon the occurrence of certain events to prevent dilution of the interest of the holders of the warrants. The events that, subject to some limitations, will cause an adjustment to the exercise price and the number of shares of common stock issuable upon exercise of the warrants include:

         - a dividend or distribution on Pinnacle's outstanding common stock payable in shares of common stock or other shares of capital stock of Pinnacle;

         - a subdivision, split, combination or reclassification of Pinnacle's outstanding shares of common stock;

         - the issuance, sale, distribution or grant to HMTF or any of its affiliates any rights to subscribe for or to purchase, or any warrants or options for the purchase of, common stock or any stock or securities convertible into or exchangeable for common stock at a price per share less than the fair market value per share of common stock on the record date for the issuance, sale, distribution or grant of such rights, warrants, options or convertible or exchangeable securities;

         - the issuance of shares of common stock to HMTF or any of its affiliates without consideration or for a price per share less than the fair market value per share of common stock on the date of the issuance, sale, distribution or grant of such shares of common stock; and

         - the distribution to all holders of common stock any dividends or other distribution outside the ordinary course of business of Pinnacle of cash, evidences of its indebtedness, other securities or other properties or assets or any options, warrants or other rights to subscribe for or purchase any of the foregoing.

         In the case of any consolidation or merger of Pinnacle with or into another corporation or other entity (other than a merger in which Pinnacle is the continuing corporation and that does not result in any reclassification or change of the then-outstanding shares of common stock or other capital stock of Pinnacle), or in the case of a reverse triangular merger in which Pinnacle is the surviving entity but the shares of Pinnacle's capital stock outstanding immediately prior to the merger are converted into other property, or in the case of any sale or conveyance to another corporation or other entity of all or substantially all of the assets of Pinnacle, then, as a condition to such transaction, Pinnacle or the successor or purchasing entity must make provision for the holder of each warrant to receive on exercise of the warrant the kind and amount of shares of stock and other securities and property that the holder would have received had the holder exercised its warrant immediately before the effective time of any such transaction.

         Holders of warrants will be accorded rights to be notified of certain transactions for which anti-dilution adjustments are required and, therefore, may elect to exercise their warrants prior to such transaction.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
GENERAL
         The following is a discussion of certain U.S. federal income tax considerations relating to the ownership and disposition of a warrant and of a share of common stock acquired upon exercise of a warrant. This discussion is based upon the Internal Revenue Code, existing and proposed Treasury Regulations and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations.

         This discussion does not discuss every aspect of U.S. federal income taxation that may be relevant to a particular holder in light of the holder's personal circumstances or to certain categories of investors (such as banks, broker-dealers, insurance companies, pension or other employee benefit plans, tax-exempt organizations or entities, U.S. expatriates, traders in securities that elect mark-to-market accounting or persons holding warrants or common stock as part of a hedging or conversion transaction or a straddle. In addition, this discussion does not address the effect of foreign, state, local or other tax laws. Pinnacle has not sought and will not seek any rulings from the Internal Revenue Service, referred to herein as the "IRS," concerning the tax consequences of the ownership or disposition of a warrant or a share of common stock acquired on exercise of a warrant and, accordingly, Pinnacle cannot assure you that the IRS will not successfully challenge the tax consequences described below.
         You are subject to this discussion if you hold a warrant and any common stock acquired upon exercise as capital assets within the meaning of Section 1221 of the Internal Revenue Code. In addition, this summary applies to you only if you are a U.S. holder of warrants and/or common stock. You are a "U.S. holder" if you are the beneficial owner of the warrants and/or common stock and you are:

-        a citizen or resident of the United States,

- a corporation (including an entity treated as a corporation for United States Federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

- an estate whose income is subject to United States Federal income tax regardless of its source, or


- a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.


         If a partnership holds warrants and/or common stock, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If you are a partner of an entity treated as a partnership for U.S. federal income tax purposes which hold warrants and/or common stock, Pinnacle suggests that you consult your tax advisor.

         YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS TO YOU OF THE OWNERSHIP AND DISPOSITION OF THE WARRANTS AND OF COMMON STOCK ACQUIRED ON EXERCISE OF A WARRANT, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS.

TAX TREATMENT OF WARRANTS

         Disposition and Expiration

         If you dispose of a warrant, you will generally recognize gain or loss in an amount equal to the excess of (1) the sum of the money you receive and the fair market value of any other property you receive for the warrant over (2) your tax basis in the warrant. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if you held the warrant for more than one year. In the case of a non-corporate U.S. holder, long-term capital gain is generally subject to a maximum marginal federal income tax rate of 20% or further reduced capital gain rate if you held the warrant for more than five years. If your warrants expire, you will recognize a capital loss in an amount equal to your tax basis in the warrant. Any such loss will be long-term capital loss if you held the warrant for more than one year.

EXERCISE OF WARRANT

         You will not recognize any gain or loss upon the exercise of the warrant or receipt of common stock pursuant thereto. Your tax basis in the shares of common stock that you acquire pursuant to the exercise of the warrant will be equal to the sum of (1) your tax basis in the warrant and (2) the exercise price of the warrant. Your holding period for the common stock received will generally begin on the day after you exercise the warrant.

TAX TREATMENT OF COMMON STOCK

         If you dispose of common stock received pursuant to the exercise of a warrant, you will generally recognize gain or loss in an amount equal to the excess of (1) the sum of the money you receive and the fair market value of any other property you receive for the common stock over (2) your tax basis in the common stock. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if you held the common stock for more than one year. In the case of a non-corporate U.S. holder, long-term capital gain is generally subject to a maximum marginal federal income tax rate of 20% or further reduced capital gain rate if you held the common stock for more than five years.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         Pinnacle is required to furnish to record holders of common stock, other than corporations and other exempt holders, and to the IRS, information with respect to dividends paid on the common stock. Certain U.S. holders may be subject to backup withholding with respect to dividends paid on common stock or with respect to proceeds received from the disposition of a warrant or a share of common stock. Generally, backup withholding applies only if you (i) fail to furnish your social security or other taxpayer identification number (a "TIN") within a reasonable time after request therefor, (ii) furnish an incorrect TIN,
(iii) fail to report interest or dividends properly, or (iv) fail, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is your correct number, that you are not subject to backup withholding and that you are a U.S. person (including a U.S. resident alien). Any amount so withheld from payment is allowable as a credit against your U.S. federal income tax liability (and may entitle you to a refund), provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and certain financial institutions. You should consult your tax advisor as to your qualification for exemption from back-up withholding and the procedure for obtaining such exemption.

                              FINANCIAL INFORMATION

         The following table presents Pinnacle's selected historical financial and operating data for the twelve months ending January 28, 2001 (the "January LTM") and for the three months ending April 29, 2001. The January LTM is derived from the audited financial statements for the period ended July 30, 2000 and from unaudited financial statements for the periods ended January 30, 2000 and January 28, 2001. During fiscal year 2000, Pinnacle's reported results from continuing operations include the results of its Frozen Foods and Grocery Products operations, as well as VFI's former United Kingdom operations. The United Kingdom operations were sold in 2001 and were not part of the VFI acquisition. The January LTM excludes the results of United Kingdom operations and other divested businesses. Pinnacle's reported results for continuing operations for the first six months of 2001 include results from the Frozen Foods business exclusively. The results of the Grocery Products business and the United Kingdom operations were classified as discontinued operations due to the pending sale of both of these segments. The January LTM adjusts the data from this period to include the results of the Grocery Product business. The three months ended April 29, 2001 are derived from unaudited financial statements which reflect Pinnacle's results from continuing operations.

                       Pinnacle Foods Holding Corporation
                           Pro-Forma Financial Results



                                            JAN LTM       FEB-APR 2001
                                            --------------------------
                                                  (IN THOUSANDS)

Net Sales                                   $ 743,426      $ 181,989
Total Cost of Products Sold ("COPS")          460,398        114,885
                                            ---------      ---------
Gross Earnings                                283,028         67,104

EXPENSES
Selling Expense                                19,842          3,882
Advertising & Consumer Expense                 25,467          3,089
Trade Promotion                               159,323         37,964
Cash General and Administrative ("G&A")        72,612         33,860
Other (Income) Expense                         14,239            784
Amortization                                    1,780            445
                                            ---------      ---------
Total Expenses                                293,263         80,024
                                            ---------      ---------


EBIT                                          (10,235)       (12,920)

Depreciation & Amortization                    20,678          4,816
                                            ---------      ---------

EBITDA                                         10,443         (8,104)
                                            ---------      ---------

Add-back Total Cash G&A                        72,612         33,860
Less, Pinnacle Pro-Forma Cash G&A             (40,000)       (10,000)
Plus, One-time adjustments(1)                  25,124            104
                                            ---------      ---------

PINNACLE PRO-FORMA EBITDA                   $  68,179      $  15,860
                                            =========      =========


(1) These items are non-recurring in nature and primarily relate to changes in accounting treatment suggested or agreed to by the Company's auditors.

                       Pinnacle Foods Holding Corporation
                        OPENING BALANCE SHEET (UNAUDITED)

         The following sets forth the unaudited Opening Balance Sheet of Pinnacle as of May 23, 2001. The unaudited Opening Balance Sheet was derived from Pinnacle's management's estimate of VFI's balance sheet as of the closing, adjusted for the VFI acquisition. In adjusting for the VFI acquisition, Pinnacle has not obtained independent third party appraisals in order to determine the fair value of its assets and liabilities. Accordingly, all assets and liabilities in the unaudited Opening Balance Sheet have been stated at historical cost, and goodwill has been recorded to the extent that the purchase price for the VFI acquisition exceeded the historical cost of the assets and liabilities acquired.


                              OPENING BALANCE SHEET
                                   (UNAUDITED)
                                 (IN THOUSANDS)

Total Current Assets .......................................           $118,460
Property, Plant & Equipment ................................            168,801
Other Assets ...............................................            155,860
                                                                       --------
     Total Assets...........................................           $443,121
                                                                       ========

Total Current Liabilities ..................................           $ 55,158
Long-Term Liabilities ......................................            228,283
                                                                       --------
     Total Liabilities .....................................           $283,441
                                                                       ========
Equity .....................................................            159,680
                                                                       --------

     Total Liabilities & Equity ............................           $443,121
                                                                       ========

                                                                         ANNEX A


                                WARRANT AGREEMENT

                                 BY AND BETWEEN

                       PINNACLE FOODS HOLDING CORPORATION

                                       AND

                              THE BANK OF NEW YORK

                          DATED AS OF __________, 2001

                                TABLE OF CONTENTS


ARTICLE I ISSUANCE, FORM, EXECUTION, DELIVERY AND REGISTRATION OF WARRANT CERTIFICATES


                                                                                                                                 1

         Section 1.1  Issuance of Warrants ..................................................................................    1
         Section 1.2  Form of Warrant Certificates ..........................................................................    2

         Section 1.3  Execution of Warrant Certificates .....................................................................    2

         Section 1.4  Authentication and Delivery ...........................................................................    2

         Section 1.5  Registration ..........................................................................................    3

         Section 1.6  Registration of Transfers and Exchanges ...............................................................    3

         Section 1.7  Obligations of the Warrant Agent ......................................................................    5

         Section 1.8  Lost, Stolen, Destroyed, Defaced or Mutilated Warrant Certificates ....................................    5

         Section 1.9  Offices for Exercise, etc .............................................................................    6


ARTICLE II DURATION, EXERCISE OF WARRANTS AND EXERCISE PRICE ................................................................    6

         Section 2.1  Duration of Warrants ..................................................................................    7

         Section 2.2  Exercise, Exercise Price, Settlement and Delivery .....................................................    7

         Section 2.3  Cancellation of Warrant Certificates ..................................................................    9

         Section 2.4  Reservation of Shares .................................................................................    9

         Section 2.5  Obtaining Stock Exchange Listings .....................................................................   10

         Section 2.6  No Change in Par Value ................................................................................   10



ARTICLE III OTHER PROVISIONS RELATING TO RIGHTS OF HOLDERS OF WARRANTS ......................................................   10

         Section 3.1  Enforcement of Rights .................................................................................   10

         Section 3.2  Notice of Certain Events ..............................................................................   11



ARTICLE IV TAXES ............................................................................................................   12

         Section 4.1  Payment of Taxes ......................................................................................   12



ARTICLE V ADJUSTMENTS .......................................................................................................   12


         Section 5.1  Adjustment of Exercise Price and Number of Shares Issuable ............................................   12

         Section 5.2  Fractional Interest ...................................................................................   18

         Section 5.3  When Adjustment Not Required ..........................................................................   19

         Section 5.4  Notices to Warrant Holders ............................................................................   19



ARTICLE VI CONCERNING THE WARRANT AGENT .....................................................................................   19

         Section 6.1  Warrant Agent .........................................................................................   19

         Section 6.2  Conditions of Warrant Agent's Obligations .............................................................   20

         Section 6.3  Resignation and Appointment of Successor ..............................................................   23



ARTICLE VII MISCELLANEOUS ...................................................................................................   24

         Section 7.1  Amendment .............................................................................................   24

         Section 7.2  Notices and Demands to the Company and Warrant Agent ..................................................   25

         Section 7.3  Notices and Transmission of  Documents ................................................................   25

         Section 7.4  Severability ..........................................................................................   26

         Section 7.5  Applicable Law ........................................................................................   26

         Section 7.6  Persons Having Rights Under Agreement .................................................................   27


         Section 7.7       Headings; References to this Agreement..........................................           27

         Section 7.8       Counterparts.....................................................................          27

         Section 7.9       Inspection of Agreement..........................................................          27

         Section 7.10      Certain Definitions..............................................................          27

         Section 7.11      Successors.......................................................................          29

                             INDEX OF DEFINED TERMS

                                WARRANT AGREEMENT

         THIS WARRANT AGREEMENT (this "Agreement"), dated as of ____________, 2001 is executed and delivered by and between Pinnacle Foods Holding Corporation, a Delaware corporation (together with any successor thereto, the "Company"), and The Bank of New York, a New York banking corporation, as warrant agent (together with any successor warrant agent, the "Warrant Agent"), for the benefit of the holders from time to time of the Warrant Certificates (as hereinafter defined).

         WHEREAS, pursuant to an Asset Purchase Agreement, dated April 3, 2001, as amended (the "Purchase Agreement"), the Company (through its wholly-owned subsidiary Pinnacle Foods Corporation) has acquired certain assets from Vlasic Foods International Inc. ("Vlasic") and certain of its subsidiaries (collectively, the "Sellers") on May ____, 2001 (the "Closing Date");

         WHEREAS, pursuant to the Purchase Agreement, the Company agreed, among other things, to issue, within five Business Days (as defined in the Purchase Agreement) of the later to occur of (a) the Plan Effective Date (as defined in the Purchase Agreement) or (b) the Order Date (as defined in the Purchase Agreement), warrants (each, a "Warrant," and, collectively, the "Warrants") to purchase, at an initial exercise price of $3.00 per share, an aggregate of __________ shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), subject to adjustment in accordance with the terms hereof;

         WHEREAS, as contemplated by the Purchase Agreement, the United States Bankruptcy Court for the District of Delaware issued a Confirmation Order (as defined in the Purchase Agreement) on _____________, 2001; and

         WHEREAS, the Company and the Warrant Agent wish to set forth in this Agreement, among other things, the terms and conditions on which the Warrants may be issued, exchanged, canceled, replaced and exercised.

         NOW, THEREFORE, in consideration of the Sellers' sale of certain assets to the Company pursuant to the Purchase Agreement, the Company and the Warrant Agent execute and deliver this Agreement for the benefit of the holders from time to time of the Warrant Certificates (as defined in Section 1.01 hereof).

                                    ARTICLE I

             ISSUANCE, FORM, EXECUTION, DELIVERY AND REGISTRATION OF
                              WARRANT CERTIFICATES

         Section 1.1 Issuance of Warrants. Each certificate evidencing the Warrants (each, a "Warrant Certificate") shall evidence the number of Warrants specified therein, and each Warrant evidenced thereby shall represent the right, subject to the provisions contained herein and therein, to purchase from the Company (and the Company shall issue and sell to such holder of the Warrant) one fully paid and non-assessable share of the Company's Common Stock (such share of Common Stock purchasable upon exercise of a Warrant being hereinafter referred to as the "Share" and, where appropriate, such term shall also mean the other securities or property purchasable and deliverable upon exercise of a Warrant as provided in Article V) at the price specified herein and therein, in each case subject to adjustment as provided herein and therein. Warrant Certificates initially evidencing an aggregate of _________ [to reflect a number of Warrants as required under Section 1.6(a) of the Purchase Agreement] Warrants to purchase a like number of shares of Common Stock shall be issued pursuant to this Agreement; provided, however, that the number of Warrants to be initially issued shall be subject to adjustment in accordance with Section 5.01 hereof for the period commencing as of the Closing Date and ending on the date of this Agreement.

         Section 1.2 Form of Warrant Certificates. The Warrant Certificates will be issued in registered form as definitive Warrant certificates (the "Definitive Warrants"). The Warrant Certificates evidencing the Definitive Warrants to be delivered pursuant to this Agreement shall be substantially in the form set forth in Exhibit A attached hereto. Such Definitive Warrants shall represent such of the outstanding Warrants as shall be specified therein and each shall provide that it shall represent the aggregate amount of outstanding Warrants from time to time endorsed thereon and that the aggregate amount of outstanding Warrants represented thereby may from time to time be reduced or increased, as appropriate. Any endorsement of a Definitive Warrant to reflect the amount of any increase or decrease in the amount of outstanding Warrants represented thereby shall be made by the Warrant Agent in accordance with the terms of this Agreement and instructions given by the holder thereof.

         Section 1.3 Execution of Warrant Certificates. The Warrant Certificates shall be executed on behalf of the Company by the chairman of the Board of Directors of the Company, the president of the Company or any vice president of the Company. Such signature may be by manual or facsimile signature. Typographical and other minor errors or defects in any such signature shall not affect the validity or enforceability of any Warrant Certificate that has been duly countersigned and delivered by the Warrant Agent.

         In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer before the Warrant Certificate so signed shall be delivered by the Warrant Agent or disposed of by the Company, such Warrant Certificate nevertheless may be delivered or disposed of as though the person who signed such Warrant Certificate had not ceased to be such officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by such person as, at the actual date of the execution of such Warrant Certificate, shall be the proper officer of the Company, although at the date of the execution and delivery of this Agreement any such person was not such an officer.

         Section 1.4 Authentication and Delivery. Subject to the immediately following paragraph, Warrant Certificates shall be authenticated by manual or facsimile signature and dated the date of authentication by the Warrant Agent and shall not be valid for any purpose unless so authenticated and dated. The Warrant Certificates shall be numbered and shall be registered in the Warrant Register (as defined in Section 1.06 hereof).

         Upon the receipt by the Warrant Agent of a written order of the Company, which order shall be signed by the chairman of its Board of Directors, its president or any vice president and attested by its secretary or assistant secretary, and shall specify the amount of Warrants to be authenticated, the date of such Warrants and such other information as the Warrant Agent may reasonably request, without any further action by the Company, the Warrant Agent is authorized, upon receipt from the Company at any time and from time to time of the Warrant Certificates, duly executed as provided in Section 1.03 hereof, to authenticate the Warrant Certificates and deliver them. Such authentication shall be by a duly authorized signatory of the Warrant Agent (although it shall not be necessary for the same signatory to sign all Warrant Certificates).

         In case any authorized signatory of the Warrant Agent who shall have authenticated any of the Warrant Certificates shall cease to be such authorized signatory before the Warrant Certificate shall be disposed of by the Company, such Warrant Certificate nevertheless may be delivered or disposed of as though the person who authenticated such Warrant Certificate had not ceased to be such authorized signatory of the Warrant Agent; and any Warrant Certificate may be authenticated on behalf of the Warrant Agent by such persons as, at the actual time of authentication of such Warrant Certificates, shall be the duly authorized signatories of the Warrant Agent, although at the time of the execution and delivery of this Agreement any such person is not such an authorized signatory.

         The Warrant Agent's authentication on all Warrant Certificates shall be in substantially the form set forth in Exhibit A hereto.

         Section 1.5 Registration. The Warrant Agent shall keep or cause to be kept a register or registers in which, subject to such reasonable regulations as it may prescribe, the Warrant Agent shall maintain a master list of names and addresses of the holders of Warrants and shall provide for the registration of, and registration of transfer and exchange of, Warrants as provided in this
Article I (the "Warrant Register").

         Section 1.6 Registration of Transfers and Exchanges.

         (a) Transfer and Exchange of Definitive Warrants. When Definitive Warrants are presented to the Warrant Agent with a written request (with a copy of such request furnished to the Company) to register the transfer of the Definitive Warrants or to exchange such Definitive Warrants for an equal number of Definitive Warrants, the Warrant Agent shall register the transfer or make the exchange as requested if the requirements under this Warrant Agreement as set forth in this Section 1.06 for such transactions are met; provided, however, that the Definitive Warrants presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instruction of transfer in form reasonably satisfactory to the Company and the Warrant Agent, duly executed by the holder thereof or by its attorney, duly authorized in writing. Except as otherwise provided in Section 1.06(d), the exchange or the transfer or registration of transfer or exchange of Definitive Warrants shall be at no cost to the holder of the Definitive Warrants being transferred or exchanged in accordance with this Section 1.06.

         (b) Obligations with Respect to Transfers and Exchanges of Definitive Warrants.

                           (i) To permit registrations of transfers and exchanges, the Company shall execute, at the Warrant Agent's request, and the Warrant Agent shall authenticate and deliver Definitive Warrants;

                           (ii) All Definitive Warrants issued upon any registration of transfer or exchange of Definitive Warrants shall be the valid obligations of the Company, entitled to the same benefits under this Warrant Agreement as the Definitive Warrants surrendered upon the registration of transfer or exchange.

                           (iii) Prior to due presentment for registration of transfer of any Warrant, the Warrant Agent and the Company may deem and treat the person in whose name any Warrant is registered as the absolute owner of such Warrant, and neither the Warrant Agent nor the Company shall be affected by notice to the contrary.

         (c) Restrictions on Transfer; Legends.

                           (i) Notwithstanding anything in this Agreement to the contrary, no Definitive Warrant and no securities issued upon exercise of a Definitive Warrant, may be transferred, in whole or in part, directly or indirectly, by assignment, sale, gift, conveyance, pledge, hypothecation or otherwise, if the Company determines in its sole but reasonable discretion that such transfer would cause or require the Company to either register as or otherwise become a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Any purported transfer in violation of this Section 1.06(c) shall be void ab initio and of no force or effect. This Section 1.06(c)(i) shall expire, and have no further force or effect, after such time as the Company becomes a reporting company under the Exchange Act other than due to a violation of this Section 1.06(c)(i). The Company shall give each record holder of a Warrant prompt notice of the expiration of the above transfer restriction, but in no event later than ten Business Days (as defined in Section 2.01) after such expiration.

                  (ii) Except to the extent permitted by Section 1.06(c)(iv), each Warrant Certificate evidencing Definitive Warrants (and all Warrants issued in exchange therefor or substitution thereof) shall bear a legend substantially to the following effect:

         THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE WARRANT AGREEMENT DATED AS OF ____________________, 2001. THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE TRANSFERRED, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, BY ASSIGNMENT, SALE, GIFT, CONVEYANCE, PLEDGE, HYPOTHECATION OR OTHERWISE, IF PINNACLE FOODS HOLDING CORPORATION (THE "COMPANY") DETERMINES IN ITS SOLE DISCRETION THAT SUCH TRANSFER WOULD CAUSE OR REQUIRE THE COMPANY TO EITHER REGISTER AS OR OTHERWISE BECOME A REPORTING COMPANY UNDER ANY ASPECT OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. A COPY OF THE WARRANT AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

                  (iii) Except to the extent permitted by Section 1.06(c)(iv), each certificate for securities issued upon exercise of a Definitive Warrant (and each certificate issued in exchange therefor or substitution thereof) shall bear a legend substantially to the following effect:

         THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE WARRANT AGREEMENT DATED AS OF _________________, 2001. THESE SECURITIES MAY NOT BE TRANSFERRED, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, BY ASSIGNMENT, SALE, GIFT, CONVEYANCE, PLEDGE, HYPOTHECATION OR OTHERWISE, IF PINNACLE FOODS HOLDING CORPORATION (THE "COMPANY") DETERMINES IN ITS SOLE DISCRETION THAT SUCH TRANSFER WOULD CAUSE OR REQUIRE THE COMPANY TO EITHER REGISTER AS OR OTHERWISE BECOME A REPORTING COMPANY UNDER ANY ASPECT OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. A COPY OF THE WARRANT AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

                  (iv) Upon the expiration of Section 1.06(c)(i), (A) the Warrant Agent shall permit the holder of a Warrant to exchange the Warrant Certificate evidencing such Warrant for a Warrant Certificate that does not bear the legend set forth in Section 1.06(c)(ii) and rescind any related restriction on the transfer of such Warrant and (B) the Company shall permit the holder of securities issued upon exercise of a Definitive Warrant to exchange certificates evidencing such securities for certificates that do not bear the legend set forth in Section 1.06(c)(iii) and rescind any related restrictions on the transfer of such securities.


         (d) Payment of Taxes. The Company or the Warrant Agent may require payment of a sum sufficient to cover any tax, stamp tax or other governmental charge that is imposed in connection with any exchange or transfer pursuant to this Section 1.06 other than pursuant to Section 1.06(c)(iv).

         Section 1.7 Obligations of the Warrant Agent. The Warrant Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Warrant Agreement or under applicable law with respect to any transfer of any interest in any Warrant other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of this Warrant Agreement and to examine the same to determine substantial compliance as to form with the express requirements hereof.

      Section 1.8 Lost, Stolen, Destroyed, Defaced or Mutilated Warrant Certificates. Upon receipt by the Company and the Warrant Agent (or any agent of the Company or the Warrant Agent, if requested by the Company) of evidence satisfactory to them of the loss, theft, destruction, defacement, or mutilation of any Warrant Certificate and of indemnity reasonably satisfactory to them and, in the case of mutilation or defacement, upon surrender thereof to the Warrant Agent for cancellation, then, in the absence of notice to the Company or the Warrant Agent that such Warrant Certificate has been acquired by a bona fide purchaser or holder in due course, the Company shall execute, and an authorized signatory of the Warrant Agent shall authenticate and deliver, in exchange for or in lieu of the lost, stolen, destroyed, defaced or mutilated Warrant Certificate, a new Warrant Certificate representing a like number of Warrants, bearing a number or other distinguishing symbol not contemporaneously outstanding. Upon the issuance of any new Warrant Certificate under this Section, the Company may require the payment from the holder of such Warrant Certificate of a sum sufficient to cover any tax, stamp tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the reasonable fees and expenses of the Warrant Agent) in connection therewith. Every substitute Warrant Certificate executed and delivered pursuant to this Section in lieu of any lost, stolen or destroyed Warrant Certificate shall constitute an additional contractual obligation of the Company, whether or not the lost, stolen or destroyed Warrant Certificate shall be at any time enforceable by anyone, and shall be entitled to the benefits of (but shall be subject to all the limitations of rights set forth in) this Agreement equally and proportionately with any and all other Warrant Certificates duly executed and delivered hereunder.

      The Warrant Agent is hereby authorized to authenticate and deliver the new Warrant Certificates required pursuant to the provisions of this Section 1.08.

      Section 1.9 Offices for Exercise, etc. So long as any of the Warrants remain outstanding, the Company will designate and maintain in the continental United States: (a) an office or agency where the Warrant Certificates may be presented for exercise, (b) an office or agency where the Warrant Certificates may be presented for registration of transfer and for exchange, and (c) an office or agency where notices and demands to or upon the Company in respect of the Warrants or of this Agreement may be served. The Company may from time to time change or rescind such designation, as it may deem desirable or expedient. The Company will give to the Warrant Agent and each then current holder of one or more Warrants written notice of the location of any such office or agency and of any change of location thereof. The Company hereby designates the Warrant Agent at its corporate trust office in the Borough of Manhattan, The City of New York (the "Warrant Agent Office"), as the initial agency maintained for each such purpose.

                                   ARTICLE II
                DURATION, EXERCISE OF WARRANTS AND EXERCISE PRICE

      Section 2.1 Duration of Warrants. Subject to the terms and conditions established herein, the Warrants shall expire at 5:00 p.m., New York City time, on _______________ [to reflect a date as required under Section 1.6(a) of the Purchase Agreement], 2011 (the "Expiration Date"). Each Warrant may be exercised on any Business Day (as defined below) on or after the Exercisability Date (as defined below) and on or prior to the Expiration Date.

      Any Warrant not exercised before the close of business on the Expiration Date relating to such Warrant shall become void, and all rights of the holder under the Warrant Certificate evidencing such Warrant and under this Agreement shall cease.

      "Business Day" shall mean any day on which both (i) banks in the City of New York and (ii) the principal national securities exchange or market, if any, on which the Common Stock is listed or admitted to trading, are open for business.

      Section 2.2 Exercise, Exercise Price, Settlement and Delivery.

      (a) Subject to the provisions of this Agreement, a holder of Warrants shall have the right to purchase from the Company on or after the earlier to occur of (i) __________________ [to reflect a date as required under Section 1.6(a) of the Purchase Agreement], 2002 or (ii) the occurrence of an Extraordinary Transaction (as defined in Section 7.10 hereof) (the "Exercisability Date") and on or prior to the Expiration Date, one fully paid and non-assessable Share per each Warrant such holder owns, subject to adjustment in accordance with Article V hereof, at the initial purchase price of $3.00 for each Share purchased (which initial purchase price shall be subject to adjustment in accordance with Section 5.01 hereof for the period commencing on and as of the Closing Date and ending on the date of this Agreement), subject to adjustment in accordance with Article V hereof after the date of this Agreement (the "Exercise Price"). The Company hereby represents and warrants that the first $150,000,000 of its shares of Common Stock issued to Hicks Muse pursuant to the Equity Commitment Letter (as defined in the Purchase Agreement) were sold at a per share purchase price of $1.00.

      (b) Warrants may be exercised on or after the Exercisability Date by (i) surrendering at any Warrant Agent Office the Warrant Certificate evidencing such Warrants with the form of election to purchase Shares set forth on the reverse side of the Warrant Certificate (the "Election to Exercise") duly completed and signed by the registered holder or holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, and (ii) paying in full the Exercise Price (by delivering the consideration specified in Section 2.02(c)) for each such Share purchased and any other amounts required to be paid pursuant to Section 4.01 hereof.

      (c) Simultaneously with the exercise of each Warrant, payment in full of the Exercise Price shall be made either (i) in cash or by certified or official bank check payable to the order of the Company, delivered to the office or agency where the Warrant Certificate is being surrendered or (ii) by "cashless" or "net issue" exercise pursuant to Section 2.02(g).

      (d) Upon such surrender of a Warrant Certificate and payment and collection of the Exercise Price in accordance with Section 2.02(c) at any Warrant Agent Office (other than any Warrant Agent Office that also is an office of the Warrant Agent), such Warrant Certificate and payment shall be promptly delivered to the Warrant Agent. The "Exercise Date" for a Warrant shall be the date when all of the items referred to in Section 2.02(b) and the first sentence of Section 2.02(c) are received by the Warrant Agent at or prior to 2:00 p.m., New York City time, on a Business Day and the exercise of the Warrants will be effective as of such Exercise Date. If any items referred to in Section 2.02(b) and the first sentence of Section 2.02(c) are received after 2:00 p.m., New York City time, on a Business Day, the exercise of the Warrants to which such item relates will be effective on the next succeeding Business Day. Notwithstanding the foregoing, in the case of an exercise of Warrants on the Expiration Date, if all of the items referred to Sections 2.02(b) and 2.02(c) are received by the Warrant Agent at or prior to 5:00 p.m., New York City time, on such Expiration Date, the exercise of the Warrants to which such items relate will be effective on the Expiration Date.

      (e) Subject to Section 2.02(g), upon the exercise of a Warrant in accordance with the terms hereof, the receipt of a Warrant Certificate and payment of the Exercise Price, the Warrant Agent shall: (i) cause an amount equal to the Exercise Price to be paid to the Company by crediting the same to the account designated by the Company in writing to the Warrant Agent for that purpose; (ii) advise the Company promptly by telephone of the amount so deposited to the Company's account and promptly confirm such telephonic advice in writing; and (iii) as soon as practicable, advise the Company in writing of the number of Warrants exercised in accordance with the terms and conditions of this Agreement and the Warrant Certificates, the instructions of each exercising holder of the Warrant Certificates with respect to delivery of the Shares to which such holder is entitled upon such exercise, and such other information as the Company shall reasonably request.

      (f) Subject to this Section 2.02(f) and Section 5.02 hereof, as soon as practicable after the exercise of any Warrant or Warrants in accordance with the terms hereof, the Company shall issue or cause to be issued to or upon the written order of the registered holder of the Warrant Certificate evidencing such exercised Warrant or Warrants, a certificate or certificates evidencing the Shares to which such holder is entitled, in fully registered form, registered in such name or names as may be directed by such holder pursuant to the Election to Exercise, as set forth on the reverse of the Warrant Certificate, and, if then required by the terms of this Agreement, bearing the legend set forth in Section 1.06(c)(iii). Notwithstanding anything in this Agreement or a Warrant Certificate to the contrary, (i) the Company shall not be obligated to register the Shares in a name or names other than the name of the registered holder of the Warrant Certificate evidencing such exercised Warrant or Warrants if (A) the Company is not then a reporting company under the Exchange Act and (B) the Company determines in its sole but reasonable discretion that such registration would cause or require the Company to either register as or otherwise become a reporting company under any aspect of the Exchange Act and (ii) the Company or the Warrant Agent shall so notify the registered holder of the Warrant Certificate evidencing such exercised Warrant or Warrants of the foregoing and shall register the Shares in the name of such holder. The Warrant Agent shall have no obligation to ascertain the number of Shares to be issued with respect to the exercised Warrant or Warrants. Such certificate or certificates evidencing the Shares shall be deemed to have been issued and, except as otherwise prohibited by this Section 2.02(f), any persons who are designated to be named therein shall be deemed to have become the holder of record of such Shares as of the close of business on the Exercise Date. After such exercise, the Company shall also issue or cause to be issued to or upon the written order of the registered holder of such Warrant Certificate, a new Warrant Certificate, countersigned by the Warrant Agent pursuant to the Company's written instruction, evidencing the number of Warrants, if any, remaining unexercised, unless such Warrants shall have expired.

      (g) A holder of Warrants shall have the right to exercise such holder's Warrants to receive whole shares of Common Stock in a "cashless or "net-issue" exercise upon compliance with the exercise procedures in Section 2.02(b)(i), without any payment in cash or certified or official bank check or otherwise, in which event the Company shall issue to such holder a number of shares of Common Stock computed using the following formula:

   Where: X = the number of shares of Common Stock to be issued to the holder, provided that no fractional shares shall be issued, it being understood that such fractional Shares will be "cashed out" in accordance with Section 5.02 hereof.

         Y = the number of shares of Common Stock with respect to which such holder has exercised Warrants.

         A = the fair market value per share of the Common Stock (as determined pursuant to Section 5.01(f)).

         B = the Exercise Price.

      In each instance in which a Warrant Certificate is presented to the Warrant Agent for exercise and the holder of the Warrant Certificate elects to exercise Warrants pursuant to a "cashless" or "net issuance" procedure in accordance with this Section 2.02(g), the Warrant Agent shall request confirmation from the Company as to the proper fair market value per share of Common Stock to be used in the formula specified above (Term "A"). The Warrant Agent shall be entitled to rely on this confirmation of the fair market value per share of Common Stock and perform the calculations necessary that will result in the issuance of shares of Common Stock based upon the fair market value per share of Common Stock as confirmed by the Company. The Company agrees that the Warrant Agent shall be fully protected from and shall incur no liability for any adverse consequences that may result from relying on the confirmation by the

Company of the fair market value per share of Common Stock when issuing the shares of Common Stock issued upon exercise of Warrants in accordance with this
Section 2.02(g).

      Section 2.3 Cancellation of Warrant Certificates. In the event the Company shall purchase or otherwise acquire Warrants, the Warrant Certificates evidencing such Warrants may thereupon be delivered to the Warrant Agent, and if so delivered, shall be canceled by it and retired. The Warrant Agent shall cancel all Warrant Certificates properly surrendered for exchange, substitution, transfer or exercise. The Warrant Agent shall dispose of canceled Warrant Certificates held by it in accordance with its procedures then in effect for the disposition of canceled securities and deliver a certificate of disposition to the Company. The Warrant Agent shall account promptly to the Company with respect to Warrants exercised and concurrently pay to the Company all money received by the Warrant Agent for the purchase of Warrant Shares through the exercise of such Warrants.

      Section 2.4 Reservation of Shares. The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its authorized and issued shares of Common Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue shares of Common Stock upon exercise of Warrants, the maximum number of shares of Common Stock which may then be deliverable upon the exercise of all outstanding Warrants.

      The Company will keep a copy of this Agreement on file with the transfer agent for the shares of Common Stock (the "Transfer Agent") and with every subsequent Transfer Agent for any shares of the Company's capital stock issuable upon the exercise of the rights of purchase represented by the Warrants. The Warrant Agent is hereby irrevocably authorized to requisition from time to time from such Transfer Agent the stock certificates required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Agreement. The Company will supply such Transfer Agent with duly executed certificates for such purposes and will provide or otherwise make available any cash which may be payable as provided in Section 5.02 hereof. The Company will furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto transmitted to each holder pursuant to Section 5.04 hereof.

      The Company covenants that all shares which may be issued upon exercise of Warrants will, upon payment of the Exercise Price therefor, or upon "cashless" exercise of Warrants pursuant to Section 2.02(g), and issuances, be validly authorized and issued, fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof that may be created or imposed by virtue of any act or omission of the Company.

      Section 2.5 Obtaining Stock Exchange Listings. The Company shall from time to time use reasonable efforts to obtain the listing of the Shares, upon their issuance upon exercise of the Warrants, on the principal securities exchanges and markets within the United States of America, if any, on which other shares of Common Stock are then listed.

      Section 2.6 No Change in Par Value. The Company shall not increase the per share par value of the Common Stock at any time on or prior to the Expiration Date.

                                   ARTICLE III

           OTHER PROVISIONS RELATING TO RIGHTS OF HOLDERS OF WARRANTS

      Section 3.1 Enforcement of Rights.

      (a) Notwithstanding any of the other provisions of this Agreement, any holder of any Warrant Certificate, without the consent of the Warrant Agent, the holder of any Shares or the holder of any other Warrant Certificate, may, in and for its own behalf, enforce, and may institute and maintain any suit, action or proceeding against the Company suitable to enforce, any of its rights provided in such Warrant Certificate or in this Agreement.

      (b) Neither the Warrants nor any Warrant Certificate shall entitle the holders thereof to any of the rights of a holder of Shares, including, without limitation, the right to vote or to receive any dividends or other payments or to consent or to receive notice as stockholders in respect of the meetings of stockholders or for the election of directors of the Company or to share in the assets of the Company in the event of the liquidation, dissolution or winding up of the Company's affairs or any other matter, or any rights whatsoever as stockholders of the Company.

      (c) Nothing contained in this Agreement or in any Warrant Certificate shall be deemed to obligate the holder of any Warrant to exercise such Warrant, whether such obligation is asserted by the Company or by creditors or stockholders of the Company or otherwise.

      Section 3.2 Notice of Certain Events.  In case:

      (a) the Company shall authorize the distribution of capital stock of the Company of any class to the holders of Common Stock or any other distribution to the holders of Common Stock (other than (i) regular quarterly cash dividends payable out of consolidated earnings or earned surplus or (ii) dividends payable in shares of Common Stock or distributions referred to in Section 5.01 hereof (excluding Section 5.01(e)));

      (b) the Company shall authorize the issuance to all holders of shares of Common Stock Options, Convertible Securities or any other rights or warrants to subscribe for or to purchase additional shares of capital stock of the Company of any class or any other securities, rights or options;

      (c) the Company shall authorize any reclassification of its Common Stock;

      (d) the Company shall propose to issue any security that would, if issued to Hicks Muse, require an adjustment pursuant to Section 5 hereof;


      (e) the Company shall authorize any consolidation or merger into or with, or any sale or other transfer (or permit one or more of its subsidiaries to effect any sale or other transfer), in one or more transactions, of more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole) to any other person or entity, or

      (f) the Company shall propose to effect the liquidation, dissolution or winding up of the Company,

      then, in each such case, the Company shall give to each holder of a Warrant Certificate, in accordance with Section 7.03 hereof, a notice of such proposed action, which shall specify the record date for the purposes of such stock dividend, distribution of rights or warrants, or the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up is to take place and the expected date of participation therein by the holders of the shares of Common Stock, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (a) or (b) above at least 14 days prior to the record date for determining holders of the shares of Common Stock for purposes of such action, and in the case of any such other action, at least 10 days prior to the date of the taking of such proposed action or the expected date of participation therein by the holders of shares of Common Stock, whichever shall be the earlier. The failure to give the notice required by this Section 3.02 or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or change of control or the vote upon any action.

                                   ARTICLE IV

                                      TAXES

      Section 4.1 Payment of Taxes. The Company will pay all documentary stamp taxes attributable to the initial issuance of Warrants and of the Shares upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or other governmental charge which may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Shares in a name other than the registered holder of a Warrant Certificate surrendered upon the exercise of a Warrant. In any such case, the Company shall not be required to issue or deliver such Warrant Certificate or certificate for Shares unless or until the person or persons requesting issuance thereof shall have paid to the Company the amount of such tax or other governmental charge or shall have established to the satisfaction of the Company that such tax or other governmental charge has been paid or an exemption is available therefrom.

                                    ARTICLE V

                                   ADJUSTMENTS

      Section 5.1 Adjustment of Exercise Price and Number of Shares Issuable. The number and kind of Shares purchasable upon the exercise of each Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

      (a) Stock Splits, Combinations, etc. In case the Company shall, at any time or from time to time on or after the Closing Date, (A) pay a dividend or make a distribution on its Common Stock in shares of its capital stock (whether shares of Common Stock or of capital stock of any other class), (B) subdivide or otherwise split its outstanding shares of Common Stock, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of its shares of Common Stock any shares of capital stock of the Company, the (a) number of Shares purchasable upon exercise of each Warrant immediately prior thereto shall be adjusted so that the holder of any Warrant thereafter exercised shall be entitled to receive the number of Shares which such holder would have owned immediately following such action had such Warrant been exercised immediately prior thereto, and (b) the Exercise Price shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of Shares purchasable upon the exercise of each Warrant immediately prior to such adjustment, and of which the denominator shall be the number of Shares purchasable immediately thereafter. An adjustment made pursuant to this paragraph shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this paragraph, the holder of any Warrant thereafter exercised shall become entitled to receive shares of two or more classes of capital stock of the Company, the Board of Directors of the Company (whose determination shall be conclusive) shall determine the allocation of the adjusted Exercise Price between or among shares of such classes of capital stock. The foregoing provisions of this Section 5.01(a) shall apply each time any event listed above shall occur.

      (b) Reclassification, Combinations, Mergers, etc. In case of any reclassification or change of outstanding shares of Common Stock (other than as set forth in paragraph (a) above and other than a change in par value, or from par value to no par value, or from no par value to par value), or in case of any consolidation or merger of the Company with or into another corporation or other entity (other than a merger in which the Company is the continuing corporation and which does not result in any reclassification or change (other than a change in the number of outstanding shares that would not otherwise trigger an adjustment hereunder) of the then-outstanding shares of Common Stock or other capital stock of the Company (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination)), or in case of a reverse triangular merger in which the Company is the surviving entity but the shares of the Company's capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property (whether in the form of securities, cash or otherwise), or in case of any sale or conveyance to another corporation or other entity of all or substantially all of the assets of the Company, then, as a condition of such reclassification, change, consolidation, merger, sale or conveyance, the Company or such a successor or purchasing corporation or other entity, as the case may be, shall forthwith make lawful and adequate provision whereby the holder of such Warrant then outstanding, whether or not then exercisable hereunder, shall have the right thereafter to receive on exercise of such Warrant the kind and amount of shares of stock and other securities and property (including cash) receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock issuable upon exercise of such Warrant immediately prior to such reclassification, change, consolidation, merger, sale or conveyance and enter into a supplemental warrant agreement so providing. Such provisions shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article V. If the issuer of securities deliverable upon exercise of Warrants under the supplemental warrant agreement is an affiliate of the formed, surviving or transferee corporation or other entity, that issuer shall join in the supplemental warrant agreement. In case of any such reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation or other entity (if other than the Company) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Warrant Agreement to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the Board of Directors of the Company) in order to provide for adjustments of shares of the Common Stock for which each Warrant is exercisable, which shall be as nearly equivalent as practicable to the adjustments provided for in this Article V. The foregoing provisions of this Section 5.01(b) shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or dispositions of assets.

      (c) Issuance of Options or Convertible Securities to Hicks, Muse, Tate & Furst Incorporated. In the event the Company shall, at any time or from time to time on or after the Closing Date, issue, sell, distribute or otherwise grant in any manner to Hicks, Muse, Tate & Furst Incorporated or any of its Affiliates (collectively, "Hicks Muse") any rights to subscribe for or to purchase, or any warrants or options for the purchase of, Common Stock or any stock or securities convertible into or exchangeable for Common Stock (any such rights, warrants or options being herein called "Options" and any such convertible or exchangeable stock or securities being herein called "Convertible Securities") or any Convertible Securities (other than upon exercise of any Option), whether or not such Options or the rights to convert or exchange such Convertible Securities are immediately exercisable, and the price per share at which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the aggregate amount, if any, received or receivable by the Company as consideration for the issuance, sale, distribution or granting of all such Options or any such Convertible Security, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of all such Options or upon conversion or exchange of all such Convertible Securities, plus, in the case of Options to acquire Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the conversion or exchange of all such Convertible Securities, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of all such Convertible Securities or upon the conversion or exchange of all Convertible Securities issuable upon the exercise of all Options) shall be less than the fair market value per share of Common Stock (determined pursuant to Section 5.01(f)) on the record date for the issuance, sale, distribution or granting of such Options or Convertible Securities (any such event being herein called a "Distribution") then, effective on the open of business on the day immediately after the record date for such Distribution, (I) the Exercise Price shall be reduced to the price (calculated to the nearest 1/1,000 of one cent) determined by multiplying the Exercise Price in effect immediately prior to such Distribution by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding (exclusive of any treasury shares) immediately prior to such Distribution multiplied by the fair market value per share of Common Stock (determined pursuant to Section 5.01(f)) on the record date for such Distribution plus (ii) the consideration, if any, received by the Company upon such Distribution, and the denominator of which shall be the product of (A) the total number of shares of Common Stock outstanding (exclusive of any treasury shares) immediately after such Distribution multiplied by (B) the fair market value per share of Common Stock (determined pursuant to Section 5.01(f)) on the record date for such Distribution and (II) the number of shares of Common Stock purchasable upon the exercise of each Warrant shall be increased to a number determined by multiplying the number of shares of Common Stock so purchasable immediately prior to the record date for such Distribution by a fraction, the numerator of which shall be the Exercise Price in effect immediately prior to the adjustment required by clause (I) of this sentence and the denominator of which shall be the Exercise Price in effect immediately after such adjustment. For purposes of the foregoing, the total maximum number of shares of Common Stock issuable upon exercise of all such Options or upon the conversion or exchange of all such Convertible Securities or upon the conversion or exchange of the total maximum amount of the Convertible Securities issuable upon the exercise of all such Options shall be deemed to have been issued as of the date of such Distribution and thereafter shall be deemed to be outstanding and the Company shall be deemed to have received as consideration therefor the price per share, determined as provided above in this Section 5.01(c). Except as provided in paragraphs (j) and (k) below, no additional adjustment of the Exercise Price shall be made upon the actual exercise of such Options or upon conversion or exchange of the Convertible Securities or upon the conversion or exchange of the Convertible Securities issuable upon the exercise of such Options. Notwithstanding anything in this Article V to the contrary, none of (x) the issuance, sale, distribution, grant or exercise of any Options or Convertible Securities granted to Hicks Muse pursuant to any equity-based director or employee compensation plans or arrangements of the Company, including any stock option plan, stock purchase plan, stock award plan or stock incentive plan, or
(y) the issuance or exercise of any Warrants pursuant to this Agreement, shall require any adjustment to either the Exercise Price of the Warrants or the number of shares issuable upon exercise of the Warrants. The foregoing provisions of this Section 5.01(c) shall apply each time any event listed above shall occur.

      (d) Issuance of Additional Shares of Common Stock to Hicks Muse. In the event the Company shall, at any time or from time to time on or after the Closing Date, issue, sell, distribute or otherwise grant in any manner any Additional Shares of Common Stock (as defined in Section 7.10(a)) without consideration or for a price per share less than the fair market value per share of Common Stock (determined pursuant to Section 5.01 (f)) on the date of the issuance, sale, distribution or granting of such Additional Shares of Common Stock, then, effective on the open of business on the day immediately after such issuance or sale, (I) the Exercise Price shall be reduced to the price (calculated to the nearest 1/1,000 of one cent) determined by multiplying the Exercise Price in effect immediately prior to such issuance or sale by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding (exclusive of any treasury shares) immediately prior to such issuance or sale multiplied by the fair market value per share of Common Stock (determined pursuant to Section 5.01(f)) on the date of such issuance or sale, plus (ii) the consideration, if any, received by the Company in respect of such issuance or sale, and the denominator of which shall be the product of (A) the total number of shares of Common Stock outstanding (exclusive of any treasury shares) immediately after such issuance or sale, multiplied by (B) the fair market value per share of Common Stock (determined pursuant to Section 5.01(f)) on the record date for such issuance or sale and (II) the number of shares of Common Stock purchasable upon the exercise of each Warrant shall be increased to a number determined by multiplying the number of shares of Common Stock so purchasable immediately prior to the record date for such issuance or sale by a fraction, the numerator of which shall be the Exercise Price in effect immediately prior to the adjustment required by clause (I) of this sentence and the denominator of which shall be the Exercise Price in effect immediately after such adjustment. The foregoing provisions of this Section 5.01(d) shall apply each time any event listed above shall occur.

      (e) Dividends and Distributions. In the event the Company shall, at any time or from time to time on or after the Closing Date, distribute to all the holders of Common Stock any dividends or other distribution outside of the ordinary course of business of the Company of cash, evidences of its indebtedness, other securities or other properties or assets (in each case other than (i) any dividends or distributions to which Section 5.01(a), 5.01(b), 5.01(c) or 5.01(d) applies and (ii) any cash dividend, to the extent that such cash dividend does not exceed, on a per-share basis, five percent (5%) of the Trailing 12 Months Consolidated ATCF Per Share (as defined in Section 7.10(c)) or any options, warrants or other rights to subscribe for or purchase any of the foregoing (the "Distributed Property"), then, in each such case, effective on the open of business on the day immediately after the record date for such distribution, (I) the Exercise

Price shall be decreased to a price determined by multiplying the Exercise Price then in effect by a fraction, the numerator of which shall be the fair market value per share of Common Stock (determined pursuant to Section 5.01(f)) on the record date for such distribution less the sum of (A) the cash portion, if any, of such distribution per share of Common Stock outstanding (exclusive of any treasury shares) on the record date for such distribution plus (B) the then fair market value (as determined in good faith by the Board of Directors of the Company, whose good faith determination shall be conclusive and described in a resolution of the Board of Directors) per share of Common Stock outstanding (exclusive of any treasury shares) on the record date for such distribution of that portion, if any, of such distribution consisting of evidences of indebtedness, other securities, properties, assets (other than cash), options, warrants or subscription or purchase rights, and the denominator of which shall be such fair market value per share of Common Stock (determined pursuant to Section 5.01(f) and (II) the number of shares of Common Stock purchasable upon the exercise of each Warrant shall be increased to a number determined by multiplying the number of shares of Common Stock so purchasable immediately prior to the record date for such distribution by a fraction, the numerator of which shall be the Exercise Price in effect immediately prior to the adjustment required by clause (I) of this sentence and the denominator of which shall be the Exercise Price in effect immediately after such adjustment; provided, however, that, if the then fair market value (as so determined by the Board of Directors) of the Distributed Property per share of Common Stock outstanding (exclusive of any treasury shares) on the record date for such distribution equals or exceeds the fair market value per share of Common Stock (determined pursuant to Section 5.01(f)) outstanding (exclusive of any treasury shares) on the record date, then, in lieu of the foregoing adjustment, adequate provision shall be made so that a holder of a Warrant shall have the right to receive upon exercise of a Warrant the amount of Distributed Property such holder would have received had such holder exercised such Warrant immediately prior to the record date for such distribution. The adjustments required by this paragraph (e) shall be made whenever any such distribution occurs retroactive to the record date for the determination of stockholders entitled to receive such distribution.

      (f) Fair Market Value. For the purpose of any computation of fair market value, the fair market value per share of Common Stock at any date shall be the average of the daily closing prices for the 10 consecutive trading days ending on the last full trading day on the exchange or market specified in the second succeeding sentence prior to the Time of Determination (as defined below). The term "Time of Determination" as used herein shall be the time and date of the earlier to occur of (A) the date as of which the fair market value is to be computed and (B) the last full trading day on such exchange or market before the commencement of "ex-dividend" trading in the Common Stock relating to the event giving rise to the adjustment required by Section 5.01(a), (b), (c), (d) or (e). The closing price for any day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case (1) on the principal national securities exchange on which the shares of Common Stock are listed or to which such shares are admitted to trading or (2) if the Common Stock is not listed or admitted to trading on a national securities exchange, as reported by the Nasdaq National Market System or any successor thereto. In the absence of all of the foregoing, or if for any other reason the fair market value per share of Common Stock cannot be determined pursuant to the foregoing provisions of Section 5.01(f), the fair market value per share of Common Stock shall be (x) $1.00 per share of Common Stock for the period commencing as of the Closing Date until July 31, 2002, and (y) for each twelve-month period thereafter, beginning on July 31, 2002, an amount equal to the product of (1) the fair market value per share of Common Stock on the preceding July 31st (or $1.00 in the case of July 31, 2002), multiplied by (2) 1.2; provided, however, that with respect to any particular transaction, the Company, if it so elects, may obtain a report, opinion or appraisal from an independent investment banking firm or appraisal firm with respect to the consideration being paid or received in such transaction, in which event the fair market value per share of Common Stock shall equal the amount reflected in such report, opinion or appraisal and not the amount generally applicable to the twelve-month period in which the transaction occurs.

      (g) Certain Distributions. If the Company shall pay a dividend or make any other distribution payable in Options or Convertible Securities, then, for purposes of paragraph (c) above, such Options or Convertible Securities shall be deemed to have been issued or sold without consideration.

      (h) Consideration Received. If any shares of Common Stock, Options or Convertible Securities shall be issued, sold or distributed to Hicks Muse for a consideration other than cash, the amount of the consideration other than cash received by the Company in respect thereof shall be deemed to be the then fair market value of such consideration (as determined either (i) in good faith by a majority of the members of the Board of Directors of the Company who are not Affiliates of Hicks Muse, whose good faith determination shall be conclusive and described in a resolution of the Board of Directors or (ii) by an investment banking firm or appraisal firm, of national standing and not an Affiliate of Hicks Muse, with respect to the consideration being received by the Company in such issuance, sale or distribution, the method of determination of fair market value to be selected by the Company; provided, however, that if a majority of the members of the Board of Directors of the Company who are not Affiliates of Hicks Muse, or, if there are no members of the Board of Directors of the Company who are not Affiliates of Hicks Muse, then a majority of the members of the Board of Directors of the Company, in good faith expect the fair market value of such consideration to exceed $100,000,000, then the fair market value determination shall be made in accordance with clause (ii)). If any Options shall be issued in connection with the issuance and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration; provided, however, that if such Options have an exercise price equal to or greater than the fair market value of the Common Stock on the date of issuance of such Options, then such Options shall be deemed to have been issued for consideration equal to such exercise price.

      (i) Deferral of Certain Adjustments. No adjustment to the Exercise Price (including the related adjustment to the number of Shares purchasable upon the exercise of each Warrant) shall be required hereunder unless such adjustment, together with other adjustments carried forward as provided below, would result in an increase or decrease of at least one percent (1%) of the Exercise Price; provided, however, that any adjustments which by reason of this Section 5.01(i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. No adjustment need be made for a change in the par value of the Common Stock. All calculations under this Section shall be made to the nearest 1/1,000 of one cent or to the nearest l/1,000th of a Share, as the case may be.

      (j) Changes in Options and Convertible Securities. If the exercise price provided for in any Options referred to in paragraph (c) or (e) above, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in paragraph (c) or (e) above, or the rate at which any Convertible Securities referred to in paragraph (c) or (e) above are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution upon an event which results in a related adjustment pursuant to this
Article V), the Exercise Price then in effect and the number of Shares purchasable upon the exercise of each Warrant shall forthwith be readjusted (effective only with respect to any exercise of any Warrant after such readjustment) to the Exercise Price and number of Shares so purchasable that would then be in effect had the adjustment made upon the issuance, sale, distribution or granting of such Options or Convertible Securities been made based upon such changed purchase price, additional consideration or conversion rate, as the case may be, but only with respect to such Options and Convertible Securities as then remain outstanding.

      (k) Expiration of Options and Convertible Securities. If, at any time after any adjustment to the number of Shares purchasable upon the exercise of each Warrant shall have been made pursuant to paragraph (c), (e) or (j) above or this paragraph (k), any Options or Convertible Securities shall have expired unexercised, the number of such Shares purchasable by each Warrant and the Exercise Price therefor shall, upon such Expiration, be readjusted and shall thereafter be such as they would have been had they been originally adjusted (or had the original adjustment not been required, as the case may be) as if (i) the only shares of Common Stock deemed to have been issued in connection with such Options or Convertible Securities were the shares of Common Stock, if any, actually issued or sold upon the exercise of such Options or Convertible Securities and (ii) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise plus the aggregate consideration, if any, actually received by the Company for the issuance, sale, distribution or granting of all such Options or Convertible Securities, whether or not exercised; provided, however, that no such readjustment shall have the effect of decreasing the number of such shares so purchasable by an amount (calculated by adjusting such decrease to account for all other adjustments made pursuant to this Article V following the date of the original adjustment referred to above) in excess of the amount of the adjustment initially made in respect of the issuance, sale, distribution or granting of such Options or Convertible Securities.

      (l) Other Adjustments. In the event that at any time, as a result of an adjustment made pursuant to this Article V, holders of Warrants shall become entitled to receive any securities of the Company other than shares of Common Stock, thereafter the number of such other securities so receivable upon exercise of each Warrant and the Exercise Price applicable to such exercise shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Shares of Common Stock contained in this Article V.

      Section 5.2 Fractional Interest. The Company shall not be required to issue fractional shares of Common Stock on the exercise of Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same holder, the number of full shares of Common Stock which shall be issuable upon such exercise shall be computed on the basis of the aggregate number of shares of Common Stock acquirable on exercise of the Warrants so presented. If any fraction of a share of Common Stock would, except for the provisions of this Section, be issuable on the exercise of any Warrant, the Company shall pay an amount in cash calculated by the Company to equal the then fair market value per share of Common Stock (determined pursuant to Section 5.01(f)) multiplied by such fraction computed to the nearest whole cent. Holders of Warrants, by their acceptances of the Warrant Certificates, expressly waive any and all rights to receive any fraction of a share of Common Stock or a stock certificate or scrip representing a fraction of a share of Common Stock.

      Section 5.3 When Adjustment Not Required. If the Company shall establish a record date for the purpose of entitling holders of its Common Stock to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by reason of the establishment of such record date and any such adjustment previously made in respect thereof shall be rescinded and annulled.

      Section 5.4 Notices to Warrant Holders. In connection with any adjustment of the Exercise Price of the Warrants pursuant to this Article V, the Company shall (i) promptly after such adjustment cause to be filed with the Warrant Agent a certificate of a firm of independent public accountants of national standing selected by the Board of Directors of the Company (who may be the regular auditors of the Company) setting forth the Exercise Price after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based and setting forth the number of Shares (or portion thereof) issuable after such adjustment in the Exercise Price, upon exercise of a Warrant and payment of the adjusted Exercise Price and, which certificate, absent errors, shall be conclusive evidence of the correctness of the matters set forth therein, (ii) as promptly as reasonably practicable after such adjustment cause to be given to each of the holders of the Warrant Certificates notice of such adjustment and a copy of the certificate referred to in clause (i) above. The Warrant Agent shall be entitled to conclusively rely on the above-referenced certificates and shall be under no duty or responsibility with respect to any such certificate, except to exhibit the same from time to time to any holder of Warrants desiring an inspection thereof during normal business hours upon reasonable notice. The Warrant Agent shall not at any time be under any duty or responsibility to any holder of Warrants to determine whether any facts exist that may require any adjustment of the number of Shares issuable on exercise of any Warrant or the Exercise Price or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed in making such adjustment or the validity or value (or the kind or amount) of any Shares which may be issuable on exercise of any Warrant. The Warrant Agent shall not be responsible for any failure of the Company to make any cash payment or to issue, transfer or deliver any Shares or stock certificates or other common stock or property upon the exercise of any Warrant.

                                   ARTICLE VI
                          CONCERNING THE WARRANT AGENT

      Section 6.1 Warrant Agent. Initially, the Company hereby designates The Bank of New York as Warrant Agent upon the terms and subject to the conditions herein and in the Warrant Certificates set forth, and The Bank of New York hereby accepts such appointment. The Warrant Agent shall have the powers and authority specifically granted to and conferred upon it in the Warrant Certificates and this Agreement and such further powers and authority to act on behalf of the Company as the Company may hereafter grant to or confer upon it and it shall accept in writing. All of the terms and provisions with respect to such powers and authority contained in the Warrant Certificates are subject to and governed by the terms and provisions hereof.

      Section 6.2 Conditions of Warrant Agent's Obligations. The Warrant Agent accepts its obligations herein set forth upon the terms and conditions hereof and in the Warrant Certificates, including the following, to all of which the Company agrees and to all of which the rights hereunder of the holders from time to time of the Warrant Certificates shall be subject:

      (a) The Warrant Agent shall be entitled to compensation to be agreed upon with the Company in writing for all services rendered by it and the Company agrees promptly to pay such compensation and to reimburse the Warrant Agent for its reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred without gross negligence or willful misconduct on its part in connection with the services rendered by it hereunder. The Company also agrees to indemnify the Warrant Agent, each predecessor Warrant Agent, and their respective directors, officers, affiliates, agents and employees for, and to hold it and its directors, officers, affiliates, agents and employees harmless against, any loss, liability or expense of any nature whatsoever (including, without limitation, reasonable fees and expenses of counsel) incurred without gross negligence or willful misconduct on the part of the Warrant Agent or predecessor Warrant Agent, arising out of or in connection with its acting as such Warrant Agent hereunder and its exercise or failure to exercise of its rights and performance of its obligations hereunder. The obligations of the Company under this Section 6.02 shall survive the exercise and the expiration of the Warrant Certificates and the resignation and removal of the Warrant Agent.

      (b) In acting under this Agreement and in connection with the Warrant Certificates, the Warrant Agent is acting solely as agent of the Company and does not assume any obligation or relationship of agency or trust for or with any of the owners or holders of the Warrant Certificates.

      (c) The Warrant Agent may consult with counsel and any advice or written opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion.

      (d) The Warrant Agent shall be fully protected and shall incur no liability for or in respect of any action taken or omitted to be taken or thing suffered by it in reliance upon any Warrant Certificate, notice, direction, consent, certificate, affidavit, opinion of counsel, instruction, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the proper parties.

      (e) The Warrant Agent, and its officers, directors, affiliates and employees ("Related Parties"), may become the owners of, or acquire any interest in, Warrant Certificates, shares or other obligations of the Company with the same rights that it or they would have it if were not the Warrant Agent hereunder and, to the extent permitted by applicable law, it or they may engage or be interested in any financial or other transaction with the Company and may act on, or as depositary, trustee or agent for, any committee or body of holders of shares or other obligations of the Company as freely as if it were not the Warrant Agent hereunder. Nothing in this Agreement shall be deemed to prevent the Warrant Agent or such Related Parties from acting in any other capacity for the Company.

      (f) The Warrant Agent shall not be under any liability for interest on, and shall not be required to invest, any money at any time received by it pursuant to any of the provisions of this Agreement or of the Warrant Certificates.

      (g) The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement (or any term or provision hereof) or the execution and delivery hereof (except the due execution hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant Certificate (except its authentication thereof).

      (h) The recitals and other statements contained herein and in the Warrant Certificates (except as to the Warrant Agent's authentication thereon) shall be taken as the statements of the Company and the Warrant Agent assumes no responsibility for the correctness of the same. The Warrant Agent does not make any representation as to the validity or sufficiency of this Agreement or the Warrant Certificates; provided, however, that the Warrant Agent shall not be relieved of its duty to authenticate the Warrant Certificates as authorized by this Agreement. The Warrant Agent shall not be accountable for the use or application by the Company of the proceeds of the exercise of any Warrant.

      (i) Before the Warrant Agent acts or refrains from acting with respect to any matter contemplated by this Warrant Agreement, it may require:

                  (1) an Officers' Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Warrant Agreement relating to the proposed action have been complied with; and

                  (2) if reasonably necessary in the sole judgment of the Warrant Agent, an opinion of counsel for the Company stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

      Each Officers' Certificate or, if requested, an opinion of counsel, with respect to compliance with a condition or covenant provided for in this Warrant Agreement shall include:

                  (1) a statement that the person making such certificate or opinion has read such covenant or condition;

                  (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

                  (3) a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

                  (4) a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with.


      (j) The Warrant Agent shall be obligated to perform such duties as are herein and in the Warrant Certificates specifically set forth and no implied duties or obligations shall be read into this Agreement or the Warrant Certificates against the Warrant Agent. The Warrant Agent shall not be accountable or under any duty or responsibility for the use by the Company of any of the Warrant Certificates authenticated by the Warrant Agent and delivered by it to the Company pursuant to this Agreement. The Warrant Agent shall have no duty or responsibility in case of any default by the Company in the performance of its covenants or agreements contained in the Warrant Certificates or in the case of the receipt of any written demand from a holder of a Warrant Certificate with respect to such default, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or, except as provided in Section 7.02 hereof, to make any demand upon the Company. The Warrant Agent shall not be obligated to perform any duty to the extent prohibited by law.

      (k) Unless otherwise specifically provided herein, any order, certificate, notice, request, direction or other communication from the Company made or given under any provision of this Agreement shall be sufficient if signed by its chairman of the Board of Directors, its president, its treasurer, its controller or any vice president or its secretary or any assistant secretary.

      (l) The Warrant Agent shall have no responsibility in respect of any adjustment pursuant to Article V hereof.

      (m) The Company agrees that it will perform, execute, acknowledge and deliver, or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Agreement.

      (n) The Warrant Agent is hereby authorized and directed to accept written instructions with respect to the performance of its duties hereunder from any one of the chairman of the Board of Directors, the president, the treasurer, the controller, any vice president or the secretary of the Company or any other officer or official of the Company reasonably believed to be authorized to give such instructions and to apply to such officers or officials for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions with respect to any matter arising in connection with the Warrant Agent's duties and obligations arising under this Agreement. Such application by the Warrant Agent for written instructions from the Company may, at the option of the Warrant Agent, set forth in writing any action proposed to be taken or omitted by the Warrant Agent with respect to its duties or obligations under this Agreement and the date on or after which such action shall be taken and the Warrant Agent shall not be liable for any action taken or omitted in accordance with a proposal included in any such application on or after the date specified therein (which date shall be not less than 10 Business Days after the Company receives such application unless the Company consents to a shorter period), provided that (i) such application includes a statement to the effect that it is being made pursuant to this paragraph (n) and that unless objected to prior to such date specified in the application, the Warrant Agent will not be liable for any such action or omission to the extent set forth in such application and (ii) prior to taking or omitting any such action, the Warrant Agent has not received written instructions objecting to such proposed action or omission.

      (o) Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any one of the chairman of the Board of Directors, the president, the treasurer, the controller, any vice president or the secretary of the Company or any other officer or official of the Company reasonably believed to be authorized to give such instructions and delivered to the Warrant Agent; and such certificate shall be full authorization to the Warrant Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

      (p) The Warrant Agent shall not be required to risk or expend its own funds in the performance of its obligations and duties hereunder.

   Section 6.3 Resignation and Appointment of Successor.

      (a) The Company agrees, for the benefit of the holders from time to time of the Warrant Certificates, that there shall at all times be a Warrant Agent hereunder.

      (b) The Warrant Agent may at any time resign as Warrant Agent by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective, provided that such date shall be at least 30 days after the date on which such notice is given unless the Company agrees to accept less notice. Upon receiving such notice of resignation, or in the event the Company shall determine not to continue to act as its own Warrant Agent, the Company shall promptly appoint a successor Warrant Agent, qualified as provided in Section 6.03(d) hereof, by written instrument in duplicate signed on behalf of the Company, one copy of which shall be delivered to the resigning Warrant Agent and one copy to the successor Warrant Agent. As provided in Section 6.03(d) hereof, such resignation shall become effective upon the earlier of (x) the acceptance of the appointment by the successor Warrant Agent or (y) 30 days after receipt by the Company of notice of such resignation. The Company may, at any time and for any reason, and shall, upon any event set forth in the next succeeding sentence, remove the Warrant Agent and appoint a successor Warrant Agent by written instrument in duplicate, specifying such removal and the date on which it is intended to become effective, signed on behalf of the Company, one copy of which shall be delivered to the Warrant Agent being removed and one copy to the successor Warrant Agent. The Warrant Agent shall be removed as aforesaid if it shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver of the Warrant Agent or of its property shall be appointed, or any public officer shall take charge or control of it or of its property or affairs for the purpose of rehabilitation, conservation or liquidation. Any removal of the Warrant Agent and any appointment of a successor Warrant Agent shall become effective upon acceptance of appointment by the successor Warrant Agent as provided in Section 6.03(d). As soon as practicable after appointment of the successor Warrant Agent, the Company shall cause written notice of the change in the Warrant Agent to be given to each of the registered holders of the Warrants in the manner provided for in Section 7.04 hereof.

      (c) Upon resignation or removal of the Warrant Agent, if the Company shall fail to appoint a successor Warrant Agent within a period of 30 days after receipt of such notice of resignation or removal, then the holder of any Warrant Certificate or the Warrant Agent, at the Company's expense, may apply to a court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Pending appointment of a successor to the Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company.

      (d) Any successor Warrant Agent, whether appointed by the Company or by a court, shall be a bank or trust company in good standing, incorporated under the laws of the United States of America or any State thereof and having, at the time of its appointment, a combined capital surplus of at least $50 million. Such successor Warrant Agent shall execute and deliver to its predecessor and to the Company an instrument accepting such appointment hereunder and all the provisions of this Agreement, and thereupon such successor Warrant Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Warrant Agent hereunder, and such predecessor shall thereupon become obligated to (i) transfer and deliver, and such successor Warrant Agent shall be entitled to receive, all securities, records or other property on deposit with or held by such predecessor as Warrant Agent hereunder and (ii) upon payment of the amounts then due it pursuant to Section 6.02(a) hereof, pay over, and such successor Warrant Agent shall be entitled to receive, all money deposited with or held by any predecessor Warrant Agent hereunder.

      (e) Any corporation or bank into which the Warrant Agent hereunder may be merged or converted, or any corporation or bank with which the Warrant Agent may be consolidated, or any corporation or bank resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party, or any corporation or bank to which the Warrant Agent shall sell or otherwise transfer all or substantially all of its corporate trust business, shall be the successor to the Warrant Agent under this Agreement (provided that such corporation or bank shall be qualified as aforesaid) without the execution or filing of any document or any further act on the part of any of the parties hereto.

      (f) No Warrant Agent under this Warrant Agreement shall be personally liable for any action or omission of any successor Warrant Agent or of the Company.

                                   ARTICLE VII

                                  MISCELLANEOUS

      Section 7.1 Amendment. This Agreement and the terms of the Warrants may be amended by the Company and the Warrant Agent, without the consent of the holder of any Warrant Certificate, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained herein or therein or in any other manner which the Company and the Warrant Agent may deem necessary or desirable and which shall not adversely affect in any respect the interests of the holders of the Warrant Certificates.

      The Company and the Warrant Agent may modify this Agreement and the terms of the Warrants with the consent of registered holders of not less than a majority in number of the then outstanding Warrants for the purpose of adding any provision to or changing in any manner or eliminating any of the provisions of this Agreement or modifying in any manner the rights of the holders of the outstanding Warrants; provided, however, that no such modification that increases the Exercise Price, reduces the number of Shares purchasable upon exercise of Warrants, reduces the period of time during which the Warrants are exercisable hereunder, otherwise materially and adversely affects the exercise rights of the holders of the Warrants, reduces the percentage required for modification, or effects any change to this Section 7.01 may be made with respect to a particular outstanding Warrant without the consent of the holder of such Warrant.

      Any modification or amendment made in accordance with this Agreement will be conclusive and binding on all present and future holders of Warrant Certificates whether or not they have consented to such modification or amendment or waiver and whether or not notation of such modification or amendment is made upon such Warrant Certificates. Any instrument given by or on behalf of any holder of a Warrant Certificate in connection with any consent to any modification or amendment will be conclusive and binding on all subsequent holders of such Warrant Certificate.

      Section 7.2 Notices and Demands to the Company and Warrant Agent. If the Warrant Agent shall receive any notice or demand addressed to the Company by the holder of a Warrant Certificate pursuant to the provisions hereof or of the Warrant Certificates, the Warrant Agent shall promptly forward such notice or demand to the Company.

      Section 7.3 Notices and Transmission of  Documents.
      (a) Any request, notice, direction, authorization, consent, waiver, demand or other communication permitted or authorized by this Agreement to be made upon, given or furnished to or filed with the Company or the Warrant Agent by the other party hereto or by any Holder shall be sufficient for every purpose hereunder if in writing (including telecopy communication) and telecopied or delivered by hand (including by courier service) as follows: If to the Company, to it at:

      Pinnacle Foods Holding Corporation
      ----------------------------------

      ----------------------------------

      ----------------------------------

      Attention:
                ----------------------------------

      Telephone:
                ----------------------------------
      Telecopy:
                ----------------------------------
      or

      If to the Warrant Agent, to it at:

      The Bank of New York
      101 Barclay Street
      Floor 21 West
      New York, New York  10286

      Attention:  Corporate Trust Administration

      Telephone:
                ----------------------------------

      Telecopy:
                ----------------------------------

      or, in either case, such other address as shall have been set forth in a notice delivered in accordance with this Section 7.03(a).

      All such communications shall, when so telecopied or delivered by hand, be effective when telecopied with confirmation of receipt or received by the addressee, respectively.

      Any person that telecopies any communication hereunder to any person shall, on the same date as such telecopy is transmitted, also send, by first class mail, postage prepaid and addressed to such person as specified above, an original copy of the communication so transmitted.

      (b) Where this Agreement provides for notice to holders of Warrants of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each holder of Warrants affected by such event, at the address of such holder as it appears in the Warrant Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to holders of Warrants is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular holder of Warrants shall affect the sufficiency of such notice with respect to other holders of Warrants. Where this Agreement provides for notice in any manner, such notice may be waived in writing by the person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.

      Section 7.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      Section 7.5 APPLICABLE LAW. THE VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT AND EACH WARRANT ISSUED HEREUNDER AND OF THE RESPECTIVE TERMS AND PROVISIONS THEREOF SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES THEREOF.

      Section 7.6 Persons Having Rights Under Agreement. Nothing in this Agreement expressed or implied and nothing that may be inferred from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person other than the Company, the Warrant Agent and the holders from time to time of the Warrant Certificates any right, remedy or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise or agreement hereof; and all covenants, conditions, stipulations, promises and agreements in this Agreement contained shall be for the sole and exclusive benefit of the Company and the Warrant Agent and their successors and of the holders from time to time of the Warrant Certificates.

      Section 7.7 Headings; References to this Agreement. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

      Section 7.8 Counterparts. This Agreement may be executed in any number of Counterparts, each of which so executed shall be deemed to be an original; but such Counterparts shall together constitute but one and the same instrument.

      Section 7.9 Inspection of Agreement. A copy of this Agreement shall be available at all reasonable times at the Warrant Agent Office, for inspection by the holder of any Warrant Certificate. The Warrant Agent may require such holder to submit such holder's Warrant Certificate for inspection by it.

      Section 7.10 Certain Definitions. As used in this Agreement, the term:


      (a) "Additional Shares of Common Stock" means all shares of Common Stock issued by the Company to Hicks Muse from and after the Closing Date, other than shares of Common Stock issued or issuable to Hicks Muse: (i) upon the exercise, conversion or exchange of any Options or Convertible Securities granted to Hicks Muse; or (ii) in a transaction described in Section 5.01(a) or 5.01(b).

      (b) "Affiliate" means, with respect to any person, any other person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person at any time during the period for which the determination of affiliation is being made. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

      (c) "Consolidated ATCF" means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (i) total income tax expense, (ii) interests expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans) (both as defined in the Credit Agreement), (iii) depreciation and amortization expense, (iv) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (v) any extraordinary expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, and any losses on sales of assets other than inventory sold in the ordinary course of business), (vi) any costs or charges which would otherwise reduce Consolidated ATCF as a result of an increase in value to the preacquisition historical amounts of accounts receivables, inventories, or any other current assets (the "write-up"), to the extent the write-up is required by GAAP, and (vii) any other non-cash charges (excluding any charge which requires the accrual of, or a reserve for, anticipated cash charges for any future period), and minus, without duplication and to the extent included in the statement of such Consolidated Net Income for such period, the sum of (A) interest income, (B) any extraordinary income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, and any gains on sales of assets other than inventory sold in the ordinary course of business),
(C) any other non-cash income (excluding items which represent the reversal of a charge referred to in the parenthetical to preceding clause (vi)), (D) cash interest paid during such period and (E) income taxes paid during such period, all as determined on a consolidated basis.

      (d) "Consolidated Net Income" means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that in determining Consolidated Net Income of the Company and its Subsidiaries (i) except for determinations expressly required to be made on a Pro Forma Basis (as defined in the Credit Agreement), the net income (or loss) of any Person acquired prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Subsidiary shall be excluded from such determination and (ii) the net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary shall be excluded from such determination.

      (e) "Credit Agreement" means that certain Credit Agreement dated as of May 22, 2001, by and among the Company, Pinnacle Foods Corporation, various lenders and Bankers Trust Company, as administrative agent, as the same may be amended, supplemented or otherwise modified from time to time, and any renewal, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original agent and lenders or another agent or agents or other lenders and whether provided under the original Credit Agreement or any other credit agreement).

      (f) "Extraordinary Transaction" means the first to occur of (i) the approval by the Company's stockholders of the liquidation, dissolution or winding up of the Company or (ii) the consummation of the consolidation or merger of the Company with or into another corporation or other entity in which the holders of Common Stock become entitled to receive, in respect of their shares of Common Stock, cash and/or securities of a class or series listed or traded on a national securities exchange or the Nasdaq National Market System and which securities (at the time of the consummation of the consolidation or merger) are freely saleable in unlimited quantities to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended.

      (g) "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board and the rules and regulations of the Securities and Exchange Commission, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances of the Company as of the date of determination.

      (h) "Person" or "person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity.

      (i) "Subsidiary" means, as to the Company, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by the Company.

      (j) "Trailing 12 Months Consolidated ATCF Per Share" means, as of the distribution date for a cash distribution paid by the Company, a per share amount for each share of Common Stock outstanding (exclusive of any treasury shares) on the record date for such distribution that is equal to the quotient obtained by dividing (i) Consolidated ATCF for the 12-month period ending on the last day of the last fiscal quarter completed prior to the distribution date for the applicable cash distribution by (ii) the number of shares of Common Stock outstanding (exclusive of any treasury shares) on the record date for the applicable cash distribution.

      Section 7.11 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company, the Warrant Agent or the registered holders from time to time of the Warrant Certificates shall bind and inure to the benefit of their respective successors and permitted assigns hereunder, whether by merger or otherwise. Upon becoming a successor to the Company, such successor shall be deemed to be the Company for purposes of this Agreement.

   IN WITNESS WHEREOF, this Agreement has been duly executed by the Company and the Warrant Agent as of the day and year first above written.

                                    PINNACLE FOODS HOLDING ________CORPORATION

                                    By:
                                       ----------------------------------------

                                    Name:

                                    Title:


                                    THE BANK OF NEW YORK

                                    By:
                                       ----------------------------------------
                                    Name:

                                    Title:


                                                                       EXHIBIT A

                           FORM OF WARRANT CERTIFICATE
                                     [FACE]

      THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE WARRANT AGREEMENT DATED AS OF ____________________, 2001. THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE TRANSFERRED, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, BY ASSIGNMENT, SALE, GIFT, CONVEYANCE, PLEDGE, HYPOTHECATION OR OTHERWISE, IF PINNACLE FOODS HOLDING CORPORATION (THE "COMPANY") DETERMINES IN ITS SOLE DISCRETION THAT SUCH TRANSFER WOULD CAUSE OR REQUIRE THE COMPANY TO EITHER REGISTER AS OR OTHERWISE BECOME A REPORTING COMPANY UNDER ANY ASPECT OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. A COPY OF THE WARRANT AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

                                                      Warrant Certificate No. __



                               WARRANT CERTIFICATE

                         PINNACLE FOODS HOLDING CORPORATION

      This Warrant Certificate certifies that [ ], or registered assigns, is the registered holder of [ ] Warrants (the "Warrants") to purchase shares of Common Stock, $0.01 par value per share (the "Common Stock"), of Pinnacle Foods Holding Corporation, a Delaware corporation (the "Company"). Each Warrant entitles the holder to purchase from the Company at any time on or after the earlier to occur of (i) _____________, 2002 or (ii) the occurrence of an Extraordinary Transaction (as defined in the Warrant Agreement), and on or before 5:00 p.m., New York City time, on ____________, 2011 (the "Expiration Date"), one fully paid and non-assessable share of Common Stock (as such number may be adjusted from time to time, a "Share", which may also include any other securities or property purchasable upon exercise of a Warrant, such adjustment and inclusion each as provided in the Warrant Agreement) at the initial exercise price of $3.00 per Share (the "Exercise Price") upon surrender of this Warrant Certificate and payment of the Exercise Price at any office or agency maintained for that purpose by the Company (the "Warrant Agent Office"), subject to the conditions set forth herein and in the Warrant Agreement.

      The Exercise Price shall be payable either (i) in cash or by certified or official bank check in the lawful currency of the United States of America which as of the time of payment is legal tender for payment of public or private debts or (ii) by "cashless" or "net-issue" exercise pursuant to Section 2.02(g) of the Warrant Agreement. The Company has initially designated the corporate trust offices of The Bank of New York in the Borough of Manhattan, New York City, New York, as the initial Warrant Agent Office. The Exercise Price and number of Shares issuable upon exercise of the Warrants ("Exercise Rate") are subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

      Any Warrants not exercised on or prior to 5:00 p.m., New York City time, on ____________, 2011 shall thereafter be void.

      Reference is hereby made to the further provisions on the reverse hereof, which provisions shall for all purposes have the same effect as though fully set forth at this place. Capitalized terms used in this Warrant Certificate but not defined herein shall have the meanings ascribed thereto in the Warrant Agreement.

      This Warrant Certificate shall not be valid unless authenticated by the Warrant Agent, as such term is used in the Warrant Agreement. Initially, The Bank of New York shall act as the Warrant Agent.

      THE WARRANTS REPRESENTED BY THIS WARRANT CERTIFICATE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

      WITNESS the signature of its duly authorized officer.

                                    PINNACLE FOODS HOLDING ________CORPORATION

                                    By:_______________________________________


   Certificate of Authentication: This is one of the Warrants referred to in the within-mentioned Warrant Agreement:

   THE BANK OF NEW YORK,
   as Warrant Agent

   By:
       -------------------------------------
             Authorized Signatory

   Dated:             , 20
         ------------     -----

                          [FORM OF WARRANT CERTIFICATE]
                                    [REVERSE]

                 PINNACLE FOODS HOLDING CORPORATION

      The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants, each of which represents the right to purchase at any time on or after the earlier to occur of (i) _____________, 2002 or (ii) the occurrence of an Extraordinary Transaction (as defined in the Warrant Agreement), and on or before 5:00 p.m., New York City time, on ____________, 2011, one Share, subject to adjustment as set forth in the Warrant Agreement. The Warrants are issued pursuant to a Warrant Agreement dated as of ____________, 2001 (the "Warrant Agreement"), duly executed and delivered by the Company for the benefit of the holders from time to time of the Warrant Certificates, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words "holders" or holder" meaning the registered holders or registered holder) of the Warrant Certificates. Warrants may be exercised by (i) surrendering at any Warrant Agent Office this Warrant Certificate with the form of Election to Exercise set forth hereon duly completed and executed and (ii) paying in full the Exercise Price in accordance with Section 2.02(c) of the Warrant Agreement for each such Warrant exercised and any other amounts required to be paid pursuant to the Warrant Agreement.

      If all of the items referred to in the last sentence of the preceding paragraph are received by the Warrant Agent at or prior to 2:00 p.m., New York City time, on a Business Day, the exercise of the Warrant to which such items relate will be effective on such Business Day. If any items referred to in the last sentence of the preceding paragraph are received after 2:00 p.m., New York City time, on a Business Day, the exercise of the Warrants to which such item relates will be deemed to be effective on the next succeeding Business Day. Notwithstanding the foregoing, in the case of an exercise of Warrants on the Expiration Date, if all of the items referred to in the last sentence of the preceding paragraph are received by the Warrant Agent at or prior to 5:00 p.m., New York City time, on such Expiration Date, the exercise of the Warrants to which such items relate will be effective on the Expiration Date.

      Subject to the terms of the Warrant Agreement, as soon as practicable after the exercise of any Warrant or Warrants, the Company shall issue or cause to be issued to or upon the written order of the registered holder of this Warrant Certificate, a certificate or certificates evidencing the Share or Shares to which such holder is entitled, in fully registered form, registered in such name or names as may be directed by such holder pursuant to the Election to Exercise, as set forth on the reverse of this Warrant Certificate and bearing any legend required to be placed thereon by the terms of the Warrant Agreement. Such certificate or certificates evidencing the Share or Shares shall be deemed to have been issued and, subject to the terms of the Warrant Agreement, any persons who are designated to be named therein shall be deemed to have become the holder of record of such Share or Shares as of the close of business on the date upon which the exercise of this Warrant was deemed to be effective as provided in the preceding paragraph.

      The Company will not be required to issue fractional shares of Common Stock upon exercise of the Warrants or distribute Share certificates that evidence fractional shares of Common Stock. In lieu of fractional shares of Common Stock, there shall be paid to the registered holder of this Warrant Certificate at the time such Warrant Certificate is exercised an amount in cash equal to the same fraction of the fair market value per share of Common Stock as determined in accordance with the Warrant Agreement.

      Warrant Certificates, when presented at any Warrant Agent Office by the holder thereof with a written request for exchange in accordance with the Warrant Agreement, may be exchanged for a new Warrant Certificate or new

Warrant Certificates evidencing in the aggregate a like number of Warrants, in the manner and subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge that is imposed in connection therewith.

      Upon due presentment for registration of transfer of this Warrant Certificate at any Warrant Agent Office with a written request for transfer in accordance with the terms of the Warrant Agreement, a new Warrant Certificate or Warrant Certificates evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge that is imposed in connection therewith.

      The Company and the Warrant Agent may deem and treat the registered holder hereof as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone) for the purpose of any exercise hereof and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

      The Warrant Agreement provides that upon the occurrence of certain events the number of Warrants set forth on the face hereof and the Exercise Price may, subject to certain conditions, be adjusted.

      The term "Business Day" shall mean any day on which both (i) banks in the City of New York and (ii) the principal national securities exchange or market, if any, on which the Common Stock is listed or admitted to trading, are open for business.

                                ELECTION TO EXERCISE

(To be executed upon exercise of Warrants on the Exercise Date)


      The undersigned hereby irrevocably elects to exercise _______________ of the Warrants represented by this Warrant Certificate and purchase the whole number of Shares issuable upon the exercise of such Warrants and, unless this exercise is pursuant to Section 2.02(g) of the Warrant Agreement, herewith tenders payment for such Shares in the amount of $_____in cash or by certified or official bank check, in accordance with the terms hereof. The undersigned requests that a certificate representing such Shares be registered in the name of _________________, whose address is _____________, and that such certificate be delivered to ____________, whose address is ____________________. Any cash payments to be paid in lieu of a fractional Share should be made to __________, whose address is _____________________, and the check representing payment thereof should be delivered to _______________, whose address is _______________________. If said number of Shares is less than all of the Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the right to purchase the remaining balance of such Shares be registered in the name of __________________, whose address is _____________________________, and that such Warrant Certificate be delivered to
__________________, whose address is ______________________________________.

   IF EXERCISE MADE PURSUANT TO SECTION 2.02(g) OF THE WARRANT AGREEMENT, CHECK THIS BOX [ ].


Dated:                             Name of holder of Warrant Certificate:
       ----------------
                                    ------------------------------------------
                                    (Please Print)

                                    Tax Identification or Social Security

                                     Number:
                                            ----------------------------------

                                    Signature:
                                              --------------------------------


   Note: The above signature must correspond with the name as written upon the face of this Warrant Certificate in every particular, without alteration or enlargement or any change whatever.

                               SIGNATURE GUARANTEE

   The undersigned hereby guarantees the signature which appears on this Election to Exercise.

                                    Name of Firm: ---------------------------

                                    Address:

                                    Telephone Number: -----------------------

                                    Authorized Signature: -------------------


                                    Name: ----------------------------------

                                    Title:
                                    Dated:

Note: Signatures must be guaranteed by an "eligible guarantor institution" meeting the requirements of the Warrant Agent, which requirements include membership or participation in the Security Transfer Agent Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Warrant Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.